UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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NRG Energy, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 14, 2010

Dear Stockholder:

We are pleased to invite you to attend NRG Energy, Inc.’s Annual Meeting of Stockholders, which will be held at 10:00 a.m., Eastern Time, on Wednesday, July 28, 2010, at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware. Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement. A report on Company operations and a discussion of our plans will be made at the meeting and there will be time for your questions and comments.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. Information about voting methods is set forth in the accompanying Notice of Annual Meeting and Proxy Statement.

On behalf of everyone at NRG, we thank you for your ongoing interest and investment in NRG Energy, Inc. We are committed to acting in your best interests. If you have any questions with respect to voting, please call our proxy solicitor, The Altman Group, at (800) 820-2415 (toll free).

Sincerely,

Howard E. Cosgrove	David Crane
Chairman of the Board	President and Chief Executive Officer

THIS PROXY STATEMENT AND PROXY CARD ARE
BEING DISTRIBUTED ON OR ABOUT JUNE 14, 2010.

2010 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

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NRG Energy, Inc.
211 Carnegie Center, Princeton, New Jersey 08540

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m., Eastern Time, on Wednesday, July 28, 2010

PLACE	Hotel du Pont 11th and Market Streets Wilmington, Delaware

ITEMS OF BUSINESS	(1) To elect five Class I directors.

(2) To approve the NRG Energy, Inc. Amended and Restated Long-Term Incentive Plan.

(3) To ratify the appointment of KPMG LLP as NRG’s independent registered public accounting firm.

(4) To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement.

RECORD DATE	You are entitled to vote if you were a stockholder of record at the close of business on June 4, 2010.

ANNUAL REPORT	Our 2009 Annual Report, which is not part of the proxy soliciting materials, is enclosed.

PROXY VOTING	Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. For specific instructions, please refer to the information on pages 2-3 of this Proxy Statement, the Notice of Internet Availability of Proxy Materials or the voting instructions on the proxy card.

By Order of the Board of Directors

Tanuja M. Dehne
Corporate Secretary

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PROXY STATEMENT

The Board of Directors (the “Board”) of NRG Energy, Inc. (“NRG” or the “Company”) is soliciting proxies for the Annual Meeting of Stockholders (the “Annual Meeting”). You are receiving a Proxy Statement because you own shares of NRG’s Common Stock, par value $.01 per share (the “Common Stock” or “Common Shares”) that entitle you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. The Proxy Statement describes the matters we would like you to vote on and provides information on those matters.

Purpose of the Annual Meeting

The purpose of the Annual Meeting is to: (i) elect directors, (ii) approve the NRG Energy, Inc. Amended and Restated Long-Term Incentive Plan, (iii) ratify the appointment of KPMG LLP as NRG’s independent registered public accounting firm, and (iv) conduct such other business as may properly come before the Annual Meeting. Other than the proposals described in this Proxy Statement, the Board is not aware of any other matters to be presented for a vote at the Annual Meeting. If you grant a proxy, either of the persons named as proxy holders — David Crane and Tanuja M. Dehne — will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Annual Meeting Admission

Stockholders of NRG may attend the Annual Meeting. However, only stockholders who owned Common Stock at the close of business on June 4, 2010, the record date, or their duly appointed proxies, are entitled to vote at the meeting. Proof of ownership of NRG stock, along with personal identification (such as a driver’s license or passport), must be presented in order to be admitted to the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting in person, you must bring a brokerage statement, the proxy card mailed to you by your bank or broker or other proof of ownership (or the equivalent proof of ownership as of the close of business on the record date of the stockholder who granted you the proxy) with you to the Annual Meeting. Registration will begin at 9:00 a.m., Eastern Time. Please allow ample time for check-in.

No cameras, recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the Annual Meeting.

Quorum

A quorum is the minimum number of shares required to hold a meeting. Under NRG’s Bylaws, to have a quorum, a majority of the outstanding shares of stock entitled to vote at a meeting must be represented in person or by proxy at the meeting. Both abstentions and broker nonvotes, if any, are counted as present for determining the presence of a quorum. Generally, broker nonvotes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (a) the broker has not received voting instructions from the beneficial owner, and (b) the broker lacks discretionary voting power to vote such shares. Brokers who do not receive instructions are entitled to vote on the ratification of the appointment of the independent auditors (Proposal 3), but not the election of directors or the approval of the Amended and Restated Long-Term Incentive Plan.

Stockholders Entitled to Vote

Only stockholders of record at the close of business on June 4, 2010, are entitled to vote at the Annual Meeting. As of the record date, 254,308,616 shares of Common Stock were issued and outstanding. Each holder of NRG Common Stock is entitled to one vote per share.

Many NRG stockholders hold their shares through a stockbroker, bank, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

•	Stockholder of Record — If your shares are registered directly in your name with NRG’s transfer agent, Bank of New York Mellon, you are considered the stockholder of record of those shares. As the stockholder of record, you have the right to vote by mail as described in “Voting Methods” below.

•	Beneficial Owner — If your shares are held in a stock brokerage account, or by a bank, trustee, or other nominee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting. Your broker, trustee, or nominee is obligated to provide you with a voting instruction card for you to use. Please note that starting this year, the rules that determine how you broker can vote your shares have changed. Please see “Required Vote” below.

Required Vote

Election of Directors — The nominees for election as directors at the Annual Meeting will be elected by a majority of the votes cast at the Annual Meeting at which a quorum is present. A majority of the votes cast means that the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director. Abstentions will not be considered votes properly cast and therefore will not have any effect on the election of directors. If you are a beneficial owner of shares held in street name, the rules that determine how your broker can vote your shares have changed. Brokers are not entitled to vote on the election of directors in the absence of your specific instructions as to how to vote. You must provide your broker with voting instructions so that your vote will be counted. Broker non-votes will have no effect on the outcome of the vote on this proposal.

In a contested election, each nominee for election as director at the Annual Meeting will be elected by the vote of a plurality of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the election of directors. This means that the director nominees who receive the most votes will be elected to fill the available seats on your Board. Votes withheld from a director nominee will have no effect on the election of the director from whom votes are withheld. Broker non-votes will have no effect on the outcome of the vote on this proposal.

Approval of the Amended and Restated Long-Term Incentive Plan — Under applicable law, this proposal requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal.

Approval of the Ratification of the Appointment of the Independent Auditors — Under applicable law, this proposal requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as a vote against this proposal. Broker non-votes, if any, will have no effect on the outcome of the vote on this proposal.

Voting Methods

In addition to delivering printed versions of this Proxy Statement and proxy card to certain stockholders by mail, the Proxy Statement and proxy card are available on the Internet. Pursuant to the Securities and Exchange Commission (“SEC”) rules, NRG has furnished the Company’s proxy materials over the Internet to the Company’s stockholders and delivered a Notice of Internet Availability of Proxy Materials (“Notice”) in the mail to certain beneficial stockholders. You have the ability to access the proxy materials, including the Company’s Proxy Statement and annual report, at the website provided on the Notice or to request a printed or email set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to receive a printed set may be found in the Notice. Stockholders who receive a printed set of proxy materials will not receive the Notice, but may still access the Company’s proxy materials over the Internet at http://www.shareholdermaterial.com/nrgenergy.

If you hold shares directly as the stockholder of record, you may vote by granting a proxy or, if you hold shares beneficially in street name, by submitting voting instructions to your broker, trustee, or nominee. Beneficial owners will be able to do this over the Internet, by telephone or, if you have received or requested a paper copy of the proxy materials, by mail. Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker, trustee, or nominee.

* Vote By Internet: If you have Internet access and hold shares beneficially in street name, you may submit your proxy from any location in the world 24 hours a day, 7 days a week, up until 11:59 P.M. Eastern Time on July 27, 2010 by visiting the website provided on the Notice or voting instruction card. Have your Notice or voting instruction card in hand when you access the website. If you vote by using the Internet, you do not need to return your proxy card or voting instruction card.

* Vote By Telephone: If you live in the United States and hold shares beneficially in street name, you may use any touch-tone telephone to vote your proxy toll-free 24 hours a day, 7 days a week up until 11:59 P.M. Eastern Time on July 27, 2010. The telephone number is printed on your Notice or voting instruction card, which you should have in hand when you call. If you vote by telephone, you do not need to return your proxy card or voting instruction card.

* Vote By Mail: If you received or requested a paper copy of the materials, you may submit your proxy by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker, trustee, or nominee, and mailing it in the enclosed, postage-paid, addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign, but do not provide instructions, your shares will be voted as the Board recommends. Mark, sign, and date your proxy card and return it in the postage-paid envelope provided as soon as possible so that it is received by July 28, 2010, the Annual Meeting date.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

Changing Your Vote

You may change your proxy instructions or revoke your proxy at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may accomplish this by: (i) delivering a written notice of revocation bearing a later date than the proxy being revoked, (ii) duly executing and delivering a later dated written proxy relating to the same shares, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). For shares held beneficially by you, you may change your vote by submitting new voting instructions to your broker, trustee, or nominee.

Counting the Vote

For all proposals, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” For the election of directors, abstentions will not be considered votes properly cast and therefore will not have any effect on the election of directors. For each of the other proposals, abstentions have the same effect as a vote “AGAINST.” If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the inspectors of election.

List of Stockholders

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for 10 days prior to the meeting for any purpose germane to the meeting, between the hours of 8:45 a.m. and 4:30 p.m. (Eastern Time), at our principal executive offices at 211 Carnegie Center, Princeton, New Jersey 08540, by contacting the Corporate Secretary.

Cost of Proxy Solicitation

NRG will pay for the cost of preparing, assembling, printing, mailing and distributing these proxy materials. You will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. In addition to mailing these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by the Company’s directors, officers and employees, who do not receive any additional compensation for these solicitation activities. The Company has retained The Altman Group to assist it in soliciting your proxy for an estimated fee of $15,500, plus reasonable out-of-pocket expenses. The Altman Group expects that approximately 25 of its employees will assist in the solicitation. The Company will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and other solicitation materials to beneficial owners of stock.

Transfer Agent

The Company’s transfer agent is The Bank of New York Mellon. All communications concerning stockholder inquiries can be handled by contacting NRG Energy c/o BNY Mellon Shareowner Services, P.O. Box 358015 Pittsburgh, PA 15252-8015 1-877-296-3711. Outside the U.S. and Canada 1-201-680-6578 and Hearing Impaired-TTY Phone 1-888-231-5469. The e-mail address is: shrrelations@melloninvestor.com and the website is: www.bnymellon.com/shareowner/isd. Send certificates for transfer and address changes to: BNY Mellon Shareowner Services, 480 Washington Boulevard, Jersey City, New Jersey 07310-1900.

Householding

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, multiple stockholders who share the same last name and address and do not participate in electronic delivery will receive only one copy of the annual proxy materials or Notice. If the household received a printed set of proxy materials by mail, each stockholder will receive his or her own proxy card by mail. We have undertaken householding to reduce our printing costs and postage fees. Stockholders may elect to receive individual copies of the proxy materials or Notice at the same address by contacting Broadridge Financial Solutions, Inc. by telephone at (800) 579-1639 or by e-mail at sendmaterial@proxyvote.com.

Stockholders may also request additional copies of the proxy materials or Notice by contacting Broadridge Financial Solutions, Inc. by telephone at (800) 579-1639 or by e-mail at sendmaterial@proxyvote.com.

Whom should you call if you have questions about the Annual Meeting?

If you have any questions or need any assistance in voting your shares, please contact our proxy solicitor:

The Altman Group
1200 Wall Street West
Lyndhurst, NJ 07071
Tel: 201-806-7300
Fax: 201-460-0050

Toll Free: (800) 820-2415
Email: nrg@altmangroup.com

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Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be held on Wednesday, July 28, 2010

Each of the Notice of Annual Meeting, this Proxy Statement and the Annual Report of the Company for the fiscal year ended December 31, 2009 is available at http://www.shareholdermaterial.com/nrgenergy.

GOVERNANCE OF THE COMPANY

Corporate Governance Guidelines and Charters

The Board has adopted Corporate Governance Guidelines (the “Guidelines”) that, along with the Amended and Restated Certificate of Incorporation, the Bylaws and the charters of the Board Committees, provide the framework for the governance of the Company. The Board’s Governance and Nominating Committee is responsible for periodically reviewing the Guidelines and recommending any proposed changes to the Board for approval. The Guidelines are available on the Company’s website at http://www.nrgenergy.com/investor/corpgov.htm, along with the charters of all the Committees of the Board and the Code of Conduct. The Guidelines, the charters of all of the Company’s Board committees and the Code of Conduct are available in print to any stockholder who requests them.

Director Independence

The Board is made up of a majority of independent directors. An “independent” director is a director who meets the criteria for independence as required by the applicable law and the New York Stock Exchange (“NYSE”) listing standards and is affirmatively determined to be “independent” by the Board. The Board has determined that each of the current directors is independent under the listing standards of the NYSE, with the exception of David Crane, President and Chief Executive Officer, Gerald Luterman, during his service as Interim Chief Financial Officer, which ended on May 10, 2010, and Paul Hobby, whose sister-in-law is a current partner at KPMG LLP, the Company’s independent registered public accounting firm. Thomas Weidemeyer serves as a director of Waste Management, Inc., a service provider to the Company in the ordinary course of business, and a Reliant Energy electricity customer. Kirbyjon Caldwell serves as director of Continental Airlines, which is also a Reliant Energy electricity customer. Kathleen McGinty serves as director of Weston Solutions, Inc., which provided approximately $80,000 of services for toxicity and water testing in the Company’s West Region. The Board has evaluated the business relationships between the Company and each of these companies and has concluded that each business relationship is immaterial and does not interfere with Mr. Weidemeyer’s, Mr. Caldwell’s, or Ms. McGinty’s exercise of independent judgment on the Board. Each of the Audit, Compensation, and Governance and Nominating Committees is made up solely of independent directors. In accordance with the Company’s Guidelines (available on the Company’s website) and NYSE listing standards, all members of the Audit Committee meet additional independence standards applicable to audit committee members.

Board Structure

The Board is set at 14 directors. The Board is divided into three classes serving staggered three-year terms. Classes I and II each has five members while Class III has four members.

During 2009, the Board held five regularly scheduled meetings and nine special meetings. During 2009, no director attended less than 75% of the total of the Board meetings and the meetings of the committees upon which he or she served. In calendar year 2010, the Board has held two meetings through June 4, 2010.

The Company’s Guidelines provide that nonmanagement directors meet in executive session regularly following Board meetings. The Company’s nonexecutive Chairman, Howard Cosgrove, presides at these sessions. Also, pursuant to the Company’s Bylaws, Mr. Cosgrove has been designated as an “alternate member” of all Committees to replace any absent or disqualified members of a Committee.

Directors are encouraged to attend the Annual Meetings of Stockholders. All of the directors, except for Mr. Hobby, attended the 2009 Annual Meeting of Stockholders.

Governance Practices

The Board takes a proactive approach in applying leading governance practices, which is evidenced by the Board’s recommendation, and our stockholders’ subsequent approval, of the majority voting standard for the election of directors at last year’s annual meeting. Furthermore, as described in the Guidelines, the Board follows a series of governance practices that they believe foster effective Board oversight and accountability to the Company’s stockholders. These practices include:

•	Executive and director stock ownership guidelines to align interests with our stockholders;

•	Ongoing succession planning for the Chief Executive Officer and other senior management;

•	Annual performance evaluations of the Board and each of its standing Committees, as well as periodic peer review for individual directors;

•	Robust director orientation and continuing education program, including Company site visits and information sessions with Company management at relevant sites, such as plants, commercial operations trading floors and Reliant call centers; and

•	Access to and engagement of outside advisors and consultants to assist in their performance of their duties, as appropriate.

Board Leadership

Since the Company’s emergence from bankruptcy in December 2003, the Company’s governance structure has been led by a separate Chief Executive Officer and Chairman of the Board (“Chairman”). Irrespective of the Company’s current practice, the Board believes that effective board leadership structure can be highly dependent on the experience, skills and personal interaction between persons in leadership roles. As stated in the Company’s Guidelines, the Board believes that it is in the best interest of the Company for the Board to make a determination regarding whether or not to separate the roles of Chairman and Chief Executive Officer based upon the present circumstances.

Currently, the Chief Executive Officer, Mr. Crane, and the Chairman, Mr. Cosgrove, work closely together in complementary roles. Mr. Crane focuses on the day-to-day developments of the Company and establishes the Company’s various growth initiatives and strategic plan. Mr. Cosgrove leads the Board’s responsibilities of review, approval and monitoring of fundamental financial and business strategies and major corporate actions, assessment of major risks facing the Company and management, oversight of succession planning, most notably at the Chief Executive Officer level and presides over the Board and its Committees as they perform their broad and varied oversight functions. The Board believes that these complementary roles provide the appropriate governance structure for the Company at this time.

Risk Oversight

While the Company’s management is responsible for the day-to-day management of the risks that the Company faces, the Board, as a whole and through its Committees, has responsibility for overall risk oversight of the Company. A fundamental aspect of risk oversight includes not only understanding the material risks to the business and what steps management is taking or should be taking to manage those risks, but also understanding and determining the appropriate risk appetite for the Company. The Board’s role in reviewing and approving matters such as the Company’s annual business plan, budget and long-term plan, strategic initiatives, individual development projects, acquisitions and divestitures, and capital allocation plan, represents the primary means by which the Board defines for management what constitutes an appropriate level of risk for the Company.

The Board performs its risk oversight function in several ways. The Board monitors, reviews and reacts to strategic and corporate risks through reports by management, including the Enterprise Risk Management team, and through Committees of the Board. The Board does not have a separate risk committee, but instead believes that the entire Board is responsible for overseeing the Company’s risk management with the assistance of management and the Board Committees. The Chairs of each of the Board’s Committees regularly report to the Board on all matters reviewed by their respective Committees, thereby providing the full Board with the opportunity to identify and discuss any risk related issues or request additional information from management or the Committees that may assist the Board in its risk oversight role. To this end, risk-related issues presented to the Finance, Nuclear Oversight and Governance and Nominating Committees are routinely presented to the full Board to ensure proper oversight and, with respect to the Finance Committee in particular, matters are previewed by the full Board prior to delegation to the Finance Committee.

With the full Board providing the top level of risk oversight, the Audit, Commercial Operations Oversight, and Compensation Committees have a more specific risk oversight role for matters that fall under their purview. The Audit Committee focuses on financial risks, including reviewing the effectiveness of our internal controls, conducting a detailed review of the financial portions of the Company’s SEC reports, approving the independent auditor and the annual audit plan, and receiving periodic reports from the Company’s independent auditor and the Company’s internal auditor. The Commercial Operations Oversight Committee (the “COOC”) provides risk oversight with respect to the Company’s trading of fuel, transportation, energy and related products and services, and its management of the risks associated with such activities. The Company’s Financial Risk Management Committee, a Committee comprised of senior management and key personnel in and around the commercial operations function, reports to the COOC and Audit Committee on a regular basis.

The Compensation Committee monitors the risks related to our compensation policies and practices, with input from management and the Compensation Committee’s independent outside compensation consultant, Frederic W. Cook & Co., Inc. In 2010, the Compensation Committee reviewed the Company’s compensation policies and practices to determine whether they subject the Company to unnecessary risk or could potentially motivate employees to take excessive risk. In 2010, to assist the Compensation Committee in its assessment, the Company’s Enterprise Risk Management team conducted a review of the compensation policies and practices and reported to the Compensation Committee their findings as follows:

•	the base salaries are a sufficient component of total compensation to discourage risk taking;

•	the earnings goals under the Company’s Annual Incentive Plan (“AIP”) are based upon its audited financial statements and the Company believes are attainable without the need to take inappropriate risks or make material changes to the Company’s business or strategy;

•	the fact that named executive officers who receive payment under the AIP may be required to reimburse the Company for all or a portion of the payment (commonly referred to as a clawback) if the Company is required to prepare an accounting restatement because it is in material noncompliance with any financial reporting requirements, discourages risk taking.

•	LTIP and performance share awards are typically based upon earnings per share and return on equity over three-year periods, which mitigates against the taking of short-term risks;

•	because incentive compensation has a large stock component to it, the value is best realized through long-term appreciation of stockholder value, especially when coupled with the stock ownership guidelines, which expose the Company’s named executive officers to the loss of the value of the retained equity if stock appreciation is jeopardized; and

•	the use of incentive compensation components that are paid or vests over an extended period also mitigates against unnecessary or excessive risk taking.

As a result of the review, management and the Compensation Committee have concluded that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Committee Membership

The Board presently has the following six standing Committees: Audit, Compensation, Governance and Nominating, Commercial Operations Oversight, Finance and Nuclear Oversight, which includes the Nuclear Oversight Subcommittee. The membership and the functions of each Committee are described below.

					Governance	Commercial
					and	Operations			Nuclear
Name of Director	Audit		Compensation		Nominating	Oversight	Finance		Oversight

Howard E. Cosgrove(1)									X	(2)
Kirbyjon H. Caldwell			X		X				X
John F. Chlebowski			X						X
Lawrence S. Coben					X (2)				X
David Crane									X
Stephen L. Cropper					X	X			X
William E. Hantke	X	(2)							X
Paul W. Hobby						X (2)			X
Gerald Luterman	X						X		X
Kathleen A. McGinty						X			X
Anne C. Schaumburg	X						X	(2)	X
Herbert H. Tate									X	(3)
Thomas H. Weidemeyer			X	(2)					X
Walter R. Young	X						X		X

X = Committee Member

(1) Chairman of the Board

(2) Committee Chair

(3) Chair of the Nuclear Oversight Subcommittee

Audit Committee

The Audit Committee represents and provides assistance to the Board with respect to matters involving the accounting, auditing, financial reporting, internal controls, and legal compliance functions of the Company and its subsidiaries, including assisting the Board in its oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the qualifications, independence, and performance of the Company’s independent auditors, the performance of the Company’s internal audit function, and effectiveness of the Company’s financial risk management. Among other things, the Audit Committee:

•	Appoints, retains, oversees, evaluates, and compensates the independent auditors;

•	Reviews the annual audited and quarterly consolidated financial statements;

•	Reviews major issues regarding accounting principles and financial statement presentations;

•	Reviews earnings press releases and earnings guidance provided to analysts and rating agencies;

•	Reviews with the independent auditors the scope of the annual audit, and approves all audit and permitted nonaudit services provided by the independent auditors;

•	Considers the adequacy and effectiveness of the Company’s internal control and reporting system;

•	Discusses policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the effectiveness of the Company’s system for monitoring compliance with laws and regulations, and reviews the Company’s tax policies and findings of regulatory agencies and independent auditors;

•	Reports regularly to the Board regarding its activities and prepares and publishes required annual committee reports;

•	Establishes procedures for the receipt, retention, and treatment of complaints and concerns regarding accounting, internal accounting controls, or auditing matters; and

•	Annually evaluates the performance of the Audit Committee and the adequacy of its charter.

The Board has determined that all Audit Committee members are independent under the NYSE definition of independence for directors and audit committee members, and that all members of the Audit Committee are financially literate. In addition, the Board has determined that each of Walter Young, William Hantke and Gerald Luterman qualify as “audit committee financial experts” within the meaning of SEC regulations. In calendar year 2009, the Audit Committee held nine meetings. In calendar year 2010, the Audit Committee has held two meetings through June 4, 2010.

Compensation Committee

The Compensation Committee oversees the Company’s overall compensation structure, policies, and programs. Among other things, the Compensation Committee:

•	Reviews and recommends to the Board annual and long-term goals and objectives relevant to the compensation of the President and the Chief Executive Officer, evaluates the performance of the President and Chief Executive Officer in light of those goals and objectives, and either as a committee with the Chairman of the Board or together with the other independent directors, determines and approves the President and the Chief Executive Officer’s compensation;

•	Reports to the Board on the review of annual and long-term goals and objectives relevant to the compensation of the Chief Financial Officer, the Executive Vice Presidents and any other officer designated by the Board, the evaluation of those officers’ performance in light of those goals and objectives, the determination and approval of compensation levels based on such evaluations and the review and approval of employment arrangements, severance arrangements and benefits plans;

•	Reviews and recommends to the Board the compensation, incentive compensation and equity-based plans that are subject to Board approval;

•	Reviews and approves stock option and other stock incentive awards for executive officers other than the President and Chief Executive Officer;

•	Makes recommendations regarding, and monitors compliance by officers and directors with, the Company’s stock ownership guidelines;

•	Reviews the compensation of directors for service on the Board and its committees;

•	Reviews and approves employment agreements and severance arrangements, benefits plans not otherwise subject to Board approval, and corporate goals and objectives for officers other than the President and Chief Executive Officer;

•	Reviews and discusses with management the Compensation Discussion and Analysis (the “CD&A”) to be included in the Company’s proxy statement or annual report on Form 10-K and based on such review and discussions recommends to the Board that the CD&A be included in the Company’s proxy statement or annual report on Form 10-K, as applicable;

•	Reviews and oversees the Company’s overall compensation strategy, structure, policies and programs, risk profile and assesses the compensation structure’s establishment of appropriate incentives for management and employees; and

•	Annually evaluates the performance of the Compensation Committee and the adequacy of its charter.

The Compensation Committee may delegate to one or more subcommittees such power and authority as the Compensation Committee deems appropriate. No subcommittee shall consist of fewer than two members, and the Compensation Committee shall not delegate to a subcommittee any power or authority that is required by any law, regulation or listing standard to be exercised by the Compensation Committee as a whole.

Frederic W. Cook & Co., Inc. serves as the independent consultant to the Committee to assist with executive compensation decisions.

The Board has determined that all Compensation Committee members are independent under the listing standards of the NYSE, and that they are “nonemployee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code (the “Code”). In calendar year 2009, the Compensation Committee held six meetings. In calendar year 2010, the Compensation Committee has held two meetings through June 4, 2010.

Governance and Nominating Committee

The Governance and Nominating Committee recommends director candidates to the Board for election at the Annual Meeting of Stockholders, and periodically reviews the Company’s Guidelines and recommends changes to the Board. Among other things, the Governance and Nominating Committee also:

•	Identifies and reviews the qualifications of potential nominees to the Board consistent with criteria approved by the Board, and assesses the contributions and independence of incumbent directors in determining whether to recommend them for re-election;

•	Establishes and reviews procedures for the consideration of Board candidates recommended by the Company’s stockholders;

•	Makes recommendations to the Board concerning the structure, composition, and functioning of the Board and its committees;

•	Reviews and assesses the channels through which the Board receives information, and the quality and timeliness of information received;

•	Reviews and recommends to the Board retirement and other tenure policies for directors;

•	Reviews and approves Company policies applicable to the Board, the directors and officers subject to Section 16 of the Exchange Act;

•	Reviews and reports to the Board regarding potential conflicts of interests of directors;

•	Recommends to the Board director candidates for the annual meeting of stockholders, and candidates to be elected by the Board as necessary to fill vacancies and newly created directorships;

•	Oversees the evaluation of the Board, its committees and management and annually reviews the Company’s senior management succession plans;

•	Monitors directorships in other public companies held by directors and senior officers of the Company; and

•	Annually evaluates the performance of the Governance and Nominating Committee and the appropriateness of its charter.

The Governance and Nominating Committee is responsible for identifying individuals that the Committee believes are qualified to become Board members in accordance with criteria set forth in the Company’s Guidelines. These criteria include an individual’s business experience and skills, independence, judgment, integrity, and ability to commit sufficient time and attention to the activities of the Board. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all Board members. While the Company does not have a formal diversity policy, the Guidelines, since their adoption in 2004, provide that the Committee will consider these criteria in the context of the perceived needs of the Board as a whole and seek to achieve a diversity of backgrounds and perspectives on the Board. The composition of the current Board reflects diversity in business and professional experience, skills, gender and race.

The Governance and Nominating Committee’s process for identifying and evaluating director nominees also includes consultation with all directors, solicitation of proposed nominees from all directors, the engagement of one or more professional search firms, if deemed appropriate, interviews with prospective nominees by the Committee (and other directors, if deemed appropriate) and recommendations regarding qualified candidates to the full Board.

The Governance and Nominating Committee will consider nominations by stockholders who recommend candidates for election to the Board. A stockholder seeking to recommend a prospective candidate for the Committee’s consideration may do so by writing to the Corporate Secretary, NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540. Recommendations submitted for consideration by the Committee in preparation for the 2011 Annual Meeting of Stockholders must be received no later than the close of business on February 17, 2011, which is the 120th day prior to the first anniversary of the date on which this Proxy Statement was first released to our stockholders in connection with the 2010 Annual Meeting. If we change the date of the 2011 Annual Meeting of Stockholders by more than 30 days from the anniversary of this year’s annual meeting, recommendations of director candidates must be received a reasonable time before we begin to print and mail the proxy materials for the 2011 Annual Meeting. Each notice of recommendation must contain the following information: (a) the name and address of the stockholder; (b) the name and address of the person to be nominated; (c) a representation that the stockholder is a holder of the Company’s stock entitled to vote at the meeting; (d) a statement in support of the stockholder’s recommendation, including a description of the candidate’s qualifications; (e) information regarding the candidate that would be required to be included in a proxy statement filed in accordance with the rules of the SEC; and (f) the candidate’s written, signed consent to serve if elected. The Governance and Nominating Committee will follow the process described above in considering nominees proposed by stockholders in accordance with the foregoing requirements.

Alternatively, as discussed under “Requirements for Submission of Stockholder Proposals for Next Year’s Annual Meeting,” stockholders intending to appear at the 2011 Annual Meeting of Stockholders in order to nominate a candidate for election by the stockholders at the meeting (in cases where the Board does not intend to nominate the candidate or where the Governance and Nominating Committee was not requested to consider his or her candidacy) must comply with the procedures in the Company’s Bylaws, a copy of which is available upon request to the Company’s Corporate Secretary.

The Board has determined that all Governance and Nominating Committee members are independent under the listing standards of the NYSE. In calendar year 2009, the Governance and Nominating Committee held eight meetings. In calendar year 2010, the Governance and Nominating Committee has held two meetings through June 4, 2010. The Board and each of the Audit Committee, Compensation Committee, Governance and Nominating Committee, Commercial Operations Oversight Committee, Finance Committee and Nuclear Oversight Subcommittee conduct annual self-evaluations to assess their effectiveness and review their charters. Individual directors are also evaluated by the Board. The Governance and Nominating Committee coordinates each of these annual evaluations.

Commercial Operations Oversight Committee

The Commercial Operations Oversight Committee assists the Board in fulfilling its responsibilities with respect to the oversight of trading, power marketing and risk management issues at the Company. The Commercial Operations Oversight Committee consists of at least three directors, a majority of which are independent as defined under the listing standards of the NYSE and as affirmatively determined by the Board. No member of the Commercial Operations Oversight Committee may be removed except by majority vote of the independent directors then in office.

The Commercial Operations Oversight Committee’s duties and responsibilities consist of the following:

•	Providing Board oversight of the trading and power marketing of the Company;

•	Reviewing, advising and consulting with management and the Audit Committee regarding the Company’s risk management policies, practices and procedures;

•	Approving as appropriate, the Company’s power marketing and trading transactions, limits, policies, practices and procedures, and counterparty credit limit and policies, and approving exceptions to policies, as necessary;

•	Annually evaluating the performance of the Committee and the appropriateness of the Committee’s charter; and

•	Performing such other responsibilities as may be delegated to it by the Board from time to time that are consistent with its purpose.

In calendar year 2009, the Commercial Operations Oversight Committee held five meetings. In calendar year 2010, the Commercial Operations Oversight Committee has held two meetings through June 4, 2010.

Finance Committee

The Finance Committee reviews and approves certain financial development transactions, and provides leadership and guidance to the Board and the Company on matters related to such transactions. The Finance Committee consists of at least three directors, a majority of which are independent as defined under the listing standards of the NYSE and as affirmatively determined by the Board. No member of the Finance Committee may be removed except by majority vote of the independent directors in office.

The Finance Committee’s duties and responsibilities consist of the following:

•	Review, report and make recommendations to the Board on management recommendations or proposals regarding the Company’s and its subsidiaries’ (i) capital structure, (ii) liquidity, (iii) need for credit or debt or equity financing, (iv) amounts, timing and sources of capital market transactions, and (v) financial hedging and derivative activities;

•	Review and approve, or authorize officers to approve, the pricing and other terms and conditions of transactions relating to debt or equity financings, financial hedging and derivatives activities, and other similar financial activities, in each case which have been reviewed and approved by the Board;

•	Review and approve, or authorize officers to approve, equity investments, sales of equity interests, joint venture arrangements, commercial and construction arrangements, financing transactions, provision of guarantees or other credit or liquidity support, and other arrangements related to the development, construction and operation of new power generation facilities and the repowering of or addition of new units to existing power generation, thermal or other energy producing facilities, in each case which have been discussed with or reviewed by the Board;

•	Review and approve, or authorize officers to approve, repurchases, early redemption or other similar actions with respect to the Company’s securities;

•	Review and approve, or authorize officers to approve, the pricing and other terms and conditions of financing transactions related to mergers, acquisitions, tender offers, and reorganizations which have been reviewed and approved by the Board;

•	Review and approve, or authorize officers to approve, the pricing and other terms and conditions of securities offerings which have been reviewed and approved by the Board;

•	Approve determinations of the fair market value of assets and investments of the Company for purposes of the Company’s note indentures, senior secured credit agreement or other similar financing documents where fair market value is required to be determined by the Board or by a committee of the Board;

•	Review with management, on a periodic basis, contributions to employee benefit retirement plans of the Company, investment performance, funding, asset allocation polices and other similar performance measures of the employee benefit retirement plans of the Company;

•	Review and approve other matters that may be delegated by the Board; and

•	Perform such other duties and responsibilities as are consistent with the purpose of the Committee and as the Board deems appropriate.

The Finance Committee held six meetings in calendar year 2009. In calendar year 2010, the Finance Committee has held three meetings through June 4, 2010.

Nuclear Oversight Committee

The Nuclear Oversight Committee assists the Board in fulfilling its responsibilities with respect to the oversight of the Company’s ownership and operation, directly or indirectly, of its interests in nuclear power plant facilities. The Nuclear Oversight Committee consists of all of the members of the Board, all of whom are citizens of the United States of America and meet the requirements of applicable law to serve on the Committee, a majority of which are independent as defined under the listing standards of the NYSE and as affirmatively determined by the Board. The Nuclear Oversight Committee formed the Nuclear Oversight Subcommittee to review and report to the Board and the Nuclear Oversight Committee on matters not expressly reserved for review by the Board. In this capacity, the Nuclear Oversight Subcommittee regularly meets with Company management regarding the Company’s nuclear operating facilities and the Chairman of the Subcommittee subsequently reports to the Board and Nuclear Oversight Committee on such matters during the regularly scheduled Board meetings. The Nuclear Oversight Subcommittee currently consists of Herbert Tate (Chair of the Subcommittee), Paul Hobby and Kathleen A. McGinty. In calendar year 2009, the Nuclear Oversight Subcommittee held three meetings and the Nuclear Oversight Committee held one meeting. In calendar year 2010, the Nuclear Oversight Subcommittee has held two meetings through June 4, 2010 and the Nuclear Oversight Committee has not held a meeting through June 4, 2010.

Review, Approval or Ratification of Transactions with Related Persons

The Board has adopted written policies and procedures to address potential or actual conflicts of interest and the appearance that decisions are based on considerations other than the best interests of NRG that may arise in connection with transactions with certain persons or entities (the “Policy”). The Policy operates in conjunction with NRG’s Code of Conduct and is applicable to all transactions, arrangements or relationships in which: (a) the aggregate amount involved will or may be expected to exceed $50,000 in any calendar year; (b) the Company is a participant; and (c) any Related Person (as that term is defined in Item 404 under Regulation S-K of the Securities Act of 1933, as amended) has or will have a direct or indirect interest (a “Related Person Transaction”).

A Related Person Transaction is subject to review and approval or ratification by the Governance and Nominating Committee. If the aggregate amount involved is expected to be less than $500,000, the transaction may be approved or ratified by the Chair of the Committee. As part of its review of each Related Person Transaction, the Governance and Nominating Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than the terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction. This Policy also provides that certain transactions, based on their nature and/or monetary amount, are deemed to be pre-approved or ratified by the Committee and do not require separate approval or ratification.

Transactions involving ongoing relationships with a Related Person will be reviewed and assessed at least annually by the Committee to ensure that such Related Person Transactions remain appropriate and in compliance with the Committee’s guidelines. The Committee’s activities with respect to the review and approval or ratification of all Related Person Transactions are reported periodically to the Board of Directors.

There were no Related Person Transactions for the year ended December 31, 2009.

Communication with Directors

Stockholders and other interested parties may communicate with the Board by writing to the Corporate Secretary, NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540. Communications intended for a specific director or directors should be addressed to their attention to the Corporate Secretary at the address provided above. Communications received from stockholders are forwarded directly to Board members as part of the materials mailed in advance of the next scheduled Board meeting following receipt of the communications. The Board has authorized the Corporate Secretary, in his or her discretion, to forward communications on a more expedited basis if circumstances warrant or to exclude a communication if it is illegal, unduly hostile or threatening, or similarly inappropriate. Advertisements, solicitations for periodical or other subscriptions, and other similar communications generally will not be forwarded to the directors.

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board is divided into three classes serving staggered three-year terms. Directors for each class are elected at the Annual Meeting of Stockholders held in the year in which the term for their class expires.

The terms of the five Class I directors will expire at the 2010 Annual Meeting. The Class I directors elected at the 2010 Annual Meeting will hold office for a three-year term expiring at the Annual Meeting in 2013 (or until their respective successors are elected and qualified, or until their earlier death, resignation, or removal). There are no family relationships among the Company’s executive officers and directors.

Each of the nominees for director named in this Proxy Statement have been recommended and nominated by the Governance and Nominating Committee. The persons named as proxies on the proxy card intend to vote the proxies for the election of the nominees listed below to the Board. Each nominee listed below has consented to being named in this Proxy Statement and to serve as a director if elected. The biography for each director includes the specific experience, qualifications, attributes and skills that led the Board to conclude that the nominee should serve as a director. The Board believes that each of the directors has valuable individual skills and experiences that, taken together, provide the Company with the variety and depth of knowledge, judgment and vision necessary to provide effective oversight of the Company.

Nominees for Director (Class I Directors)

Kirbyjon H. Caldwell
Age 56
Compensation Committee
Governance and Nominating Committee
Nuclear Oversight Committee

Pastor Caldwell has been director of NRG since March 2009. He was a director of Reliant Energy, Inc. (now known as RRI Energy, Inc.) from August 2003 to March 2009. Since 1982, he has served as Senior Pastor at the 16,000-member Windsor Village United Methodist Church in Houston, Texas. Pastor Caldwell is also a director of Continental Airlines, Inc.

As a result of his six years of service as a director of Reliant Energy, Inc., now RRI, Inc., a peer of the Company, Pastor Caldwell brings valuable experience and insight regarding the energy industry and is able to share with the Board suggestions about how similarly-situated companies effectively assess and undertake business considerations and opportunities. Pastor Caldwell also provides the Board with valuable insight regarding the Company’s retail business following the Company’s acquisition of Reliant Energy, as well as additional viewpoints from the perspective of a large publicly traded company stemming from his position on the board of Continental Airlines. The Board also values his leadership and community involvement in the Houston area, where the Company has a significant wholesale and retail presence. Finally, Pastor Caldwell as a result of his principal occupation offers a different point of view on a Board that is otherwise constituted by directors with business and finance experience.

David Crane
Age 51
Nuclear Oversight Committee

Mr. Crane has served as the President, Chief Executive Officer and a director of NRG since December 2003. Prior to joining NRG, Mr. Crane served as Chief Executive Officer of International Power plc, a UK-domiciled wholesale power generation company, from January 2003 to November 2003, and as Chief Operating Officer from March 2000 through December 2002. Mr. Crane was Senior Vice President — Global Power New York at Lehman Brothers Inc., an investment banking firm, from January 1999 to February 2000, and was Senior Vice President — Global Power Group, Asia (Hong Kong) at Lehman Brothers from June 1996 to January 1999. Mr. Crane is also a director of El Paso Corporation.

As Chief Executive Officer of the Company, Mr. Crane provides the Board with management’s perspective regarding the Company’s day-to-day operations and overall strategic plan. His extensive leadership experience enables Mr. Crane to play a key role in all matters involving our Board and act as the head of management to the independent directors of the Board. In addition, as director of El Paso Corporation, Mr. Crane is able to contribute additional perspective from the energy industry.

Stephen L. Cropper
Age 60
Governance and Nominating Committee
Commercial Operations Oversight Committee
Nuclear Oversight Committee

Mr. Cropper has been a director of NRG since December 2003. Mr. Cropper spent 25 years with The Williams Companies Inc., an energy company, before retiring in 1998 as President and Chief Executive Officer of Williams Energy Services. Mr. Cropper is a director of Berry Petroleum Company, Sunoco Logistics Partners L.P., Rental Car Finance Corporation, a subsidiary of Dollar Thrifty Automotive Group, Inc., Wawa, Inc. and Quik Trip Corporation.

Mr. Cropper’s career in the natural gas and pipeline industry, knowledge of both of which are critical to the success of a wholesale power generation company like NRG, adds significant value to the Company. In addition to his significant experience in the energy industry, the Board values Mr. Cropper’s skills in identifying, assessing and addressing various business issues as a result of his service on various public and private boards.

Kathleen A. McGinty
Age 47
Commercial Operations Oversight Committee
Nuclear Oversight Committee
Nuclear Oversight Subcommittee

Ms. McGinty has been a director of NRG since October 2008. Most recently, Ms. McGinty served as Secretary of the Pennsylvania Department of Environmental Protection (“DEP”), a position she held from 2003 until July 2008. Before joining the DEP, Ms. McGinty spent six years in the Clinton White House, where she was chair of the White House Council on Environmental Quality and earlier served as a senior environmental advisor to Vice President Al Gore. She currently serves as Secretary of the Board of Trustees at Saint Joseph’s University in Pennsylvania and is the former Chair of the Pennsylvania Energy Development Authority. Ms. McGinty is also a founding partner of Peregrine Technology Partners, LLC, a firm focused on commercialization of resource efficient technologies and operating partner of Element Partners, an investor in the clean technology sector. Ms. McGinty is also a director of Iberdrola USA and Weston Solutions, Inc.

Ms. McGinty’s experience and leadership in the clean energy sector, as well as with the DEP and as an environmental advisor, provide a perspective into climate change legislation and environmental awareness that is increasingly central to the Company as it develops, refines and implements its forward strategy. Furthermore, her experiences in high-level government positions enable Ms. McGinty to bring significant insights into government mindset and processes in an environment where most major projects embarked upon by the Company are, to some degree at least, a public/private partnership.

Thomas H. Weidemeyer
Age 63
Compensation Committee (Chair)
Nuclear Oversight Committee

Mr. Weidemeyer has been a director of NRG since December 2003. Until his retirement in December 2003, Mr. Weidemeyer served as Director, Senior Vice President and Chief Operating Officer of United Parcel Service, Inc., the world’s largest transportation company and President of UPS Airlines. Mr. Weidemeyer became Manager of the Americas International Operation in 1989, and in that capacity directed the development of the UPS delivery network throughout Central and South America. In 1990, Mr. Weidemeyer became Vice President and Airline Manager of UPS Airlines and, in 1994, was elected its President and Chief Operating Officer. Mr. Weidemeyer became Senior Vice President and a member of the Management Committee of United Parcel Service, Inc. that same year, and he became Chief Operating Officer of United Parcel Service, Inc. in January 2001. Mr. Weidemeyer also serves as a director of The Goodyear Tire & Rubber Co., Waste Management, Inc. and Amsted Industries Incorporated.

Mr. Weidemeyer’s executive management experience with a logistics company involving extensive supply chain management brings important skills highly valued both by the Company itself and by its Board of Directors. In addition, Mr. Weidemeyer’s service on other boards gives him a direct insight into best practices that is valuable to our Board.

The Board recommends a vote “FOR” the election to the Board of each of the foregoing nominees. Proxies solicited by the Board will be voted “FOR” each of the nominees unless a contrary vote is specified.

Directors Continuing in Office

Information regarding NRG’s directors continuing in office is provided below.

Class II Directors (Terms expire in 2011)

Lawrence S. Coben
Age 52
Governance and Nominating Committee (Chair)
Nuclear Oversight Committee

Mr. Coben has been a director of NRG since December 2003. He is currently Chairman and Chief Executive Officer of Tremisis Energy Acquisition Corporation II, a publicly held company since July 2007. He was Chairman and Chief Executive Officer of Tremisis Energy Corporation LLC from May 2006 through June 2007 and of Tremisis Energy Acquisition Corporation from February 2004 to May 2006. From January 2001 to January 2004, he was a Senior Principal of Sunrise Capital Partners L.P., a private equity firm. From 1997 to January 2001, Mr. Coben was an independent consultant. From 1994 to 1996, Mr. Coben was Chief Executive Officer of Bolivian Power Company.

Mr. Coben’s experience as a chief executive officer and venture capitalist in the energy industry brings a valuable cross section of skills to the Board. Mr. Coben brings to the Board significant managerial, strategic, and financial expertise particularly as it relates to Company financings, transactions and development initiatives.

Paul W. Hobby
Age 49
Commercial Operations Oversight Committee (Chair)
Nuclear Oversight Committee
Nuclear Oversight Subcommittee

Mr. Hobby has been a director of NRG since March 2006. Mr. Hobby is the Managing Partner of Genesis Park, L.P., a Houston-based private equity business specializing in technology and communications investments which he helped to form in 2000. In that capacity, he serves as the Chief Executive Officer of Alpheus Communications, Inc., a Texas wholesale telecommunications provider, and as Former Chairman of CapRock Services Corp., the largest provider of satellite services to the global energy business. From November 1992 until January 2001, he served as Chairman and Chief Executive Officer of Hobby Media Services and was Chairman of Columbine JDS Systems, Inc. from 1995 until 1997. He was an Assistant U.S. Attorney for the Southern District of Texas from 1989 to 1992, Chief of Staff to the Lieutenant Governor of Texas, Bob Bullock, in 1991 and an Associate at Fulbright & Jaworski from 1986 to 1989. Mr. Hobby is also a director of Stewart Information Services Corporation (Stewart Title).

Mr. Hobby joined the Board following the Company’s acquisition of Texas Genco, LLC in which he served on its board of directors, and as a result brings historical and present context to the Company’s ongoing business endeavors in the Texas region. The Board also values his entrepreneurial and financial expertise in evaluating the Company’s growth initiatives, as well as his involvement in the Houston and greater Texas community, which is the Company’s principal market.

Gerald Luterman
Age 66
Audit Committee
Finance Committee
Nuclear Oversight Committee

Mr. Luterman has been a director of NRG since April 2009. He also served as Interim Chief Financial Officer of the Company from November 2009 through May 2010. Mr. Luterman was Executive Vice President and Chief Financial Officer of KeySpan Corporation from August 1999 to September 2007. Prior to this time, Mr. Luterman had more than 30 years experience in senior financial positions with companies including American Express, Booz Allen & Hamilton, Emerson Electric Company and Arrow Electronics. Mr. Luterman also served as a director of IKON Office Solutions, Inc. from November 2003 until August 2008 and U.S. Shipping Partners L.P. from May 2006 until November 2009.

Mr. Luterman brings extensive experience in the energy industry as a result of his employment at KeySpan Corporation, which is further complemented by his financial expertise as the former chief financial officer. Mr. Luterman’s finance and accounting background is a valuable asset to the Board, and particularly the Finance and Audit Committees. In addition, Mr. Luterman’s service as the Company’s Interim Chief Financial Officer of the Company from November 3, 2009 through May 10, 2010 gave him valuable insights into the operations of the Company and its management.

Herbert H. Tate
Age 57
Nuclear Oversight Committee
Nuclear Oversight Subcommittee (Chair)

Mr. Tate has been a director of NRG since its formation in December 2003. Mr. Tate was Of Counsel to Wolff & Samson, P.C. a New Jersey law firm from 2002 to 2004. In 2004, he became Corporate Vice President of Regulatory Strategy for NiSource Corporation and served until April 2006. From 1994 to 2001, Mr. Tate was appointed by New Jersey Governor Christine Todd Whitman as President to the New Jersey Board of Public Utilities (NJBPU). During that period, Mr. Tate also served on the Board of Directors for the National Regulatory Research Institute (NRRI), at Ohio State University; as a member of the Electricity Committee of the National Association of Regulatory Utility Commissioners (NARUC); and as a member of the Harvard Electric Policy Group. During 2001 and 2002, Mr. Tate was Professor for Energy Policy Studies at the New Jersey Institute of Technology, and from 2001 through 2005, Mr. Tate served as a member of the Advisory Committee to the Electric Power Research Institute (EPRI) Board of Directors. Upon leaving the NJBPU in 2001 and until 2004, Mr. Tate served on the Board of Directors for Central Vermont Public Service electric utility and on the Audit Committee. From 2001 to 2005, Mr. Tate also served on the Board of Directors for IDT Capital and IDT Spectrum, subsidiaries to IDT Corporation. In addition to his experience in the electric and natural gas industries, Mr. Tate was appointed by President George H.W. Bush as Assistant Administrator for Enforcement to the United States Environmental Protection Agency from 1991 to 1993. Mr. Tate served on the Board of Directors to the Environmental Law Institute from 2004 to 2009.

Mr. Tate brings to the Board extensive expertise in the electric and natural gas industries through his diversified background and experience with management, regulatory and policy, as well as his prior board experience. Particularly, Mr. Tate’s experiences with both the electric power generation wholesale markets and competitive retail electricity markets through his regulatory, policy and business experience enables him to provide the Board with significant managerial, strategic, and compliance-based expertise which has proven valuable since he joined the Board with the original class in 2003.

Walter R. Young
Age 65
Audit Committee
Finance Committee
Nuclear Oversight Committee

Mr. Young has been a director of NRG since December 2003. From May 1990 to June 2003, Mr. Young was Chairman, Chief Executive Officer and President of Champion Enterprises, Inc., an assembler and manufacturer of manufactured homes. Mr. Young has held senior management positions with The Henley Group, The Budd Company and BFGoodrich.

Mr. Young brings a wide array of experience, expertise and points of view to the Board as a result of his service as a former chief executive officer of a large public company outside of the energy sector and his involvement in numerous private start-up businesses, buy-outs and later stage investment. Mr. Young’s skills in corporate finance and accounting matters enable him to be a valuable asset to the Audit and Finance Committees.

Class III Directors (Terms expire in 2012)

John F. Chlebowski
Age 64
Compensation Committee
Nuclear Oversight Committee

Mr. Chlebowski has been a director of NRG since December 2003. Mr. Chlebowski served as the President and Chief Executive Officer of Lakeshore Operating Partners, LLC, a bulk liquid distribution firm, from March 2000 until his retirement in December 2004. From July 1999 until March 2000, Mr. Chlebowski was a senior executive and cofounder of Lakeshore Liquids Operating Partners, LLC, a private venture firm in the bulk liquid distribution and logistics business, and from January 1998 until July 1999, he was a private investor and consultant in bulk liquid distribution. From 1994 until 1997, he was the President and Chief Executive Officer of GATX Terminals Corporation, a subsidiary of GATX Corporation. Prior to that, he served as Vice President of Finance Chief Financial Officer of GATX Corporation from 1986 to 1994. Mr. Chlebowski is a director of First Midwest Bancorp Inc. and the Non-Executive Chairman of SemGroup Corporation. Mr. Chlebowski also served as a director of Laidlaw International, Inc. from June 2003 until October 2007, SpectraSite, Inc. from June 2004 until August 2005, and Phosphate Resource Partners Limited Partnership from June 2004 until August 2005.

Mr. Chlebowski’s extensive leadership and financial expertise, as a result of his position as a former chief executive officer and his service on several boards of companies involved in the restructuring or recovery of their core business, enable him to contribute to the Board significant managerial, strategic, and financial oversight skills. Furthermore, Mr. Chlebowski’s service on other public boards, notably as a non-executive Chairman, provides valuable insight into the application of various governance principals to the Company’s Board.

Howard E. Cosgrove
Age 67
Chairman of the Board
Nuclear Oversight Committee (Chair)

Mr. Cosgrove has been a director of NRG since December 2003 and Chairman of the Board since December 2003. He was Chairman and Chief Executive Officer of Conectiv and its predecessor Delmarva Power and Light Company from December 1992 to August 2002. Prior to December 1992, Mr. Cosgrove held various positions with Delmarva Power and Light including Chief Operating Officer and Chief Financial Officer. Mr. Cosgrove serves as Chairman of the Board of Trustees of the University of Delaware.

Mr. Cosgrove brings extensive experience and expertise from the utility industry as a result of his service as chief executive officer of Conectiv and Delmarva Power and Light Company, which not only translates into effective leadership as Chairman of the Board, but enables him to share with the Board and management suggestions about how the more traditional power companies (many of which NRG seeks to partner with, or sell power to) effectively assess and undertake business considerations and opportunities.

William E. Hantke
Age 62
Audit Committee (Chair)
Nuclear Oversight Committee

Mr. Hantke has been a director of NRG since March 2006. Mr. Hantke served as Executive Vice President and Chief Financial Officer of Premcor, Inc., a refining company, from February 2002 until December 2005. Mr. Hantke was Corporate Vice President of Development of Tosco Corporation, a refining and marketing company, from September 1999 until September 2001, and he also served as Corporate Controller from December 1993 until September 1999. Prior to that position, he was employed by Coopers & Lybrand as Senior Manager, Mergers and Acquisitions from 1989 until 1990. He also held various positions from 1975 until 1988 with AMAX, Inc., including Corporate Vice President, Operations Analysis and Senior Vice President, Finance and Administration, Metals and Mining. He was employed by Arthur Young from 1970 to 1975 as Staff/Senior Accountant. Mr. Hantke was Non-Executive Chairman of Process Energy Solutions, a private alternative energy company until March 31, 2008 and served as director and Vice-Chairman of NTR Acquisition Co., an oil refining start-up, until January 2009.

Mr. Hantke joined the Board following the Company’s acquisition of Texas Genco, LLC, in which he served on the board of directors, and as a result brings historical and present context to the Company’s ongoing business endeavors in the Texas region. Furthermore, Mr. Hantke’s extensive experience in executive management positions in the independent refining industry, considered by many to be a similar industry to the IPP sector and as a director of public and nonpublic boards enables him to provide the Board significant managerial, strategic, and financial oversight. As a result, his fellow directors have elected him as Chair of the Company’s Audit Committee and determined that he is an “audit committee financial expert” as defined by SEC rules.

Anne C. Schaumburg
Age 60
Audit Committee
Finance Committee (Chair)
Nuclear Oversight Committee

Ms. Schaumburg has been a director of NRG since April 2005. From 1984 until her retirement in January 2002, she was employed by Credit Suisse First Boston in the Global Energy Group, where she last served as Managing Director. From 1979 to 1984, she was in the Utilities Group at Dean Witter Financial Services Group, where she last served as Managing Director. From 1971 to 1978, she was at The First Boston Corporation in the Public Utilities Group. Ms. Schaumburg is also a director of Brookfield Infrastructure Partners L.P.

Ms. Schaumburg brings extensive financial experience and expertise to the Board which is valuable to the review of the Company’s financings, transactions, and overall financial oversight. In addition, Ms. Schaumburg is able to provide the Board with essential insight into the financial services industry and financial markets. In recognition of Ms. Schaumburg’s skills in corporate finance and strategic matters, the Board has elected Ms. Schaumburg to serve as the Chair of the Finance Committee.

PROPOSAL NO. 2

ADOPTION OF THE NRG ENERGY, INC. AMENDED AND
RESTATED LONG-TERM INCENTIVE PLAN

Purpose of Amendment

The Board and stockholders previously approved the Amended and Restated Long-Term Incentive Plan to promote the long-term growth and profitability of the Company by providing certain directors, officers, employees and consultants of the Company incentives to maximize stockholder value and to enable the Company to attract, retain, and reward the best available persons for positions of responsibility. Presently, the Board has adopted, subject to stockholder approval, the Amended and Restated Long-Term Incentive Plan (the “Plan”) to (i) increase the number of shares available for issuance under the Plan, (ii) add a clawback provision to the Plan that will require participants under the Plan to repay Awards, as defined below, under the Plan in certain circumstances, and (iii) update and make other technical or clarifying changes that are contained in the summary of the terms below and the complete text of the Plan, as amended, attached to this Proxy Statement as Appendix A.

Currently, 16,000,000 shares of Common Stock of the Company are reserved for issuance under the Plan, which number reflects the two-for-one stock split which was approved by the Board in April 2007. The maximum number of shares of Common Stock with respect to which incentive stock option shares may be granted is 8,000,000. In order to continue to attract and retain highly qualified directors, officers, employees and consultants, the Board believes it is in the best interests of the Company to amend the Plan to increase the total number of shares available under the Plan from 16,000,000 shares to 22,000,000 shares.

The following is a summary of the material features of the Plan, which is qualified in its entirety by reference to the complete text of the Plan, as amended, attached to this Proxy Statement as Appendix A.

Eligibility

All directors, officers, employees and consultants of the Company and its subsidiaries are eligible to be selected by the Compensation Committee for participation in the Plan. As of June 4, 2010, there were approximately 2,710 directors, officers, employees, and consultants eligible to be selected for participation in the Plan.

Types of Awards

The Plan provides for the grant of options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and deferred stock units (collectively, the “Awards”). The material features of these types of Awards are described below. Subject to the terms of the Plan, the specific terms and conditions of any Award are established in the discretion of the Compensation Committee at the time of grant and set forth in an award agreement issued to the participant.

Options.  The Plan provides for the grant of incentive stock options qualified under Section 422 of the Code and nonqualified stock options as designated by the Compensation Committee in the award agreement for the option. Subject to the terms of the Plan, the option price, the number of shares subject to an option, and the conditions on exercisability will be determined by the Compensation Committee at the date of grant.

Under the Plan, the exercise price per share of an option may not be less than the fair market value of a share of Common Stock of the Company as of the date of grant, except for certain awards that are granted in assumption of or in substitution for awards of a company that the Company acquired. Under the Plan, the “fair market value” of a share is equal to the closing selling price (or bid price) of the Common Stock on the NYSE (or other stock exchange on which the stock is listed) on the date the value is being determined, or if such market is not open on that day, the last preceding day on which the market was open. If an option granted to an employee that owns more than 10 percent of the total combined voting power of all classes of Company stock on the date of grant (a “10 Percent Stockholder”) is intended to qualify as an incentive stock option, the exercise price may not be less than 110 percent of the fair market value of the Common Stock on the date of grant.

Under the Plan, no option may be exercisable more than 10 years after the date the option is granted, provided that if an option expires on a day that the participant cannot exercise the option because such exercise would violate any applicable securities laws, the expiration may be tolled at the discretion of the Compensation Committee until a date not later than 30 days following the lapse of any such restriction, to the extent allowed pursuant to certain tax restrictions. However, an option granted to a 10 Percent Stockholder that is intended to qualify as an incentive stock option may not be exercisable more than five years from the grant date. Unless otherwise determined by the Compensation Committee, participants may exercise any vested options by paying the exercise price either in cash, unrestricted shares of Common Stock owned for at least six months, any cashless exercise procedures approved by the Compensation Committee, by withholding shares of Common Stock otherwise deliverable upon exercise of the option, or any combination of the foregoing. In general, prior to exercise, participants will not have any rights as stockholders with respect to any shares of Common Stock covered by an option.

Stock Appreciation Rights.  Under a stock appreciation right (“SAR”), a participant is awarded an interest in the appreciated value of the shares of Common Stock underlying the Award above a base amount for such shares established by the Compensation Committee at the time the right is granted. In no event may the base amount under a SAR be less than the fair market value of the shares underlying the SAR as of the date of grant, except for certain awards that are granted in assumption of or in substitution for awards of a company that the Company acquired. The appreciated value of the stock subject to a SAR will be payable to a participant at the time and under the terms and conditions of the SAR established by the Compensation Committee at the time of grant. SARs may be granted either alone or in tandem with options. The amount payable under a SAR will be paid in cash or shares of Common Stock, or any combination of cash or Common Stock as the Compensation Committee may decide. In general, prior to payment of a SAR in Common Stock, a participant will not have any rights as a stockholder with respect to the shares of Common Stock underlying a SAR.

Restricted Stock.  Under a restricted stock award, a participant is issued shares of Common Stock of the Company that are subject to certain forfeiture or vesting provisions and restrictions on transferability as determined by the Compensation Committee at the time of the Award. Unless the restricted shares issued are treasury shares, a participant is required to pay the Company the aggregate par value for the shares of restricted stock within 10 days of the date of grant. Unless otherwise provided under the terms of the Award, a participant has voting and dividend rights with respect to awards of restricted stock, except that any dividends on shares of restricted stock that vest based upon the satisfaction of any performance conditions will only be paid if the underlying performance conditions are satisfied. Any stock or other securities received as a distribution with respect to restricted stock are subject to the same restrictions that apply to the shares of restricted stock.

Restricted Stock Units.  Each restricted stock unit represents the right of a participant to be paid one share of Common Stock of the Company subject to the vesting provisions, restrictions and other terms and conditions of the Award. Prior to the vesting of restricted stock units or the expiration of any applicable restriction period under the Award, the participant does not have any rights as a Company stockholder. Pursuant to the tax rules applicable to nonqualified deferred compensation plans under Section 409A, an Award of restricted stock units may permit the participant to elect to defer the receipt of shares of Common Stock that would otherwise be payable when the units vest.

Performance Awards.  Performance awards issued under the Plan entitle a participant to receive an amount based on the satisfaction of certain performance criteria or goals established in the discretion of the Compensation Committee for a performance measurement period determined by the Compensation Committee in its discretion. Performance awards may include specific dollar-value target awards or the grant of performance units or shares, the value of which will be determined by the Compensation Committee at the time of grant and may be based on the fair market value of Common Stock of the Company. In general, a participant is required to remain employed or engaged by the Company at the end of the performance measurement period in order to receive payment of a performance award. Performance awards earned or vested may be paid in shares of Common Stock of the Company or other property or securities of the Company as the Compensation Committee may determine. If the Company undergoes a Change of Control, the Committee shall determine the level at which performance awards shall become vested.

Deferred Stock Units.  Each deferred stock unit represents the right of a participant to be paid one share of Common Stock of the Company at the end of a deferral period established under the Award by the Compensation Committee or elected by the participant under the terms of an Award and the tax rules applicable to nonqualified deferred compensation plans under Section 409A of the Code. Unless otherwise provided under an Award, during the applicable deferral period, a participant will not have any rights as a stockholder of the Company. However, unless otherwise provided, once the deferral period ends, the participant will be entitled to receive accumulated dividends and distributions with respect to the corresponding number of shares of Common Stock underlying each deferred stock unit. Except in the case of death, disability or retirement, a participant is required to remain employed or engaged by the Company as of the end of the deferral period in order to receive payment of a deferred stock unit.

Stock Subject to the Plan

If this proposal is approved by the stockholders, an additional 6,000,000 shares of Company Common Stock, par value $0.01 per share, will be reserved for issuance under the Plan so that the total shares reserved for issuance under the Plan since its initial adoption will be 22,000,000. This stock may be either authorized and unissued shares or treasury shares held by the Company. The shares of Common Stock subject to Awards that expire, terminate, are forfeited or are withheld in payment of the exercise price of or the taxes related to an Award, will be available for future grants under the Plan. With respect to a SAR, only the number of shares of Common Stock actually delivered to the participant upon settlement will count against the share reserve. Generally, certain Awards that are granted in assumption of or in substitution for awards of a company that the Company acquired will not count against this share reserve under the Plan and in some circumstances available shares of certain stockholder approved plans of a company that the Company acquires may be used for Awards under the Plan.

In the event that a change affecting the capital structure of the Company is implemented, such as a stock dividend, stock split or merger, the Compensation Committee will equitably adjust the number and kind of shares or other property available for issuance under the Plan, and the number, kind and exercise price of outstanding Awards. In the event of a merger, consolidation, or other reorganization where the Company is not the surviving or continuing entity, all outstanding Awards will be either assumed by the surviving or continuing entity or cancelled in exchange for cash or other property.

The aggregate number of shares of Company Common Stock granted as stock options under the Plan during any calendar year to any one participant may not exceed 1,000,000 shares. Likewise, a participant may not be granted SARs with respect to more than 1,000,000 shares of Common Stock during a calendar year. Performance awards granted to any one participant in any one calendar year may not be payable in Common Stock in excess of 1,000,000 shares and if payable in other property or securities of the Company, may not exceed the greater of the fair market value of 1,000,000 shares of Common Stock as of the date of grant or the date of payment. In addition, the fair market value of stock options (determined at the date of grant) that will first become exercisable during any one calendar year that are intended to qualify as incentive stock options under Section 422 of the Code, may not exceed $100,000.

The market value of a share of the Company’s Common Stock based on the closing price on the NYSE on June 4, 2010, was $22.51.

Administration

The Plan is administered by the Compensation Committee, which is composed of non-employee members of the Board. Subject to the provisions of the Plan, the Compensation Committee has the discretionary power and authority to select persons to participate in the Plan and to determine the type, amount, timing and terms and conditions of Awards granted under the Plan. The Compensation Committee also has the power and authority to interpret the terms of the Plan and Awards issued thereunder.

The Committee may establish such rules and regulations and take such actions as it deems necessary or advisable for the proper administration of the Plan. All decisions and interpretations by the Compensation Committee regarding the Plan are final and binding on all participants and beneficiaries, unless an arbitration or other dispute resolution procedure is expressly provided in the applicable Award grant agreement. In addition, members of the Compensation Committee and the Company’s officers will not be liable for any acts or omissions in connection with the performance of their duties under the Plan, except in the case of the person’s own willful misconduct or as expressly provided by statute.

Termination of Employment

Unless the Compensation Committee determines otherwise or as otherwise provided in a grant agreement, and except as provided above for deferred stock units, if a participant’s employment or performance of service with the Company ceases, the following terms and conditions apply to the participant’s outstanding Awards:

•	Death. All outstanding Awards will become fully vested, to the extent not already vested, and they will be exercisable, if applicable, for one year from the date of death, or until the Award expires if earlier.

•	Disability. All of the participant’s Awards that are vested and exercisable on the date he or she becomes disabled will remain exercisable, if applicable, for one year from the date of disability, or until the Award expires if earlier. All Awards that are not fully vested or exercisable on the date of disability will be forfeited.

•	Retirement. All of the participant’s Awards that are vested and exercisable on his or her retirement date will remain exercisable, if applicable, for two years from the retirement date, or until the Award expires if earlier. All Awards that are not fully vested or exercisable on the date of retirement will be forfeited; provided that if a director retires, all of his or her unvested Awards will immediately vest and be exercisable for two years after the retirement date, or until the Awards expire if earlier. In general, a director qualifies for retirement under the Plan if his or her service on the Board terminates after five years of service. Other participants in the Plan qualify for retirement upon termination from employment or service after attaining age 55 with 10 or more years of service.

•	Termination for Cause. If a participant’s employment or service with the Company is terminated for cause, all Awards granted under the Plan will be immediately forfeited regardless of whether or not they are vested and/or exercisable. For purposes of the Plan, the term “cause” means any one or more of the following events unless determined otherwise by the Compensation Committee: conviction of, or agreement to a plea of nolo contendere to, a felony, or any crime or offense lesser than a felony involving the property of the Company or a subsidiary; conduct that has caused demonstrable and serious injury to the Company or a subsidiary, monetary or otherwise; willful refusal to perform or substantial disregard of duties properly assigned, as determined by the Company; breach of duty of loyalty to the Company or a subsidiary or other act of fraud or dishonesty with respect to the Company or a subsidiary; or violation of the Company’s code of conduct.

•	All Other Terminations. All of the participant’s Awards that are vested and exercisable will remain exercisable, if applicable, for 90 days from the date of termination, or until the Award expires if earlier. All Awards that are not fully vested or exercisable on the date of termination will be forfeited.

Change in Control

Unless determined otherwise by the Compensation Committee, all outstanding Awards will become fully vested and exercisable until the Awards otherwise expire if the Company undergoes a change in control. For purposes of the Plan, a change in control is deemed to occur in any one of the following events: (1) any person or entity becoming the direct or indirect beneficial owner of 50% or more of the Company’s voting stock, (2) directors serving on the Board as of a specified date cease to constitute at least a majority of the Board unless such directors are approved by a vote of at least two-thirds (2/3) of the incumbent directors, provided that a person whose assumption of office is in connection with an actual or threatened election contest or actual or threatened solicitation of proxies including by reason of agreement intended to avoid or settle such contest shall not be considered to be an incumbent director, (3) any reorganization, merger, consolidation, sale of all or substantially all of the assets of the Company or other transaction is consummated and the previous stockholders of the Company fail to own at least 50% of the combined voting power of the resulting entity (a “Business Combination”) or (4) the stockholders approve a plan or proposal to liquidate or dissolve the Company.

If a change in control occurs as a result of a Business Combination described above, then the Compensation Committee may cancel any or all outstanding options under the Plan by paying the option holders an amount equal to the portion of the consideration, if any, that would have been payable to them pursuant to the transaction if their options had been fully exercised immediately prior to the transaction, less the aggregate exercise price of their options; or, if the options are underwater, cancel the options for no consideration or payment of any kind. Payments in exchange for options may be made in cash, securities, or other Company property as determined by the Compensation Committee in its sole discretion.

Dividends and Dividend Equivalents

The Compensation Committee may grant Awards that provide participants with the right to receive dividend payments or dividend equivalent payments on the Common Stock of the Company subject to the Award, whether or not the Award has been exercised or is vested. However, any dividend payment rights granted on account of Awards that vest based upon the satisfaction of performance conditions will only be paid if the underlying performance conditions are satisfied.

Transferability

Unless determined otherwise by the Compensation Committee, no Award granted under the Plan will be transferable by a participant, other than by will or the laws of descent and distribution, except to a participant’s family member by gift or pursuant to a qualified domestic relations order as defined by the Code or to a charitable organization, in each case only with Compensation Committee approval or as may be provided in an Award.

Clawback

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirements under the securities laws, then any participant who has been paid an Award under the Plan based upon the affected report will be required to repay such Award at the discretion of the Board.

Duration and Amendment of the Plan

No Awards will be granted pursuant to the Plan 10 years after the date the Plan was initially effective, which is intended to be July 28, 2010. The Board or the Compensation Committee may amend or terminate the Plan at any time, except that no amendment shall become effective without prior approval of the stockholders of the Company if such approval is required by applicable law, regulations or the rules of any exchange or market on which the Company’s Common Stock is traded or listed or the amendment would increase the number of shares reserved for issuance under the Plan.

The Compensation Committee may amend the terms of any outstanding Award under the Plan, except that no amendment may adversely affect any right of a participant under an Award without his or her written consent. Furthermore, no amendment may reduce the exercise price of any options or SARs awarded under the Plan, exchange an option or a SAR which has an exercise price greater than the fair market value of a share of Common Stock for cash or shares of Common Stock, or cancel an option or SAR in exchange for a replacement option or another Award with a lower exercise price, in each case without approval of the stockholders of the Company.

Plan Benefits

As of June 4, 2010, the following Awards have been granted under the Plan:

		Restricted	Deferred	Performance
Name/Group & Title	Stock Options	Stock Units	Stock Units	Awards/Units(1)

David Crane President and Chief Executive Officer	2,370,416	525,588	38,142	334,600
Denise M. Wilson Executive Vice President and Chief Administrative Officer	216,598	33,900	4,724	81,000
Kevin T. Howell Executive Vice President and Regional President, Texas	67,200	334,200	—	—
Mauricio Gutierrez Executive Vice President, Commercial Operations	185,268	32,768	—	79,000
Gerald Luterman Former Interim Chief Financial Officer	—	—	—	—
Robert C. Flexon Former Executive Vice President and Chief Financial Officer(2)	287,000	65,400	11,360	24,000
Clint C. Freeland Senior Vice President, Strategy, Financial Structure (former Chief Financial Officer)(3)	75,800	19,220	—	32,600
All current executive officers as a group	3,606,482	1,093,276	46,856	774,600
All current directors who are not executive officers as a group	—	—	377,467	—
Director nominees	—	—	—	—
Each other person who received or is to receive 5% or more of such Awards	—	—	—	—
All other employees as a group	1,791,110	2,801,845	7,596	1,548,000

(1)	Amounts represent the number of performance units granted. Each performance unit represents the right to receive Common Stock at the time specified in the Award but only if the price per share of Common Stock on such date (the “measurement price”) equals or exceeds the threshold price under the Award. The number of shares of Common Stock to be paid for each performance unit will be equal to: (i) a prorated amount in between one-half and one share of Common Stock if the measurement price equals or exceeds the threshold price but is less than the target price; (ii) one share of Common Stock, if the measurement price equals the target price; (iii) a prorated amount in between one and two shares of Common Stock, if the measurement price is greater than the target price but less than the maximum price under the Award; and (iv) two shares of Common Stock, if the measurement price is equal to or greater than the maximum price. The number of shares included in the table assumes a maximum payout.

(2)	From February 18, 2009, to November 3, 2009, Mr. Flexon served as Executive Vice President and Chief Financial Officer.

(3)	As of February 18, 2009, Mr. Freeland moved from Chief Financial Officer to Senior Vice President, Strategy, Financial Structure.

The Awards that will be granted or paid under the Plan following the stockholders’ approval of the Plan are not currently determinable.

Federal Income Tax Consequences of Awards

The following discussion of the Plan’s federal income tax consequences is a summary of applicable federal law as currently in effect. This discussion does not cover all federal provisions that may apply to a participant, including federal gift tax or estate tax issues, and is not intended to be relied on by any person as tax advice.

Nonqualified Stock Options.  A participant will not have taxable income upon the grant of a nonqualified stock option. Upon the exercise of a nonqualified option, the participant will be subject to tax withholding and will recognize ordinary income equal to the difference between (a) the fair market value of one share of Common Stock on the day the option is exercised and (b) the option price of one share, times the number of shares exercised. The Company will be entitled to a tax deduction at the same time and in the same amount.

The subsequent sale of the shares by a participant generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to shares, and the capital gains will be taxable as long-term capital gains if the shares are held for more than one year.

Incentive Stock Options.  Neither the grant nor exercise of an incentive stock option under the Plan is taxable to the participant receiving the option. If the participant holds the stock purchased upon exercise of an incentive stock option for at least one year after exercising the option and at least two years after the option was granted, his or her later sale of the stock will produce long-term capital gain or loss, and the Company will not be entitled to any tax deduction. However, if the employee disposes of the stock before these holding periods have elapsed (a “disqualifying disposition”), he or she will generally be taxed at ordinary income rates on the excess of the fair market value of the stock when the option was exercised over the option exercise price (or, if less, the amount realized in the case of an arm’s length disqualifying disposition to an unrelated third party), and the Company will be entitled to a tax deduction in the same amount. Any remaining gain or loss will be short-term or long-term capital gain or loss depending on the holding period of the shares. If shares acquired pursuant to the exercise of an incentive option are surrendered to the Company upon exercise of an incentive option and if the shares have not been held for the requisite one and two-year periods, the surrender will be treated as a disqualifying disposition.

Stock Appreciation Rights (SARs).  The grant of a SAR is generally not a taxable event for a participant. Upon exercise of the SAR, the participant will generally recognize ordinary income equal to the fair market value of any shares or property received. The participant will be subject to income tax withholding at the time when the ordinary income is recognized. The Company will be entitled to a tax deduction at the same time for the same amount. If the SAR is settled in shares, the participant’s subsequent sale of the shares generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income recognized when the participant received the shares, and these capital gains will be taxable as long-term capital gains if the participant held the shares for more than one year.

Restricted Stock.  The grant of restricted stock is not a taxable event for a participant. When the restricted stock vests, the participant will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the restricted stock on the date of the expiration over the purchase price of the shares and will be subject to tax withholding. The participant may, however, elect within 30 days after the date of grant under Section 83(b) of the Code to recognize ordinary income on the date of grant in an amount equal to the fair market value of the restricted stock on the date of grant, determined without regard to the restrictions imposed on the shares. If and when the participant recognizes ordinary income attributable to the restricted stock, the Company will generally be entitled to a deduction equal to the amount of the ordinary income.

Restricted Stock Units, Performance Award and Deferred Stock Units.  A participant generally will not have taxable income upon the grant of a restricted stock unit, performance award or deferred stock unit. Rather, taxation will be generally postponed until the Award is paid and the participant would be subject to tax withholding at such time. At that time, the participant will recognize ordinary income generally equal to the value of the shares of Common Stock or other property paid to the participant under the Award, and the Company will generally be entitled to a deduction equal to the same amount.

Excess Parachute Payment.  The Plan provides for accelerated vesting or payment of an Award in connection with a change in control of the Company. In that event and depending upon the individual circumstances of the participant, certain amounts with respect to the Awards may constitute “excess parachute payments” under the golden parachute provisions of Sections 280G and 4999 of the Code. Pursuant to those provisions, an employee will be subject to a 20 percent excise tax on any “excess parachute payment,” and the Company will not be permitted to take a deduction for the excess parachute payment.

Section 162(m).  In general, Section 162(m) of the Code limits the amount of compensation otherwise deductible by the Company and its subsidiaries for the year to $1,000,000 for each of the principal executive officer of the Company and the next three highly compensated officers of the Company other than the principal financial officer serving at the end of the taxable year, except to the extent that the compensation qualifies as “performance-based compensation.”

The performance criteria for any performance award that is intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Code will be any one or more of the following performance criteria applied to either the Company as a whole or to a business unit or subsidiary as determined by the Compensation Committee and as provided in the Plan: return on equity; earnings per share; return on gross or net assets; return on gross or net revenue; pre- or after-tax net income; earnings before interest, taxes, depreciation and amortization; operating income; revenue growth; consolidated pre-tax earnings; net or gross revenues; net earnings; earnings before interest and taxes; cash flow; earnings per share; fleet in-market availability; safety criteria; environmental criteria; revenue growth; cash flow from operations; diluted or basic; return on sales; earnings per share from continuing operations, diluted or basic; earnings from continuing operations; net asset turnover; capital expenditures; income before income taxes; gross or operating margin; return on total assets; return on invested capital; return on investment; return on revenue; market share; economic value added; cost of capital; expense reduction levels; stock price; productivity; customer satisfaction; employee satisfaction; and total shareholder return for the applicable Performance Period, all as computed in accordance with Generally Accepted Accounting Principles (if relevant) as in effect from time to time and as applied by the Company in the preparation of its financial statements and subject to such other special rules and conditions as the Compensation Committee may establish at any time ending on or before the 90th day of the applicable Performance Period. These performance factors may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range.

Section 409A.  Section 409A of the Code imposes election, payment and funding requirements on “nonqualified deferred compensation plans.” If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these requirements, then compensation deferred under the plan may become immediately taxable and subject to a 20 percent excise tax. Under regulations issued by the Internal Revenue Service (the “IRS”), certain Awards that may be issued under the Plan may constitute the “deferral of compensation” subject to the requirements of Section 409A.

Securities Authorized for Issuance under Equity Compensation Plans

(c)
	(a)		Number of Securities Remaining
	Number of Securities to be	(b)	Available for Future Issuance Under
	Issued Upon Exercise of	Weighted-Average Exercise	Equity Compensation Plans
	Outstanding Options,	Price of Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

Equity compensation plans approved by security holders	7,947,003	$25.07	5,548,061	(1)
Equity compensation plans not approved by security holders	—	N/A	—

Total	7,947,003	$25.07	5,548,061

(1)	Consists of NRG Energy, Inc.’s Amended and Restated Long-Term Incentive Plan (the “LTIP”) (that is the subject of Proposal No. 2 of this Proxy Statement), and NRG Energy, Inc.’s Employee Stock Purchase Plan (the “ESPP”). The LTIP became effective upon the Company’s emergence from bankruptcy. The LTIP was subsequently approved by the Company’s stockholders on August 4, 2004, and was amended on April 28, 2006, to increase the number of shares available for issuance to 16,000,000, on a post-split basis, again on December 8, 2006, to make technical and administrative changes, and again on June 16, 2009, to ensure the LTIP’s compliance with Section 409A of the Code. The LTIP provides for grants of stock options, stock appreciation rights, restricted stock, performance units, deferred stock units and dividend equivalent rights. NRG’s directors, officers and employees, as well as other individuals performing services for, or to whom an offer of employment has been extended by the Company, are eligible to receive grants under the LTIP. The purpose of the LTIP is to promote the Company’s long-term growth and profitability by providing these individuals with incentives to maximize stockholder value and otherwise contribute to the Company’s success and to enable the Company to attract, retain and reward the best available persons for positions of responsibility. The Compensation Committee of the Board of Directors administers the LTIP. There were 5,129,593 and 6,798,074 shares of common stock remaining available for grants of awards under NRG’s LTIP as of December 31, 2009, and 2008, respectively. The ESPP was approved by the Company’s stockholders on May 14, 2008. There were 500,000 shares reserved from the Company’s treasury shares for the ESPP. As of December 31, 2009, there were 418,468 shares of treasury stock reserved for issuance under the ESPP. In January 2010, 54,845 shares were issued to employees accounts from the treasury stock reserve for the ESPP.

The Board of Directors recommends, on the advice of the Compensation Committee, a vote “FOR” the proposed Amended and Restated Long-Term Incentive Plan. Proxies solicited by the Board will be voted “FOR” the Amended and Restated Long-Term Incentive Plan unless a contrary vote is specified.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed the firm of KPMG LLP, independent registered public accounting firm, to audit the consolidated financial statements of the Company and its subsidiaries for the year 2010 at a meeting held in February. If the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee will reconsider its selection. Representatives of KPMG LLP are expected to attend the Annual Meeting where they will be available to respond to questions and, if they desire, to make a statement.

The Audit Committee first engaged KPMG LLP as the Company’s independent registered public accounting firm on May 24, 2004.

The Board recommends a vote “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm. Proxies solicited by the Board will be voted “FOR” ratification unless a contrary vote is specified.

EXECUTIVE OFFICERS

Our executive officers are elected by the Board annually to hold office until their successors are elected and qualified. On February 18, 2009, the Company announced the following changes in its management structure in order to position the Company to capitalize on business opportunities:

Robert C. Flexon returned to his prior position as Chief Financial Officer until November 3, 2009. Mr. Flexon managed the Company’s corporate financial and control functions including, Treasury, Accounting, Tax, Risk and Credit Management teams. John Ragan was named Chief Operating Officer. Mr. Ragan oversees NRG’s Plant Operations, Commercial Operations, Environmental Business, as well as the Engineering, Procurement and Construction division. Mr. Ragan previously acted as Regional President of the Northeast Region from December 2006 to February 2009. J. Andrew Murphy succeeded Mr. Ragan as Regional President of the Northeast Region. Mr. Murphy oversees the asset portfolio for the Northeast region. Mr. Murphy previously acted as General Counsel from December 2006 to February 2009. Michael Bramnick was promoted to Senior Vice President and General Counsel. Mr. Bramnick joined NRG in 2004 and previously acted as Deputy General Counsel and Chief Compliance Officer until February 2009. Clint C. Freeland moved from Chief Financial Officer to Senior Vice President, Strategy, Financial Structure to address financial structuring alternatives for the benefit of NRG’s stockholders. Gerald Luterman became Interim Chief Financial Officer on November 3, 2009 and served in that capacity until May 10, 2010. Christian S. Schade joined the Company on March 29, 2010 as Executive Vice President and assumed the position of Chief Financial Officer on May 11, 2010.

David Crane
Age 51
President and Chief Executive Officer

For biographical information for David Crane, see “Nominees for Director (Class I Directors).”

Jonathan Baliff
Age 46
Executive Vice President, Strategy

Mr. Baliff joined NRG as Executive Vice President, Strategy in May 2008. Prior to joining NRG, Mr. Baliff served as a Managing Director in Credit Suisse’s Global Energy Group, where he advised electric utility and independent power companies on mergers and acquisition assignments and project and corporate financings since 1996. He also headed up the Credit Suisse Global Business Development Council. Mr. Baliff started his business career in JP Morgan’s Natural Resources Group.

Jeffrey M. Baudier
Age 42
Senior Vice President and Regional President, South Central

Mr. Baudier was named Senior Vice President and Regional President, South Central Region in December 2006. He manages the asset portfolio for this region and most recently served as its Regional General Counsel, a position he held since April 2005. Prior to joining NRG, Mr. Baudier was a Special Counsel and Partner from March 2001 to March 2005 with the New Orleans-based law firm Jones Walker. In private practice he represented public and closely-held companies in transactions and dispute resolution related to various aspects of the energy industry. Mr. Baudier also served from May 1993 to October 1998 and again from March 2000 to March 2001 as a Senior Attorney at Texaco, Inc., focusing on oil and gas exploration and development projects both domestically and abroad. From November 1998 to February 2000, he practiced with the Lafayette, Louisiana law firm of Caffery, Oubre, Dugas and Campbell.

Michael R. Bramnick
Age 44
Senior Vice President, General Counsel

Mr. Bramnick has been Senior Vice President, General Counsel, since February 2009. In this capacity, Mr. Bramnick is responsible for NRG’s legal affairs. He previously served as Deputy General Counsel and Chief Compliance Officer, having joined NRG in December 2004. In that position, he managed all litigation and dispute resolution for the Company, was responsible for the Corporate Compliance Program including the Company’s Code of Conduct, and led the Regulatory Compliance Group. Prior to joining NRG, Mr. Bramnick was Associate General Counsel at Millennium Chemicals. He previously held in-house positions at Lucent Technologies and EnviroSource and served in private practice for six years at Pepper Hamilton, LLP.

Mauricio Gutierrez
Age 39
Executive Vice President, Commercial Operations

Mr. Gutierrez has been Executive Vice President, Commercial Operations, since January 2009 and Senior Vice President, Commercial Operations, since March 2008. In this capacity, he is responsible for the optimization of the Company’s asset portfolio and fuel requirements. Prior to this, Mr. Gutierrez served as Vice President Trading since May 2006. Prior to joining NRG in August 2004, Mr. Gutierrez held various positions within Dynegy, Inc., including Managing Director, Trading - Southeast and Texas, Senior Trader East Power and Asset Manager. Prior to Dynegy, Mr. Gutierrez served as senior consultant and project manager at DTP involved in various energy and infrastructure projects in Mexico.

M. Stephen Hoffmann
Age 56
Senior Vice President and Regional President, West

Mr. Hoffmann has been Senior Vice President and President of NRG’s West Region since May 2006. He is responsible for leading the management and development activities for the West Region. Prior to that, he led the West Region’s business development and origination efforts. Mr. Hoffmann joined NRG in 2001 as General Manager of San Diego Energy Center, following 28 years in key business development and industrial sales roles with such power and gas companies as Energy Masters International, Planergy International, Reliant Energy and Utilicorp.

Kevin T. Howell
Age 52
Executive Vice President and Regional President, Texas

Mr. Howell has been Executive Vice President and Regional President, Texas since September 2008. In this capacity, Mr. Howell oversees the asset portfolio for the Texas Region. Previously, Mr. Howell served as Executive Vice President and Chief Administrative Officer from March 2008 to September 2008. Prior to this, Mr. Howell served as Executive Vice President, Commercial Operations from August 2005 until March 2008. Prior to joining NRG, he served as President of Dominion Energy Clearinghouse since 2001. From 1995 to 2001, Mr. Howell held various positions within Duke Energy companies including Senior Vice President of Duke Energy Trading and Marketing, Senior Vice President of Duke Energy International, and most recently, Executive Vice President of Duke Energy Merchants where he managed a global trading group dealing in refined products, LNG and coal. Prior to his five years at Duke, Mr. Howell worked in a variety of trading, marketing and operations functions at MG Natural Gas Corp., Associated Natural Gas and Panhandle Eastern Pipeline L.P.

James J. Ingoldsby
Age 52
Senior Vice President and Chief Accounting Officer

Mr. Ingoldsby has been Chief Accounting Officer since March 2008. He is responsible for directing NRG’s financial accounting and reporting activities. Since August 2006, Mr. Ingoldsby served as Vice President, Financial Planning and Analysis. From May 2004 to July 2006, Mr. Ingoldsby served as NRG’s Vice President and Controller. Mr. Ingoldsby, who led the Sarbanes-Oxley implementation at chemical company Hercules, Inc., previously held various executive positions at GE Betz, formerly BetzDearborn from 1993 to 2003, including serving as Controller and Director of Business Analysis and Director of Financial Reporting. He also held various staff and managerial accounting and auditing positions at Mack Trucks, Inc. from 1982 to 1993. Mr. Ingoldsby began his career with Deloitte and Touche.

J. Andrew Murphy
Age 49
Executive Vice President and Regional President, Northeast

Mr. Murphy has been Executive Vice President and Regional President, Northeast since February 2009. He previously served as NRG’s Executive Vice President and General Counsel from December 2006 to February 2009. Prior to joining NRG, Mr. Murphy was the partner in charge of the energy practice at the law firm of Hunton & Williams where he represented issuers, developers, investors and lenders in a wide variety of US and cross-border energy projects and structured financings from 1995 to December 2006. His expertise includes supporting various development projects and financings including coal- and gas-fired power plants, transmission lines, gas storage facilities, waste-to-energy facilities, water treatment facilities and renewable energy projects.

John W. Ragan
Age 51
Executive Vice President, Chief Operating Officer

Mr. Ragan has been Executive Vice President and Chief Operating Officer since February 2009. In this capacity, he oversees NRG’s Plant Operations, Commercial Operations, Environmental Compliance, as well as the Engineering, Procurement and Construction division. He previously served as Executive Vice President and Regional President, Northeast from December 2006 to February 2009. Prior to joining NRG, Mr. Ragan was Vice President of Trading, Transmission, and Operations at FPL Energy in 2006 and also served as Vice President of Business Management for FPL Energy’s Northeast Region from August 2005 through July 2006. Prior to this, Mr. Ragan served as General Manager — Containerboard and Packaging for Georgia Pacific Corporation from October 2004 through July 2005. He also served in increasing roles of responsibility for Mirant Corporation from 1996 through 2004, notably as Senior Vice President and Chief Executive Officer of Mirant’s International Group from August 2003 to July 2004.

Christian S. Schade
Age 49
Executive Vice President

Mr. Schade has been Executive Vice President since March 2010 and assumed the position of Chief Financial Officer of the Company on May 11, 2010. From October 2000 to March 2010, he previously served as Senior Vice President Administration and Chief Financial Officer at Medarex, a Princeton-based biopharmaceutical company acquired by Bristol-Myers Squibb Co. in September 2009. Mr. Schade also serves on the Board of Directors of Integra LifeSciences Holdings Corporation. Prior to Medarex, Mr. Schade was a Managing Director in the Debt Capital Markets Group at Merrill Lynch & Co., where, in London, he oversaw public and private capital-markets transactions for corporate clients throughout Europe, Africa and the Middle East. Previously he served in various corporate finance and capital market positions in New York and London for both Merrill Lynch and JP Morgan.

Denise M. Wilson
Age 50
Executive Vice President and Chief Administrative Officer

Ms. Wilson has been Executive Vice President and Chief Administrative Officer (“CAO”) since September 2008. As CAO, Ms. Wilson oversees several key corporate functions including Human Resources, Investor Relations, Communications and Information Technology. Ms. Wilson originally joined NRG in 2000 and served as Vice President, Human Resources from 2004 until she was named CAO in July 2006. She served in that position until March 2007 when she joined Nash-Finch Company, a leading national food distributor as Senior Vice President, Human Resources. Ms. Wilson left Nash-Finch in June 2008 to retire and then rejoined NRG in September 2008. Ms. Wilson has also served as Vice President, Human Resources Operations with Metris Companies Inc. and Director, Human Resources with General Electric ITS.

VOTING STOCK OWNERSHIP OF DIRECTORS, NAMED EXECUTIVE OFFICERS,
AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning beneficial ownership of the Company’s Common Stock as of June 4, 2010, for: (a) each director and the nominees for director; (b) named executive officers set forth in the Summary Compensation Table; and (c) the directors and executive officers as a group. For each person known to the Company to own more than five percent of the Company’s Common Stock, the information provided is as of the date of their most recent filing with the SEC. None of the directors, nominees for director or named executive officers own any of the Company’s preferred stock, and the Company is not aware of any person who owns more than five percent of the Company’s preferred stock. Unless otherwise indicated, each person has sole investment and voting power with respect to the shares set forth in the following table.

Except as noted below, the address of the beneficial owners is NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540.

	Percent of
Name of Beneficial Owner	Class**	Common Stock(1)

David Crane	*	2,084,186	(2)
Robert C. Flexon	*	89,510
Clint C. Freeland	*	23,298	(3)
Mauricio Gutierrez	*	117,504	(4)
Kevin T. Howell	*	280,452	(5)
Gerald Luterman	*	13,053	(6)
Denise M. Wilson	*	90,333	(7)
Howard E. Cosgrove	*	74,218	(8)
Kirbyjon H. Caldwell	*	12,856	(6)
John F. Chlebowski	*	37,951	(6)
Lawrence S. Coben	*	44,410	(9)
Stephen L. Cropper	*	37,233	(10)
William E. Hantke	*	15,238	(11)
Paul W. Hobby	*	20,036
Kathleen McGinty	*	12,457	(6)
Anne C. Schaumburg	*	23,437	(6)
Herbert H. Tate	*	18,881	(12)
Thomas H. Weidemeyer	*	33,173	(13)
Walter R. Young	*	53,048
All Directors and Executive Officers as a group (27 people)	1.36%	3,455,439	(14)
BlackRock, Inc.	10.15%	25,810,188	(15)
40 East 52nd Street New York, New York 10022
FMR LLC	8.31%	21,135,173	(16)
82 Devonshire Street Boston, Massachusetts 02109
Orbis Investment Management Limited	6.07%	15,435,027	(17)
Orbis Asset Management Limited
25 Front Street Hamilton, Bermuda HM11
Jeffrey A. Altman (Owl Creek Asset Management, L.P.)	5.30%	13,480,944	(18)
640 Fifth Avenue, 20th Floor New York, New York 10019
T. Rowe Price Associates, Inc.	7.20%	18,313,416	(19)
100 E. Pratt Street Baltimore, Maryland 21202

*	Less than one percent of outstanding Common Stock.

**	Percentage ownership of 5%+ stockholders is provided as of June 4, 2010.

(1)	The number of shares beneficially owned by each person or entity is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, each person or entity is considered the beneficial owner of any: (a) shares to which such person or entity has sole or shared voting power or investment power and (b) shares that such person or entity has the right to acquire within 60 days through the exercise of stock options or similar rights. Unless otherwise indicated, each person or entity has sole investment and voting power (or such person shares such powers with his or her spouse) with respect to the shares set forth in the table above.

(2)	Includes 1,849,782 shares that may be acquired at or within 60 days of June 4, 2010, pursuant to the exercise of options. Mr. Crane also owns 38,142 deferred stock units (“DSUs”). Each deferred stock unit is equivalent in value to one share of NRG’s Common Stock. Mr. Crane will receive one such share of Common Stock for each deferred stock unit he owns six months from the date of his termination of employment with NRG.

(3)	Includes 18,298 shares that may be acquired at or within 60 days of June 4, 2010, pursuant to the exercise of options.

(4)	Includes 99,744 shares that may be acquired at or within 60 days of June 4, 2010, pursuant to the exercise of options.

(5)	Includes 67,196 shares that may be acquired at or within 60 days of June 4, 2010, pursuant to the exercise of options.

(6)	Represents DSUs. Each deferred stock unit is equivalent in value to one share of NRG’s Common Stock, payable in the event the director ceases to be a member of the Board.

(7)	Includes 89,833 shares that may be acquired at or within 60 days of June 4, 2010, pursuant to the exercise of options.

(8)	Includes 20,000 shares held by Mr. Cosgrove’s spouse and 54,218 DSUs. Each deferred stock unit is equivalent in value to one share of NRG’s Common Stock, payable in the event Mr. Cosgrove ceases to be a member of the Board. Mr. Cosgrove also owns 18,802 DSUs that will be exchanged for shares of NRG’s Common Stock on a one-to-one basis on the following schedule: (i) 11,686 twelve months from the date of termination and (ii) 7,116 twenty-four months from the date of termination.

(9)	Includes 41,658 DSUs. Each deferred stock unit is equivalent in value to one share of NRG’s Common Stock, payable in the event Mr. Coben ceases to be a member of the Board.

(10)	Includes 30,233 DSUs. Each deferred stock unit is equivalent in value to one share of NRG’s Common Stock, payable in the event Mr. Cropper ceases to be a member of the Board.

(11)	Mr. Hantke also owns 9,962 DSUs. Each deferred stock unit is equivalent in value to one share of NRG’s Common Stock. The 5,115 DSUs issued to him will be exchanged for such Common Stock on a one-to-one basis on the following schedule: (i) 1,634 on June 1, 2011, (ii) 1,779 on June 2, 2011, (iii) 1,212 on June 1, 2012 (iv) 1,779 on June 2, 2012, (v) 1,212 on June 1, 2013, (vi) 1,134 on June 2, 2013, and (vii) and 1,212 on June 1, 2014.

(12)	Includes 7,691 DSUs. Each deferred stock unit is equivalent in value to one share of NRG’s Common Stock, payable in the event Mr. Tate ceases to be a member of the Board.

(13)	Includes 31,173 DSUs payable in the event Mr. Weidemeyer ceases to be a member of the Board.

(14)	Consists of the total holdings of directors, named executive officers, and all other executive officers as a group. Includes shares that may be acquired at or within 60 days of June 4, 2010, pursuant to the exercise of options, the vesting of restricted stock units (“RSUs”), or the exchange of DSUs. Each RSU and DSU is equivalent in value to one share of NRG’s Common Stock.

(15)	Based upon information set forth in the Schedule 13G filed on January 7, 2010 by BlackRock, Inc. (“BlackRock”). BlackRock has the sole power to vote 25,810,188 shares.

(16)	Based on information set forth in the Schedule 13G/A filed jointly on February 12, 2010 by FMR LLC and Edward C. Johnson 3d. Fidelity Management & Research Company (“Fidelity”) is a wholly owned subsidiary of FMR LLC and as a result of acting as an investment adviser is the beneficial owner of 16,792,921 shares. FMR LLC and Edward C. Johnson 3d each have sole power to dispose of the shares owned by Fidelity. FMR LLC has the sole power to vote 4,052,722 shares, and sole dispositive power over 21,135,173 shares. Edward C. Johnson 3d has sole dispositive power over 21,135,173 shares.

(17)	Based upon information set forth in the Schedule 13G filed jointly on February 12, 2010 by Orbis Investment Management Limited (“OIML”) and Orbis Asset Management Limited (“OAML”). OIML and OAML have the sole power to vote 15,234,793 shares and shared power to vote 200,234 shares; OIML and OAML have sole dispositive power over 15,435,027 shares. OIML and OAML filed together because they may be deemed to constitute a “group” for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

(18)	Based upon information set forth in the Schedule 13G filed jointly on May 28, 2010 by Owl Creek I, L.P., Owl Creek II, L.P., Owl Creek Advisors, LLC, Owl Creek Asset Management, L.P. and Jeffrey A. Altman (collectively, the “Reporting Persons”). Owl Creek Advisors, LLC, the general partner of Owl Creek I and Owl Creek II, has the power to direct the affairs of Owl Creek I and Owl Creek II, including decisions respecting the receipt of dividends from, and the disposition of the proceeds from the sale of, the shares. Owl Creek Asset Management, L.P., as the investment manager to Owl Creek Overseas and Owl Creek SRI, has the power to direct the investment activities of Owl Creek Overseas and Owl Creek SRI, including decisions respecting the receipt of dividends from, and the disposition of the proceeds from the sale of, the shares. Mr. Altman is the managing member of Owl Creek Advisors, LLC and the managing member of the general partner of Owl Creek Asset Management, L.P. and in that capacity directs their operations.

(19)	Based upon information set forth in the Schedule 13G/A filed on February 12, 2010 by T. Rowe Price Associates, Inc. (“T. Rowe”). T. Rowe has the sole power to vote 4,229,210 shares and sole dispositive power over 18,295,866 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file with the SEC reports regarding their ownership and changes in ownership of our stock. Based on a review of these reports and the written representations of its directors and executive officers, NRG believes that during 2009, its directors and executive officers complied with all Section 16(a) filing requirements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of the Board. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement required by Item 402(b) of Regulation S-K with management and, based upon such review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:

Thomas H. Weidemeyer, Chair
Kirbyjon H. Caldwell
John F. Chlebowski

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis is focused on our executive compensation program as it relates to NRG’s Named Executive Officers (“NEOs”). The NEOs are the Chief Executive Officer, the Chief Financial Officer (serving as such at any time during the 2009 fiscal year) and the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer serving as executive officers at the end of the 2009 fiscal year. As of February 18, 2009, Mr. Freeland moved from Chief Financial Officer to Senior Vice President, Strategy, Financial Structure; Mr. Flexon served as Chief Financial Officer from February 18, 2009 through November 3, 2009 (when he left the Company) at which time Mr. Luterman became Interim Chief Financial Officer and served in that capacity until May 10, 2010. For 2009, the NEOs were:

Name:	2009 Title:

David Crane	President and Chief Executive Officer
Denise M. Wilson	Executive Vice President and Chief Administrative Officer
Kevin T. Howell	Executive Vice President and Regional President, Texas
Mauricio Gutierrez	Executive Vice President, Commercial Operations
Gerald Luterman	Interim Chief Financial Officer
Robert C. Flexon	Former Executive Vice President and Chief Financial Officer
Clint C. Freeland	Senior Vice President, Strategy, Financial Structure (former Chief Financial Officer)

The discussion and analysis below is based on the following outline:

•	the objectives of the executive compensation program at NRG;

•	what the executive compensation program is designed to reward;

•	all elements of compensation provided under the program, including:

•	the reasons why these elements of compensation have been selected;

•	how the amounts of each element are determined; and

•	how and why each element and decision fits into NRG’s overall objectives.

Objectives of NRG’s executive compensation program

The Compensation Committee of the Board, referred to as the Committee for purposes of this CD&A, is responsible for the development and implementation of NRG’s executive compensation program. The objectives of this program are based on the Committee’s philosophy that executive compensation should be aligned with stockholder value and improvements in corporate performance.

These objectives are achieved through the use of both short- and long-term incentives. Therefore, the program strives to effectively use elements of compensation under a total reward philosophy that combines annual and multi-year reward opportunities. The intent of NRG’s compensation program is to reward the achievement of the Company’s annual goals and objectives while supporting the Company’s long-term business strategy.

What NRG’s executive compensation program is designed to reward

Stockholder value, enhanced financial performance, and Company growth are realized through the Company’s ongoing business strategy to consistently optimize the value of the Company’s generation assets and to produce and sell safe, reliable and affordable power to our customers and in the markets served by the Company, while aggressively positioning the Company to meet the market’s increasing demand for sustainable and low carbon energy solutions. These results are attained by maintaining and enhancing the Company’s position as a leading wholesale independent power generation company in a cost-effective and risk-mitigating manner. This strategy consists of:

•	pursuing additional growth opportunities at existing sites;

•	increasing value from existing assets;

•	maintaining financial strength and flexibility;

•	empowering retail customers with distinctive products and services that transform how they use, manage and value energy;

•	positioning the Company’s portfolio for success in a period of increasing environmental constraints, particularly with respect to greenhouse gas emissions;

•	reducing the volatility of cash flows through asset-based commodity hedging activities;

•	pursuing selective acquisitions, joint ventures, divestitures and investments in energy-related new businesses and new technologies in order to enhance the Company’s asset mix and competitive position in its core markets, both with respect to its traditional core business and in respect of opportunities associated with the new energy economy; and

•	optimizing the Company’s capital allocation strategy, particularly with respect to the return of capital to stockholders.

Our executive compensation program promotes this strategy by:

•	attracting, retaining and rewarding top executive talent;

•	encouraging performance that results in enhanced stockholder value over the long-term and attainment of our business goals and objectives, both financial and non-financial, without creating or incentivizing excessive risk; and

•	rewarding strong individual performance, without creating or incentivizing excessive risk.

Elements of compensation provided under NRG’s executive compensation program

The Committee is authorized to engage, at the expense of the Company, a compensation consultant to provide independent advice, support, and expertise to support the Committee in overseeing and reviewing the Company’s overall compensation strategy, structure, policies and programs, and to assess whether the Company’s compensation structure establishes appropriate incentives for management and employees.

Frederic W. Cook & Co., Inc. assisted with executive pay decisions and worked with the Committee independent of any Company management to formulate the design of compensation programs in 2009.

Annually, the Committee reviews all elements of executive compensation individually and in the aggregate against market data for companies with which NRG competes for executive talent. The Committee evaluates NRG’s executive compensation based on competitive market information provided by the consultant via the development of a “peer group” of 12 to 20 companies. The composition of the peer group is targeted towards publicly-traded, independent power producers and utilities with power generation operations that had revenues of approximately 50% to 200% of NRG’s projected revenue, similar generation capacity, or geographic similarity. Each of these characteristics may not be met for every company in the peer group.

The Committee and management review the composition of the peer group on an annual basis. The Company aims to compare its executive compensation program to a consistent peer group year to year, but given the extremely dynamic nature of the industry and the companies in it, the Company occasionally must alter the list to best represent the Company’s industry peers from one year to the next. This year, the Company added Dominion Resources, Inc., Florida Power & Light Company and Public Service Enterprise Group to its peer group and removed TXU Corporation. For 2009, the peer group consisted of:

2009 Peer Group

AES Corporation (NYSE: AES)
Allegheny Energy, Inc. (NYSE: AYE)
Calpine Corporation (NYSE: CPN)
CenterPoint Energy, Inc. (NYSE: CNP)
CMS Energy Corporation (NYSE: CMS)
Constellation Energy Group, Inc. (NYSE: CEG)
Dominion Resources, Inc. (NYSE: D)
DTE Energy Company (NYSE: DTE)
Dynegy Inc. (NYSE: DYN)
El Paso Corporation (NYSE: EP)
Florida Power & Light Company (NYSE: FPL)
Mirant Corporation (NYSE: MIR)
PPL Corporation (NYSE: PPL)
Public Service Enterprise Group Inc. (NYSE: PEG)
RRI Energy, Inc. (NYSE: RRI)
Sempra Energy (NYSE: SRE)

The various elements of NRG’s executive compensation program for 2009 were benchmarked relative to the compensation provided to executives of this peer group, as well as other published survey data. For the survey analysis, the Committee benchmarked NRG’s NEOs to survey data based on functional job responsibility, using energy industry data where available and supplementing it with general industry data. NRG’s incentive plan design, plan features, and level of participation were also considered during the benchmarking exercise.

In conjunction with the analysis of NRG’s peer group, the Committee aims to emphasize performance-based pay while balancing short- and long-term results through the use of an effective mix of cash, equity and other benefits. By implementing this compensation structure, the Committee believes that the interests of the Company are aligned with the interests of the stockholders, while continuing to emphasize the achievement of the Company’s business goals and objectives.

Based on the analysis of NRG’s peer group and the Company’s objectives described above, the Committee affirmed the following seven components of NRG’s executive compensation program:

•	Base salary;

•	Annual incentive compensation;

•	Long-term incentive compensation, including restricted stock units, non-qualified stock options and performance units;

•	Cash-based phantom equity;

•	Benefits;

•	Discretionary payments; and

•	Severance and change in control benefits.

For each element, and in the aggregate, NRG targeted reward values for the Company’s NEOs between the median and the 75th percentile based on the results of the competitive analysis for its NEOs for both total cash compensation (base salary plus annual cash incentives) and for total compensation (total cash compensation plus expected value of long-term incentives). NRG’s size and complexity has grown relative to the industry, and in recent years, NRG’s financial and operating performance has achieved record EBITDA and Free Cash Flow results based on the Company’s year-over-year performance, with significant merger and acquisition activity. As a result, our management team has been subject to competitive career opportunities. Accordingly, we currently target pay levels above the median.

Base Salary

Annual base salary is designed to compensate NEOs for their level of experience and continued expectation of superior performance. Base salary is expected to increase each year in relation to market competitiveness and individual performance. Increases in base salary affect other elements of compensation:

•	As base salary increases, the resulting AIP target dollar opportunity will increase (assuming equal percentage participation).

•	NRG’s long-term incentive compensation, delivered through the Amended and Restated Long-Term Incentive Plan (“LTIP”), is awarded as a multiple of base salary. As base salary increases, the value of the equity award increases.

•	Certain life insurance benefits, severance benefits, and change in control benefits are valued as a function of base salary and increase in value commensurate with growth in base salary.

In addition to targeting base salary levels above the median, the base salary recommendations also incorporate the NEO’s individual performance, the general contributions of the NEO to overall corporate performance, and the level of responsibility of the NEO with respect to his or her specific position. For 2009, as a result of the general economic and market environment rather than the performance of the Company, base salary levels for the NEOs, as well as for all other senior vice presidents and executive vice presidents at the Company, remained the same as in 2008. However, certain NEOs’ base salary increased as a result of promotions. In general, base salary levels increase for NEOs from year to year, which increases reflect exceptional individual performance (increases due to merit). For 2009, Mr. Luterman received a base salary of $100,000 per month, but pursuant to his arrangement as Interim Chief Financial Officer was not eligible for any other compensation under NRG’s executive compensation program.

For 2009, the base salary earnings for each NEO were as follows:

Named Executive Officer	2009 Base Salary Earnings ($)

David Crane	1,100,000
Denise M. Wilson	400,000
Kevin T. Howell	480,000
Mauricio Gutierrez	398,462
Gerald Luterman	200,000	(1)
Robert C. Flexon	573,692
Clint C. Freeland	383,923

(1)	This reflects two months of service in 2009.

Annual Incentive Compensation

Overview — Annual incentive compensation is designed to compensate NEOs for meeting specific individual and Company goals, and to reward individuals for meeting financial and non-financial goals and objectives established as part of the Company’s annual business plan. Annual incentive compensation is determined as a percentage of each NEO’s annual base salary. The AIP design is based on best practices and market competitiveness as benchmarked with NRG’s peer group. In keeping with the purposes of the AIP, if the Company is required to prepare an accounting restatement because it is in material noncompliance with any financial reporting requirements, then any NEO who has received a payment under the AIP may be required to reimburse the Company for all or a portion of the payment (commonly referred to as a clawback).

The AIP is calculated using actual performance results from a weighted percentage of performance criteria. These criteria are chosen to align each NEO’s responsibilities with available quantitative financial measures and qualitative measures that NRG values in the leadership of the business, such as safety, budget control, staff development, and individual performance compared to the Company’s goals. Annually, quantitative and qualitative performance goals are recommended by the NRG Senior Management Team for approval by the Committee. These criteria were chosen as the primary short-term benchmarks with respect to the strategies chosen for attaining the Company’s business objectives of increasing stockholder value and the improvement in corporate performance.

AIP Performance Criteria — The following tables provide the 2009 performance criteria established for the NEOs and, for each NEO, the weight each criterion is given with respect to individual NEO performance. The criteria are used in determining the AIP payment as described in more detail below and are designed to achieve the Company’s primary short-term goals and long-term business objectives, such as maintaining financial strength and stability, reducing the volatility of cash flows, improving safety performance, positioning the Company for success under increasing environmental constraints, and optimizing the Company’s strategic and business developments.

The criteria for the Chief Executive Officer are established by the Committee, based upon meetings with the Chief Executive Officer and discussions regarding performance goals of the Company and himself. The criteria for the other NEOs are established by the Chief Executive Officer, in consultation with the Committee, and subsequently reviewed and approved by the Committee. The criteria for all NEOs are based upon the Company’s business strategy and individual development year-over-year, in conjunction with the applicability of the criteria to the NEO’s business unit. For example, for the positions of Chief Executive Officer and Chief Financial Officer, the performance criteria are weighted towards overall Company financial performance due to the nature of their respective position with Company; whereas, in addition to overall Company performance, a Regional President’s performance criteria is weighted towards regional financial performance and safety and/or environmental performance due to the Regional President’s oversight of regional financial, safety and environmental performance. Furthermore, certain criteria, such as trading and hedging or management recruitment apply to specific NEOs due to their expertise and areas of responsibility within the Company. The criteria consist of objective goals, such as EBITDA, environmental and safety metrics, as well as subjective goals based on each NEO’s annual performance review, such as positive developments with respect to “FORNRG” contributions, strategic development, staff development, capital allocation, trading and hedging, and internal controls.

2009 Performance Criteria

Performance Criteria	Definition

Consolidated Adjusted EBITDA, excluding mark-to-market	Net Income before Interest Expense, Income Tax, Depreciation and Amortization — as calculated from NRG’s Statement of Operations as found in Item 14 — Consolidated Financial Statements to the Company’s Annual Report on Form 10-K filed on February 23, 2010 (the “2009 Form 10-K”), and as further adjusted for certain non-recurring items and excluding mark-to-market movements of economic hedges since a portion of these forward sales and purchases are not afforded hedge accounting treatment. For 2009, the Consolidated Adjusted EBITDA target was set at $2,320 million.

Regional Adjusted EBITDA, excluding mark-to-market	Regional Net Income before Income Tax, Depreciation, and Amortization — as calculated from NRG’s Statement of Operations as found in Item 14 — Consolidated Financial Statements to the 2009 Form 10-K, and as further adjusted for certain non-recurring items and excluding mark-to-market movements of economic hedges since a portion of these forward sales and purchases are not afforded hedge accounting treatment. With respect to Mr. Howell, for 2009, the Regional Adjusted EBITDA target for the Texas Region was set at $1,351 million.

Consolidated Adjusted Free Cash Flow	Cash Flow from Operations less Maintenance and Environmental Capital Expenditures and including net payments to settle acquired derivatives that include financing elements — as calculated from NRG’s Statement of Cash Flows as found in Item 14 — Consolidated Financial Statements to the 2009 Form 10-K. For 2009, the Consolidated Adjusted Free Cash Flow target was set at $900 million.

Corporate Safety/Environmental	Applied safety practices at plant and office locations and qualitative and/or quantitative assessment of environmental compliance and initiatives. For 2009, the Corporate safety target was set at the top quartile of the industry based upon OSHA Total Recordable Injury Rate. For 2009, the Corporate environmental target was established by setting a target that contemplates the number of notices of violations, reportable spills, or non-compliance events at each Company plant, such as air emissions exceedance, waste water non-compliance, or administrative non-compliance. Each plant starts the year with a base number of zero and any non-compliance event adds a point and a econrg project can result in a maximum one point reduction. For 2009, the Corporate environmental target was set at the average target across the plant fleet of 1.28.

Performance Criteria	Definition

Regional Safety/Environmental	Applied safety practices at Regional plant and office locations and qualitative and/or quantitative assessment of environmental compliance and initiatives. With respect to Mr. Howell, for 2009, the Texas safety target was set at 0.84 and the Texas environmental target was established by setting a target that contemplates the number of notices of violations, reportable spills, or non-compliance events at each Regional plant, such as air emissions exceedance, waste water non-compliance, or administrative non-compliance. Each plant starts the year with a base number of zero and any non-compliance event adds a point and a econrg project can result in a maximum one point reduction. For 2009, the Texas environmental target was set at the average target across the Regional plant fleet of 1.63.

“FORNRG” Contributions and Budget Expense Improvement	Continuous improvement initiative to maximize return on invested capital and improve profitability, determined in incremental adjusted EBITDA.

Strategic Development /Business Development	Development and dissemination of corporate strategy at Company and regional levels.

Staff Development and Retention	Personnel recruitment, education and advancement, including diversity advancements.

Trading and Hedging	Maximizing operating income through the efficient procurement and management of fuel supplies and maintenance services, and the sale of energy, capacity and ancillary services into attractive spot, intermediate and long-term markets.

Capital Allocation	Achievement of 2009 objectives and advancement of longer term plan.

Control Environment	Achievement of 2009 audit plan as approved by the Company’s Audit Committee, including effective controls in compliance with Section 404 of the Sarbanes Oxley Act and the advancement of Engineering, Procurement and Construction control framework.

Management Recruitment, Development, Succession Planning	Management recruitment, management development and management succession planning.

Individual Performance /Goal Achievement	Individual performance versus mutually agreed-upon annual goals plus manner of achieving goals (in accordance with corporate values).

NEO Weighted Performance Criteria (%)

	David	Denise M.	Kevin T.	Mauricio	Gerald	Robert C.	Clint C.
Performance Criteria	Crane	Wilson	Howell	Gutierrez	Luterman(1)	Flexon	Freeland

Consolidated Adjusted EBITDA	30.0%	20.0%	15.0%	20.0%	N/A	20.0%	15.0%
Regional Adjusted EBITDA	—	—	20.0%	—	N/A	—	—
Consolidated Adjusted Free Cash Flow	30.0%	20.0%	15.0%	20.0%	N/A	20.0%	15.0%
Corporate Safety/Environmental	10.0%	10.0%	—	—	N/A	—	—
Regional Safety/Environmental	—	—	10.0%	—	N/A	—	—
FORNRG Contribution and Budget Expense Improvement	—	10.0%	—	—	N/A	—	—
Strategic Development/ Business Development	15.0%	—	20.0%	10.0%	N/A	10.0%	—
Staff Development and Retention	15.0%	20.0%	—	—	N/A	10.0%	—
Trading and Hedging	—	—	—	20.0%	N/A	—	—
Capital Allocation	—	—	—	—	N/A	10.0%	—
Control Environmental	—	—	—	—	N/A	10.0%	—
Management Recruitment, Development, Succession Planning	—	20.0%	—	—	N/A	—	—
Individual Performance/ Goal Achievement	—	—	20.0%	30.0%	N/A	20.0%	70.0%
TOTAL:	100.0%	100.0%	100.0%	100.0%	N/A	100.0%	100.0%

(1)	In his position as Interim Chief Financial Officer, Mr. Luterman was not eligible for annual performance compensation.

AIP Incentive Opportunity — The Chief Executive Officer is accountable for developing the goals for all other NEOs, while the Committee, with input from the Chief Executive Officer, determines the goals for the Chief Executive Officer. These goals are established at the beginning of each fiscal year. For the fiscal year 2009, these goals were reviewed and approved by the Committee on February 10, 2009. Based on the targeted benchmarks for the fiscal year 2009, the target annual incentive opportunity for NEOs ranged from 75% to 100% of base salary and an additional maximum opportunity was established for each NEO ranging from 37.5% to 100% of base salary above the target opportunity. The AIP plan design, as displayed in the table below, is consistent with market practice both in terms of target percentages and range of opportunity.

The threshold, target and maximum incentive opportunities for the NEOs for 2009 were as follows:

Named Executive Officer	Threshold	Target	Maximum

David Crane	50.0%	100.0%	200.0%
Denise M. Wilson	37.5%	75.0%	112.5%
Kevin T. Howell	50.0%	100.0%	150.0%
Mauricio Gutierrez	37.5%	75.0%	112.5%
Gerald Luterman(1)	N/A	N/A	N/A
Robert C. Flexon	50.0%	100.0%	150.0%
Clint C. Freeland	37.5%	75.0%	112.5%

(1)	In his position as Interim Chief Financial Officer, Mr. Luterman was not eligible for annual performance compensation.

AIP Targets and Calculation — Payment of the AIP is contingent on attaining the AIP Threshold, which is based on the Company’s Adjusted Free Cash Flow. For fiscal year 2009, the AIP Threshold was set at $730 million of Adjusted Free Cash Flow, a level appropriate for an acceptable level of Company financial performance. If the AIP Threshold was not achieved, no annual incentives would have been paid for 2009 performance. If the AIP Threshold is met or exceeded, the annual incentive payment is calculated in two steps:

Step 1: A percentage up to the Target level based on the weight of each performance criterion identified in the table above. If all elements are achieved at the Target level, an NEO will realize Target level participation.

Step 2: A percentage above the Target level based on an equal 50/50 weighting of Adjusted Free Cash Flow and Consolidated Adjusted EBITDA. This second calculation is only performed in the event Adjusted Free Cash Flow or Consolidated Adjusted EBITDA exceeds its respective Target level.

The sum of the two pieces (the Threshold to the Target components (Step 1) + the Target to the Maximum components (Step 2)) equals the incentive earned under the AIP. For fiscal year 2009, the AIP Target was set at $900 million of Consolidated Adjusted Free Cash Flow and $2,320 million of Consolidated Adjusted EBITDA. Payments above the AIP Target will only be possible if the Adjusted Free Cash Flow or the Consolidated Adjusted EBITDA Targets are surpassed, in which case the NEO is eligible to receive a portion of the incentive opportunity between Target and Maximum.

The AIP Maximum percent payout can only be achieved if the Maximum level of Adjusted Free Cash Flow and Consolidated Adjusted EBITDA are met or surpassed. In the event that these financial performance criteria exceed maximum levels, the NEOs are still capped at their maximum. The Company has established the Maximum at a level that can only be achieved with exceptional Company performance. While the Company strives for this level of performance every year, the Company expects that over time the Maximum level will not be reached a significant percentage of the time. For example, aside from 2009, over the last five years the Company has reached Maximum payout only one other time in 2005, despite strong Company performance in 2006 and 2007 and record Company performance in 2008.

Results for 2009 AIP — The Company’s AIP Threshold and AIP Target levels are based on the Company’s audited financial statements. The achievement towards the threshold and targets described in the table above is calculated beginning with the Company’s audited financial statements and is adjusted based on the impact of non-recurring events that may impact Adjusted Free Cash Flow and/or Consolidated Adjusted EBITDA, but have a positive impact on the Company’s business objectives of increasing stockholder value and improving corporate performance. Alternatively, transactions may occur throughout the year that may impact Adjusted Free Cash Flow and/or Consolidated Adjusted EBITDA positively or negatively but were not due to direct Company management. The Committee approved the following adjustments:

•	increase of $48 million and $13 million to 2009 Adjusted Free Cash Flow (“FCF”) and 2009 Consolidated Adjusted EBITDA (“EBITDA”) criteria, respectively, for the sale of Mitteldeutsche Braunkohlengesellschaft mbH (“MIBRAG”) to ensure the composition of the asset portfolio is consistent with AIP targets;

•	increase of $105 million to the FCF Target to reflect a delay in budgeted environmental capital expenditures;

•	increase of $260 million to FCF to align the cash movements on option premiums with the 2009 settlements of related transactions;

•	increase of $31 million to FCF for payments due to Exelon defense costs;

•	reduction of $79 million to FCF to reclassify the financing element of acquired derivatives from cash flows from financing activities to cash flows from operating activities; and

•	an adjustment reducing FCF by $165 million and increasing EBITDA by $85 million to reverse the impact of the early settlement of forward positions as a result of the unwind of the Credit Sleeve Reimbursement Agreement acquired with the acquisition of Reliant Energy.

The net impact of these six FCF adjustments decreased 2009 performance compared to the AIP Target level by $10 million.

Based on the calculations described above, both the Adjusted Free Cash Flow and Consolidated Adjusted EBITDA AIP Targets were exceeded for 2009 and achieved the Maximum levels. The Chief Executive Officer provided documentation to the Committee and the Board regarding the qualitative and quantitative achievement for each NEO. The Committee evaluated the performance of the Chief Executive Officer based on his achievement compared to goals established for him for 2009. Subsequently, the Committee reviewed and approved the annual incentive awards for the NEOs based on individual performance goals along with the Adjusted Free Cash Flow and Consolidated Adjusted EBITDA criteria. Bonus payments were paid after the release of the Company’s audited financial results for 2009. The annual incentives awarded to each of the NEOs for 2009, expressed as a percentage of base salary and in dollars, were as follows:

	Percentage of
Named Executive Officer	Base Salary (%)	Annual Incentive Payment ($)

David Crane	192.80	2,120,800
Denise M. Wilson	110.10	440,400
Kevin T. Howell	131.10	629,280
Mauricio Gutierrez	112.50	448,269
Gerald Luterman(1)	N/A	N/A
Robert C. Flexon	—	—
Clint C. Freeland	60.00	230,354

(1)	In his position as Interim Chief Financial Officer, Mr. Luterman was not eligible for annual performance compensation.

Long-Term Incentive Compensation

The LTIP, is designed to align compensation of NEOs with long-term stockholder value. The value of an LTIP award depends exclusively on NRG’s stock price and, in the case of Performance Units, the share price movement over time.

Types of Awards — Awards made under NRG’s LTIP to date include the following types of awards:

•	Non-qualified Stock Option (“NQSOs”) — Each NQSO represents the right to purchase one share of Common Stock at a price equal to the closing market price of the Common Stock on the date of grant. Options vest and become exercisable equally over a three-year vesting schedule and have a term of six years. Grants prior to August 1, 2005 have 10-year terms. Vesting schedules and term lengths for new grants are reviewed periodically by the Committee. Beginning in 2010, grants have 10-year terms.

•	Performance Units (“PUs”) — Each PU represents the right to receive a certain number of shares of Common Stock after the completion of three years of service from the date of grant, provided the price per share of the Company’s Common Stock on such date (the “measurement price”) equals or exceeds the threshold price set under the award as of the date of vesting. The number of shares of Common Stock to be paid as of the vesting date for each performance unit is equal to: (i) a prorated amount in between one-half and one share of Common Stock if the measurement price equals or exceeds the threshold price but is less than the target price; (ii) one share of Common Stock, if the measurement price equals the target price; (iii) a prorated amount in between one and two shares of Common Stock, if the measurement price is greater than the target price but less than the maximum price under the Award; and (iv) two shares of Common Stock, if the measurement price is equal to or greater than the maximum price.

The design of PUs is intended to reward NEOs based on total stockholder return over the three-year vesting period relative to the Company’s total cost of equity over this period. The target price of the award is based on an annual projected cost of equity established at the start of each three-year vesting period. The Committee approves a target stock price based on a compounding share price growth factor over the vesting period. The threshold share price growth factor represents 30% of the compounded target share price growth factor and the maximum share price growth factor represents 64% of the compounded target share price growth factor. PUs granted on January 2, 2009 held a threshold price of $30.61 per share, a target price of $33.21 per share, and a maximum price of $38.84 per share. Effective for PUs awarded in 2010, a 20-day averaging period will be used to determine the price.

•	Restricted Stock Units (“RSUs”) — Each RSU represents the right to receive one share of Common Stock after the completion of three years of service from the date of grant. From time-to-time, the Committee will use alternate RSU vesting periods, but only on an exception-basis, such as for a new-hire with a specific skill set or to serve as an enhanced retention tool.

•	Deferred Stock Units (“DSUs”) — Each deferred stock unit represents the right of a participant to be paid one share of NRG’s Common Stock at the end of a deferral period established under the award by the Committee or elected by the participant under the terms of an award and the tax rules applicable to nonqualified deferred compensation plans under Section 409A of the Code. Unless otherwise provided under an award, during the applicable deferral period, a participant will not have any rights as a stockholder of the Company. However, unless otherwise provided, once the deferral period ends, the participant will be entitled to receive accumulated dividends and distributions with respect to the corresponding number of shares of Common Stock underlying each deferred stock unit. Except in cases of death where DSUs convert immediately to Common Stock, DSUs convert to Common Stock six months following termination. While certain NEOs currently hold DSUs, there have not been any DSUs awarded to an executive officer of the Company since 2005.

Range of LTIP compensation — The aggregate expected value of equity awards granted to each NEO for the fiscal year 2009 was based on a review of the expected value of equity grants made to NEOs in NRG’s peer group, expressed as a percentage of base salary. Frederic W. Cook provided equity benchmark data for the peer group and provided recommendations as a percentage of base salary to the Committee. For grants in January 2009, these percentages were 400% of base salary for Mr. Crane, 300% of base salary for Mr. Flexon, 150% of base salary for Mr. Gutierrez, 150% of base salary for Ms. Wilson, and 100% of base salary for Mr. Freeland. The Company’s practice is to issue annual equity awards on the first business day of the calendar year. For fiscal year 2009, the grant date was January 2, 2009. The price per share of the Company’s stock on the grant date was $23.64 per share. In lieu of receiving LTIP equity awards, on March 3, 2009, Mr. Howell received a grant of Phantom Non-Qualified Units and Phantom Restricted Stock Units from the Company, each as described below under “Phantom Equity Plan.” In addition to his LTIP award, on February 10, 2009, Mr. Gutierrez received Phantom Restricted Stock Units from the Company.

Blended annual allocation — Following the Committee’s approval, the Company awards a combination of NQSOs, RSUs and PUs on the first business day in January of each year. In 2009, the Company employed a blended allocation of award type, with a heavier weighting to PUs and NQSOs in order to align the NEOs with stockholders through share price appreciation. NQSOs and PUs directly align the NEOs’ interests with the performance of NRG’s Common Stock reflecting the importance of share price appreciation to the Company’s total stockholder return. Allocation of RSUs reflects market trends favoring increased usage of restricted stock over stock options as a retention incentive. The allocation by equity type is reviewed annually by the Committee based on the Company’s overall strategy and existing market best practices.

For fiscal year 2009, the Committee approved equity compensation grants allocated among the types of awards as follows:

•	50 percent of the target expected value in the form of NQSOs;

•	33 percent of the target expected value in the form of PUs; and

•	17 percent of the target expected value in the form of RSUs.

For 2010, the Committee approved a revised allocation of 33% NQSOs, 34% PUs, and 33% RSUs in order provide a more balanced approach and reduce the dilution rate. The awards granted in January 2010 followed this allocation.

The types of equity awards made to the NEOs in January, February and March 2009 and the total grant date fair value for such awards are shown below.

Named Executive Officer:	Restricted Stock Units ($)		Non-Qualified Stock Options ($)		Performance Units ($)

David Crane	747,024		2,199,272		1,395,622
Denise M. Wilson	101,652		300,017		190,932
Kevin T. Howell	479,875	(1)	480,012	(2)	—
Mauricio Gutierrez	501,641	(3)	300,017		190,932
Gerald Luterman(4)	N/A		N/A		N/A
Robert C. Flexon	335,688		989,801		627,348
Clint C. Freeland	66,192		192,319		122,742

(1)	Consists of Phantom Restricted Stock Units.

(2)	Consists of Phantom Non-Qualified Units.

(3)	Includes $399,989 Phantom Restricted Stock Units.

(4)	In his position as Interim Chief Financial Officer, Mr. Luterman was not eligible for any long-term incentive compensation.

Phantom Equity Plan

As previously disclosed, the Compensation Committee approved, effective March 1, 2008, a cash-based phantom equity program (the “Phantom Plan”) for Mr. Howell that vests in full for all grants on August 1, 2010. This arrangement is designed to retain Mr. Howell through August 1, 2010, at a minimum, while continuing to align Mr. Howell’s compensation with stockholder value and improvements in corporate performance.

The Phantom Plan contains two elements:

•	Phantom Non-Qualified Units (“PNQUs”) track the performance of the NRG stock listed on the NYSE and reward Mr. Howell in a similar manner as would a Non-Qualified Stock Option granted under the Company’s LTIP. The grants of PNQUs were valued based on the closing price at the time of award on March 3, 2008, March 3, 2009, and March 3, 2010, at $41.63, $17.45 and $22.50, respectively. Each valuation price will be compared to the average closing price of the NRG stock for the 20 trading days prior to August 1, 2010. The gain in the stock price (if any) will be multiplied by the number of PNQUs and paid in the form of cash as soon as practicable after August 1, 2010.

•	Phantom Restricted Stock Units (“PRSUs”) also track the performance of the NRG stock listed on the NYSE. A cash award will be made as soon as practicable after August 1, 2010 that reflects the number of PRSUs multiplied by the average closing price for the 20 trading days prior to August 1, 2010.

Mr. Howell’s participation in the Phantom Plan precludes him from receiving additional equity awards under the LTIP that is otherwise in effect for the Company’s other executive officers.

In addition, the Committee approved a grant of PRSUs for Mr. Gutierrez on February 10, 2009, whereby a cash award will be made as soon as practicable after February 10, 2012 that reflects the number of PRSUs multiplied by the average closing price of NRG’s common stock for the 20 trading days prior to February 10, 2012.

Benefits

Benefits — NEOs participate in the same retirement, life insurance, health and welfare plans as other salaried employees of the Company. To generally support more complicated financial planning and estate planning matters, NEOs are provided personal financial services up to $10,925 each year, not including the financial advisor’s travel or out-of-pocket expenses, to assist with financial planning and tax counseling. Survey data indicates that participation in this form of benefit is consistent with market practice at the executive level and that $10,925 is a reasonable level of benefit for this type of service. However, in connection with a review of its executive compensation practices, the Company has determined that it will no longer pay tax gross-ups with respect to financial services for its executive officers.

Pursuant to the terms of his negotiated employment agreement which allows for the continuation of previously awarded personal life and disability insurance, in 2009, Mr. Crane received additional benefits in the form of a $12,000 life insurance premium reimbursement and $10,120 disability insurance premium reimbursement. NRG paid Mr. Crane a tax gross-up of these amounts totaling $11,118.

Discretionary Payments

From time-to-time, the Committee will make off-cycle cash and/or equity awards to reward key personnel for reasons such as extraordinary achievement, the hiring of a new executive, promotion, or recognition. Such rewards are rarely made at the NEO level and all such discretionary payments are subject to review and approval by the Chief Executive Officer. In cases of discretionary payments for certain designated officers, both Chief Executive Officer and Committee approval is required. In 2009, the Committee approved a special one-time cash bonus for certain employees, which included the following NEOs: Mr. Crane, Ms. Wilson, Mr. Howell, Mr. Gutierrez and Mr. Freeland for their contributions to the Company’s exceptional performance in 2009, including the acquisition of Reliant Energy and overall EBITDA performance, as well as their dedication and service during Exelon Corporation’s nine-month unsolicited offer and proxy contest. These awards are listed under the Bonus column in the Summary Compensation Table.

Potential Severance and Change-in-Control Benefits

Mr. Crane, pursuant to his employment agreement, and the other NEOs, pursuant to the Company’s Executive and Key Management Change-in-Control and General Severance Plan (the “CIC Plan”), are entitled to severance payments and benefits in the event of termination of employment under certain circumstances, including following a change-in-control. NRG chooses to pay severance and change-in-control benefits to assist with career transitions of executives of the Company as well as to create an environment that provides for adequate business transition and knowledge transfer during times of change.

Change-in-control agreements are considered market practice among publicly-held companies. Most often, agreements are utilized to encourage executives to remain with the Company during periods of extreme job uncertainty. In order to enable a smooth transition during the interim period, change-in-control agreements provide a defined level of security for the executive, and the Company, to follow through on the implementation of a particular acquisition, asset sale/purchase, and integration.

For a more detailed discussion, including the quantification of potential payments, please see the section entitled “Severance and Change-in-Control” following the executive compensation tables below.

Effective July 23, 2009, the Company adopted a new change of control plan, the 2009 Executive Change-in-Control and General Severance Plan (the “New CIC Plan”) that is applicable to new executives. In connection with a review of its executive compensation practices, the Company has determined that for new executives it will not pay tax gross-ups with respect to payments on a change of control. The New CIC Plan does not provide for gross-up payments in the event payments under the New CIC Plan subject the executives to an excise tax under Section 4999 of the Code. Rather, the executives will be entitled to the better of (known as “net best”): a change-in-control benefit which shall be limited to $1 less than the amount subject to the excise tax, or the full payment that is subject to the excise tax (payable by the executive).

Stock Ownership Guidelines

The Committee and the Board require the Chief Executive Officer to hold Company stock with a value equal to six times his base salary until termination from the Company. The Chief Administrative Officer is encouraged to hold equity instruments with a value equal to three times her base salary until termination from the Company. Other NEOs are encouraged to hold equity instruments with a value equal to 2.5 times their base salary, or in the case of Mr. Freeland, 2.0 times his base salary, until termination from the Company. Only vested shares or vested options with an exercise price that is less than the current stock price count towards the ownership multiple. As NRG has experienced a limited number of LTIP grant opportunities, many NEOs have not yet achieved expected stock ownership multiples. It is anticipated, however, that NEOs will achieve expected ownership multiple thresholds over the course of a series of upcoming LTIP grants. The current stock ownership for NEOs as of June 4, 2010 is shown below:

	Target Ownership	Actual Ownership
Named Executive Officer	Multiple	Multiple

David Crane	6.0	17.9
Denise M. Wilson	3.0	0.0
Kevin T. Howell	2.5	12.8
Mauricio Gutierrez	2.5	0.7
Gerald Luterman(1)	N/A	N/A
Robert C. Flexon	N/A	N/A
Clint C. Freeland	2.0	0.5

(1)	In his position as Interim Chief Financial Officer, Mr. Luterman was not required to maintain a target stock ownership.

Dilution concerns and other limitations

NRG and the Committee work to ensure that NRG’s equity awards balance both the interests of stockholders in controlling dilution and NRG’s business need to attract, motivate, and retain the level of executive talent required to execute its business strategy. Observing established dilution rates help stockholders preserve anticipated share ownership percentages in NRG. The dilution interests are tracked by way of:

•	Dilution rate — NQSOs already awarded plus additional shares reserved for potential distribution — divided by shares outstanding; and

•	Run rate — amount of NQSOs and RSUs actually distributed in 2009.

The Committee remains focused on maintaining market prevailing dilution rates of less than 15%, as well as a three-year average run rate at or below 2%. NRG’s potential dilution rate at the end of 2009 was approximately 6.7%, with an actual dilution rate of 4.3% reflecting shares granted at year-end. The run rate was less than 1%. For 2010, the Committee approved a revised allocation of 33% NQSOs, 34% PUs, and 33% RSUs in order provide a more balanced approach and reduce the dilution rate. The awards granted in January 2010 followed this allocation.

Tax and Accounting Considerations

The Committee has considered the implications of Section 162(m) of the Code, which precludes the Company (as a public company) from taking a tax deduction for individual compensation in excess of $1 million for any of the NEOs, subject to certain exemptions. The Committee has also considered the exemptions to such limitation, which are also provided in Section 162(m) and specifically the exemption for compensation that is “performance based” within the meaning of Section 162(m). The Committee believes tax deductibility of compensation is an important consideration and, where possible and considered appropriate, intends to preserve the deductibility of compensation to NEOs under Section 162(m). However, the Committee also believes that it is important to retain flexibility in designing compensation programs, and as a result, has not adopted a policy that any particular amount of compensation must be deductible to NRG under Section 162(m). The Committee also takes into account tax consequences to NEOs in designing the various elements of the Company’s compensation program, such as designing the terms of awards to defer immediate income recognition in accordance with Section 409A of the Code. The Committee remains informed of the accounting implications of its compensation programs, however, and approves programs based on their total alignment with the Company’s strategy and long-term goals.

Summary Compensation Table
Fiscal Year Ended December 31, 2009

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Grants	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($)(1)	($)(1)	($)	($)	($)	($)

David Crane	2009	1,100,000	200,000	2,142,646	2,199,272	2,120,800	37,518	54,168	7,854,404
President and Chief	2008	1,097,693	—	1,905,263	2,153,414	1,923,706	16,813	59,905	7,156,794
Executive Officer	2007	1,000,000	—	1,912,968	1,806,166	1,801,500	13,019	52,628	6,586,281
Denise M. Wilson	2009	400,000	200,000	292,584	300,017	440,400	—	27,477	1,660,478
Executive Vice President and Chief Administrative Officer
Kevin T. Howell	2009	480,000	100,000	479,875	480,012	629,280	—	37,420	2,206,587
Executive Vice President and	2008	468,846	—	478,745	407,065	619,463	—	38,989	2,013,108
Regional President, Texas	2007	399,539	—	272,137	256,855	425,733	—	23,675	1,377,939
Mauricio Gutierrez	2009	398,462	200,000	692,573	300,017	448,269	—	31,222	2,070,543
Executive Vice President, Commercial Operations
Gerald Luterman	2009	200,000	—	—	—	—	—	—	200,000
Interim Chief Financial Officer(2)
Robert C. Flexon	2009	573,692	—	963,037	989,801	—	—	79,131	2,605,661
Former Executive Vice	2008	648,154	—	1,281,204	1,431,115	908,225	—	37,748	4,306,446
President and	2007	548,269	—	511,258	482,626	736,668	—	32,500	2,311,321
Chief Financial Officer(3)
Clint C. Freeland	2009	383,923	25,000	188,934	192,319	230,354	—	24,750	1,045,280
Senior Vice President,	2008	329,462	—	260,135	293,910	286,940	—	16,254	1,186,701
Strategy, Financial Structure (former Chief Financial Officer)(4)

(1)	The assumptions made in these valuations are discussed in the Company’s 2009 Form 10-K in Item 14 — Consolidated Financial Statements.

(2)	Mr. Luterman became Interim Chief Financial Officer on November 3, 2009 following the departure of Mr. Flexon and served as the principal financial officer until the filing of the Company’s Quarterly Report for the quarter ended March 31, 2010.

(3)	From February 18, 2009 through November 3, 2009, Mr. Flexon served as Executive Vice President and Chief Financial Officer. Prior to that, Mr. Flexon served as Chief Operating Officer.

(4)	As of February 18, 2009, Mr. Freeland moved from Chief Financial Officer to Senior Vice President, Strategy, Financial Structure.

The amounts provided in the bonus column represent the one-time special cash bonus paid to the respective NEO for his or her contributions to the Company’s exceptional performance in 2009, including the acquisition of Reliant Energy and overall EBITDA performance. The amounts provided in the Non-Equity Incentive Plan Compensation column represent values earned under NRG’s 2009, 2008 and 2007 AIP payable in March 2010, March 2009, and March 2008, respectively. NEOs were provided the opportunity to earn a cash incentive payment based on the attainment of certain pre-established Company and individual goals for fiscal years 2009, 2008 and 2007. The performance criteria and weight given to each NEO are described in detail in the CD&A above. The dollar amounts in the table represent payouts for actual 2009, 2008 and 2007 Company performance.

Only one NEO, David Crane, participates in the NRG Pension Plan, which was closed to new employees hired on, or after, December 5, 2003. The values shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column represent the 2009, 2008, and 2007 year-on-year increases in the value of the defined benefit pension plan.

For 2009, Mr. Luterman received a base salary of $100,000 per month and was not eligible for any other compensation under NRG’s executive compensation program.

The amounts provided in the All Other Compensation column represent the additional benefits payable by NRG and include insurance benefits, the employer match under the 401(k) plan, relocation expenses, financial counseling services up to $10,925, not including the financial advisor’s travel or out-of-pocket expenses, and the amount payable under NRG’s all-employee discretionary contribution to the 401(k) plan. The following table identifies the additional compensation for each NEO.

									Total
		Life		Financial	401(k) Employer	401(k)			Taxable
		Insurance	Disability	Advisor	Matching	Discretionary	Relocation	Resignation	Grossed Up
Name	Year	Reimbursement ($)	Insurance ($)	Services ($)	Contribution ($)	Contribution ($)	Expenses($)	Compensation	Expenses ($)(1)	Total ($)

David Crane	2009	12,000	10,120	11,129	9,800	—	—	—	11,118	54,167
	2008	12,000	10,120	10,610	9,200	—	—	—	17,975	59,905
	2007	12,000	10,120	10,300	8,874	—	—	—	11,334	52,628
Denise M. Wilson	2009	—	—	11,777	9,800	5,900	—	—	—	27,477
Kevin T. Howell	2009	—	—	13,895	8,575	14,950	—	—	—	37,420
	2008	—	—	1,085	8,050	13,500	11,942	—	4,412	38,989
	2007	—	—	2,600	7,875	13,200	—	—	—	23,675
Mauricio Gutierrez	2009	—	—	6,472	9,800	14,950	—	—	—	31,222
Gerald Luterman(2)	2009	—	—	—	—	—	—	—	—	—
Robert C. Flexon	2009	—	—	11,015	9,800	14,950	—	43,366 (3)	—	79,131
	2008	—	—	10,610	9,200	13,500	—	—	4,438	37,748
	2007	—	—	10,300	9,000	13,200	—	—	—	32,500
Clint C. Freeland	2009	—	—	—	9,800	14,950	—	—	—	24,750
	2008	—	—	—	2,754	13,500	—	—	—	16,254

(1)	Total Taxable Grossed Up Expenses consists of gross ups for life insurance premium reimbursements, disability insurance premium reimbursements, relocation expenses and financial services for all executive officers of the Company paid in 2009. In connection with a review of its executive compensation practices, the Company has determined that it will no longer pay tax gross ups with respect to financial services for its executive officers.

(2)	In his position as Interim Chief Financial Officer, Mr. Luterman was not eligible for any compensation other than his base salary.

(3)	This amount represents compensation for unused paid-time-off.

Employment Agreements

Mr. Crane serves as the President and Chief Executive Officer of the Company pursuant to the terms of an employment agreement with the Company that was amended and restated in order to ensure compliance with Section 409A of the Code, effective December 4, 2008. The initial term of the amended and restated employment agreement will end on December 31, 2010. The agreement will be renewed automatically for successive one-year terms on the same terms and conditions unless either party provides the other with notice to the contrary at least 90 days prior to the end of the initial term or any subsequent one-year term.

Effective December 4, 2008 through December 31, 2009, the amended and restated employment agreement provides for an annual base salary of $1,100,000. For each one-year period thereafter, Mr. Crane’s base salary will be reviewed and may be increased by the Board. Beginning with the 2008 fiscal year, Mr. Crane is entitled to an annual bonus with a target amount of up to 100 percent of his base salary, based upon the achievement of criteria determined at the beginning of the fiscal year by the Board, with input from Mr. Crane, for that fiscal year. In addition, beginning with the 2008 fiscal year, Mr. Crane is also entitled to a maximum annual bonus up to an additional 100 percent of his base salary, based upon the achievement of Adjusted Free Cash Flow and Adjusted EBITDA criteria for that fiscal year.

In addition to salary and bonuses, the employment agreement provides that Mr. Crane is eligible to participate in the Company’s LTIP in accordance with its terms. Mr. Crane is also entitled to health, welfare and retirement benefits, term life insurance of $7.75 million, five weeks paid vacation, and coverage under the Company’s director and officer liability insurance coverage, in addition to reimbursement of reasonable business expenses and reimbursement of reasonable expenses for financial planning. Mr. Crane’s employment agreement also entitles him to certain severance payments and benefits in the event his employment terminates under certain circumstances. These severance payments and benefits are described and quantified under the section “Severance and Change-in-Control” below.

The Company has not entered into employment agreements with NEOs other than Mr. Crane.

Grants of Plan-Based Awards
Fiscal Year Ended December 31, 2009

									All Other	All Other
									Stock	Option		Grant
						Estimated Future			Awards:	Awards:	Exercise	Date Fair
			Estimated Possible Payouts			Payouts Under			Number	Number of	or Base	Value of
			Under Non-Equity Incentive			Equity Incentive			of Shares	Securities	Price of	Stock and
			Plan Awards(1)			Plan Awards(2)			of Stock	Underlying	Option	Option
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	(#)(4)	($/Sh)	($)(5)

David Crane	—	—	550,000	1,100,000	2,200,000	—	—	—	—	—	—	—
	1/2/2009	12/3/2008	—	—	—	—	—	—	—	257,300	23.64	2,199,272
	1/2/2009	12/3/2008	—	—	—	—	—	—	31,600	—	—	747,024
	1/2/2009	12/3/2008	—	—	—	30,700	61,400	122,800	—	—	—	1,395,622
Denise M. Wilson	—	—	150,000	300,000	450,000	—	—	—	—	—	—	—
	1/2/2009	12/3/2008	—	—	—	—	—	—	—	35,100	23.64	300,017
	1/2/2009	12/3/2008	—	—	—	—	—	—	4,300	—	—	101,652
	1/2/2009	12/3/2008	—	—	—	4,200	8,400	16,800	—	—	—	190,932
Kevin T. Howell	—	—	240,000	480,000	720,000	—	—	—	—	—	—	—
	3/3/2009	—	—	—	—	—	—	—	—	88,400	17.45	480,012
	3/3/2009	—	—	—	—	—	—	—	27,500	—	—	479,875
Mauricio Gutierrez	—	—	149,423	298,846	448,269	—	—	—	—	—	—	—
	1/2/2009	12/3/2008	—	—	—	—	—	—	—	35,100	23.64	300,017
	1/2/2009	12/3/2008	—	—	—	—	—	—	4,300	—	—	101,652
	1/2/2009	12/3/2008	—	—	—	4,200	8,400	16,800	—	—	—	190,932
	2/10/2009	—	—	—	—	—	—	—	16,920	—	—	399,989
Gerald Luterman	—	—	—	—	—	—	—	—	—	—	—	—
Robert C. Flexon	—	—	286,846	573,692	860,539	—	—	—	—	—	—	—
	1/2/2009	12/3/2008	—	—	—	—	—	—	—	115,800	23.64	989,801
	1/2/2009	12/3/2008	—	—	—	—	—	—	14,200	—	—	335,688
	1/2/2009	12/3/2008	—	—	—	13,800	27,600	55,200	—	—	—	627,348
Clint C. Freeland	—	—	143,971	287,942	431,914	—	—	—	—	—	—	—
	1/2/2009	12/3/2008	—	—	—	—	—	—	—	22,500	23.64	$192,319
	1/2/2009	12/3/2008	—	—	—	—	—	—	2,800	—	—	$66,192
	1/2/2009	12/3/2008	—	—	—	2,700	5,400	10,800	—	—	—	$122,742

(1)	Represents estimated payouts under the AIP as discussed in the CD&A above.

(2)	Represents PUs issued under the LTIP as discussed in the CD&A above.

(3)	Represents RSUs issued under the LTIP, or in the case of Mr. Howell and Mr. Gutierrez, PRSUs issued under the Phantom Plan, each as discussed in the CD&A above.

(4)	Represents NQSOs issued under the LTIP, or in the case of Mr. Howell only, PNQUs issued under the Phantom Plan, each as discussed in the CD&A above.

(5)	The assumptions made in these valuations are discussed in the Company’s 2009 Form 10-K in Item 14 — Consolidated Financial Statements.

2009 Annual Incentive Plan

NEOs were provided the opportunity to earn an AIP payment based on the attainment of certain pre-established Company and individual goals for fiscal year 2009. The performance criteria and weight given to each are described in detail in the CD&A above. The dollar amount of the possible payouts for achieving the threshold, target or maximum levels of performance during 2009 are shown in the above table. If the Company is required to prepare an accounting restatement because it is in material noncompliance with any financial reporting requirements, then any NEO who has received a payment under the AIP may be required to reimburse the Company for all or a portion of the payment (commonly referred to as a clawback).

2009 Long-Term Equity Incentives

For 2009, the NEOs were provided long-term incentives through grants of the following types of equity awards as indicated in the above table: (i) NQSOs; (ii) RSUs; and (iii) PUs. Consistent with our policy, these awards were granted to NEOs as of the first business day of the fiscal year, i.e. January 2, 2009.

Each NQSO represents the right to purchase one share of Common Stock at a price equal to the fair market value of the stock determined as of the date of grant. NQSOs granted in 2010 will have a term of 10 years. NQSOs granted in 2009 have a term of six years and vest in equal annual installments over a three year vesting schedule. Upon termination of service by reason of death, the NQSO shall vest in full and shall be exercisable by the executor or administrator of participant’s estate (or any person to whom the NQSO is transferred by will or the laws of descent and distribution) until the earlier of the expiration date or 12 months after the date of such termination of service, and thereafter the NQSO shall terminate and cease to be exercisable. Upon termination of service by reason of disability, the participant shall have the right until the earlier of the expiration date or 12 months after the date of such termination of service to exercise only that portion of the NQSO that was exercisable as of the date of such termination of service, and thereafter the option shall terminate and cease to be exercisable.

Each RSU represents the right to receive one share of Common Stock as of the vesting date for the award. RSUs granted in 2009 will become 100% vested as of the third anniversary of the date of grant provided the NEO is still employed with the company as of that date. Upon termination of service by reason of death, the RSU shall vest in full and the Common Stock underlying the RSU shall be issued and delivered to the participant’s legal representatives, heirs, legatees, or distributees.

Each PU represents the right to receive a certain number of shares of Common Stock after the completion of three years of service from the date of grant, provided the price per share of Common Stock as of the date of vesting equals or exceeds the threshold price set under the award. The number of shares of Common Stock to be paid as of the vesting date is equal to: (i) a prorated amount in between one-half and one share of Common Stock if the threshold price is met but the target price is not met; (ii) one share if the target price is met; (iii) a pro rata amount between one and two shares if the target price is exceeded but the maximum price set under the award is not met; and (iv) two shares if the maximum price is met or exceeded. For PUs granted on January 2, 2009 the threshold price is $30.61, the target price is $33.21 and the maximum price is $38.84. Upon separation from service by reason of death, the PU shall vest in full and the Common Stock underlying the PU shall be issued and delivered to the participant’s legal representatives, heirs, legatees, or distributees.

Outstanding Equity Awards at Fiscal Year-End
Fiscal Year Ended December 31, 2009

	Option Awards						Stock Awards
									Market
	Number of		Number of				Number of		Value of
	Securities		Securities				Shares or		Shares or		Equity Incentive Plan Awards
	Underlying		Underlying				Units of		Units of		Number of		Market Value of
	Unexercised		Unexercised		Option	Option	Stock that		Stock that		Unearned Shares that		Unearned Shares
	Options (#)		Options (#)		Exercise	Expiration	Have Not		Have Not		Have Not		that Have Not
Name	Exercisable		Unexercisable		Price ($)	Date	Vested (#)		Vested ($)		Vested (#)		Vested ($)

David Crane	1,065,502		—		12.015	12/5/2013	77,900	(1)	1,839,219		151,300	(2)	0	(3)
	285,714		—		23.975	1/3/2012	—		—		—		—
	147,200		73,600	(4)	27.915	1/3/2013	—		—		—		—
	64,000		128,000	(5)	42.820	1/2/2014	—		—		—		—
	—		257,300	(6)	23.640	1/2/2015	—		—		—		—
Denise M. Wilson	39,066		78,134	(7)	24.750	9/30/2014	16,000	(8)	377,760		31,100	(9)	0	(3)
	—		35,100	(10)	23.640	1/2/2015	—		—		—		—
Kevin T. Howell	35,800		—		23.975	1/3/2012	43,800	(11)	1,034,118		7,600	(12)	0	(3)
	20,933		10,467	(13)	27.915	1/3/2013	—		—		—		—
	—		39,400	(14)	41.630	8/1/2010	39,000	(15)	963,495	(16)	—		—
	—		88,400	(17)	17.450	8/1/2010	—		—		—		—
Mauricio Gutierrez	1,000		—		19.400	8/1/2011	15,134	(18)	357,314		29,900	(19)	0	(3)
	23,256		—		24.875	5/31/2012	16,920	(20)	418,009	(16)	—		—
	11,628		23,256	(21)	24.875	5/31/2012	—		—		—		—
	4,933		2,467	(22)	27.915	1/3/2013	—		—		—		—
	14,666		7,334	(23)	37.730	7/26/2013	—		—		—		—
	2,066		4,134	(24)	42.820	1/2/2014	—		—		—		—
	7,166		14,334	(25)	41.630	3/3/2014	—		—		—		—
	—		35,100	(10)	23.640	1/2/2015	—		—		—		—
Gerald Luterman	—		—		—	—	—		—		—		—
Robert C. Flexon(26)	38,000		—		19.400	8/1/2011	—		—		—		—
	59,000		—		23.975	1/3/2012	—		—		—		—
	39,333	(27)	—		27.915	1/30/2010	—		—		—		—
	17,600	(27)	—		42.820	1/30/2010	—		—		—		—
	27,066	(27)	—		41.630	1/30/2010	—		—		—		—
Clint C. Freeland	4,666		2,334	(28)	27.915	1/3/2013	7,120	(29)	168,103		14,000	(30)	0	(3)
	4,333		2,167	(31)	41.605	5/16/2013	—		—		—		—
	2,133		4,267	(32)	42.820	1/2/2014	—		—		—		—
	7,166		14,334	(33)	41.630	3/3/2014	—		—		—		—
	—		22,500	(34)	23.640	1/2/2015	—		—		—		—

(1)	This amount represents 27,200 RSUs that vested on January 3, 2010; 19,100 RSUs that will vest on January 2, 2011; and 31,600 will vest on January 2, 2012.

(2)	This amount represents 52,800 PUs that vested on January 3, 2010; 37,100 PUs that will vest on January 2, 2011; and 61,400 PUs that will vest on January 2, 2012.

(3)	Market value of unearned PUs on December 31, 2009 does not meet target price set under each grant award.

(4)	This amount represents 73,600 NQSOs that vested on January 3, 2010.

(5)	This amount represents 64,000 NQSOs that vested on January 3, 2010, and 64,000 NQSOs that will vest on January 3, 2011.

(6)	This amount represents 85,766 NQSOs that vested on January 2, 2010; 85,767 NQSOs that will vest on January 2, 2011; and 85,767 NQSOs that will vest on January 2, 2012.

(7)	This amount represents 39,067 NQSOs that will vest on September 30, 2010, and 39,067 NQSOs that will vest on September 30, 2011.

(8)	This amount represents 11,700 RSUs that will vest on September 30, 2011, and 4,300 RSUs that will vest on January 2, 2012.

(9)	This amount represents 22,700 PUs that will vest on September 30, 2011, and 8,400 PUs that will vest on September 30, 2012.

(10)	This amount represents 11,700 NQSOs that vested on January 2, 2010, 11,700 NQSOs that will vest on January 2, 2011 and 11,700 NQSOs that will vest on January 2, 2012.

(11)	This amount represents 40,000 RSUs that will vest on August 1, 2010; and 3,800 RSUs that vested on January 3, 2010.

(12)	This amount represents 7,600 PUs that vested on January 3, 2010.

(13)	This amount represents 10,467 NQSOs that vested on January 3, 2010.

(14)	This amount represents 39,400 PNQUs that will vest on August 1, 2010.

(15)	This amount represents 39,000 PRSUs that will vest on August 1, 2010.

(16)	Market value of PRSUs calculated by multiplying the number of PRSUs by the average closing price for the 20 trading days prior to December 31, 2009.

(17)	This amount represents 88,400 PNQUs that will vest on August 1, 2010.

(18)	This amount represents 4,534 RSUs that will vest on May 31, 2011; 800 RSUs that vested on January 3, 2010; 2,800 RSUs that will vest on July 26, 2010; 600 RSUs that will vest on January 2, 2011; 2,100 March 3, 2011 and 4,300 RSUs that will vest on January 2, 2012.

(19)	This amount represents 8,800 PUs that will vest on May 31, 2011; 1,800 PUs that vested on January 3, 2010; 5,500 PUs that will vest on July 26, 2010; 1,200 PUs that will vest on January 2, 2011; 4,200 PUs that will vest on March 3, 2011 and 8,400 PUs that will vest on January 2, 2012.

(20)	This amount represents 16,920 PRSUs that will vest on February 10, 2012.

(21)	This amount represents 11,628 NQSOs that vested on May 31, 2010, and 11,628 that will vest on May 31, 2011.

(22)	This amount represents 2,467 NQSOs that vested on January 3, 2010.

(23)	This amount represents 7,334 NQSOs that will vest on July 26, 2010.

(24)	This amount represents 2,067 NQSOs that vested on January 2, 2010, and 2,067 NQSOs that will vest on January 2, 2011.

(25)	This amount represents 7,167 NQSOs that vested on March 3, 2010, and 7,167 NQSOs that will vest on March 3, 2011.

(26)	As of December 31, 2009, 34,800 RSUs, 67,700 PUs and 224,801 NQSOs were forfeited due to termination of employment prior to vesting.

(27)	These options were forfeited as they were not exercised within 90 days of termination of employment.

(28)	This amount represents 2,334 NQSOs that vested on January 3, 2010.

(29)	This amount represents 800 RSUs that vested on January 3, 2010; 820 RSUs that vested on May 16, 2010; 600 RSUs that will vest on January 2, 2011; 2,100 RSUs that will vest on March 3, 2011 and 2,800 RSUs that will vest on January 2, 2012.

(30)	This amount represents 1,600 PUs that vested on January 3, 2010; 1,600 PUs that vested on May 16, 2010; 1,200 PUs that will vest on January 2, 2011; 4,200 PUs that will vest on March 3, 2011 and 5,400 PUs that will vest January 2, 2012.

(31)	This amount represents 2,167 NQSOs that vested on May 16, 2010.

(32)	This amount represents 2,133 NQSOs that vested on January 2, 2010, and 2,134 NQSOs that will vest on January 2, 2011.

(33)	This amount represents 7,167 NQSOs that vested on March 3, 2010, and 7,167 NQSOs that will vest on March 3, 2011.

(34)	This amount represents 7,500 NQSOs that vested on January 2, 2010; 7,500 NQSOs that will vest on January 2, 2011 and 7,500 NQSOs that will vest on January 2, 2012.

The payout value of unearned shares provided in the table consists of PUs and is based on the market price for NRG Common Stock as of December 31, 2009. If a value is shown in this column, the PU grant is considered “in the money,” meaning the price of NRG’s Common Stock exceeds the threshold price of the PU grant. Where values do not appear in this column, then that particular PU grant has not exceeded the threshold price and no value is represented.

Option Exercises and Stock Vested
Fiscal Year Ended December 31, 2009

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired	Value Realized	Acquired		Value Realized
Name	on Exercise (#)	on Exercise ($)	on Vesting (#)		on Vesting ($)

David Crane	—	—	34,000	(1)	803,760	(2)
Denise M. Wilson	—	—	—		—
Kevin T. Howell	—	—	4,400	(1)	104,016	(2)
	—	—	40,000	(3)	1,088,400	(4)
Mauricio Gutierrez	—	—	4,534	(5)	102,015	(6)
Gerald Luterman	—	—	—		—
Robert C. Flexon	90,000 (7)	1,255,050 (8)	7,400	(1)	174,936	(2)
Clint C. Freeland	—	—	3,800	(9)	92,416	(10)

(1)	Represents RSUs granted on January 3, 2006 with 100% vesting on January 3, 2009.

(2)	Based on a share price of $23.64 on January 3, 2009.

(3)	Represents RSUs granted on August 1, 2005 with 20% per year vesting schedule; 4th installment vested August 1, 2009.

(4)	Based on a share price of $27.21 on August 1, 2009.

(5)	Represents RSUs granted on May 31, 2006 with 100% vesting on May 31, 2009.

(6)	Based on a share price of $22.50 on May 31, 2009.

(7)	Represents NQSOs granted on March 29, 2004 with 100% vesting on March 29, 2007 and exercised on December 22, 2009.

(8)	Based on March 29, 2004 exercise price of $10.925 and December 22, 2009 share price of $24.87.

(9)	Represents RSUs granted on February 3, 2006 with 100% vesting on February 3, 2009.

(10)	Based on a share price of $24.32 on February 3, 2009.

Pension Benefits
Fiscal Year Ended December 31, 2009

		Number of Years	Present Value of
Name	Plan Name	Credited Service (#)	Accumulated Benefit ($)

David Crane	NRG Pension Plan for Non-Bargained Employees	6.0833	123,583
Denise M. Wilson	—	—	—
Kevin T. Howell	—	—	—
Mauricio Gutierrez	—	—	—
Gerald Luterman	—	—	—
Robert C. Flexon	—	—	—
Clint C. Freeland	—	—	—

The NRG Pension Plan for Non-Bargained Employees provides qualified retirement income benefits to most NRG employees who were hired prior to December 5, 2003. The plan was closed to new employees on that date as required by the creditors during the financial restructuring of the Company. Mr. Crane is the only NEO eligible to receive benefits under this plan. He is covered under the pension equity formula under the plan which provides a lump sum benefit equal to 10% of the participant’s four-year final average pay times years of credited service. Annual pension earnings include base pay and incentives but are capped by the Internal Revenue Service (the “IRS”) qualified plan pay limit each year. For example, the 2009 pay limit was $245,000. Pension benefits become 100% vested after three years of service and a participant may retire as early as age 55. At termination or retirement, the participant may receive his accrued benefit as a one-time lump sum payment or as an actuarial equivalent monthly annuity. Actuarial equivalent annuities are determined using the Internal Revenue Code Section 417(e) interest rates and IRS mortality table effective for the year in which the benefit is paid. None of the NEOs are covered by any non-qualified pension program.

Non-Qualified Deferred Compensation
Fiscal Year Ended December 31, 2009

	Aggregate Earnings in	Aggregate Balance at
Name	Last FY ($)	Last FYE ($)

David Crane	10,680	900,533
Denise M. Wilson	—	—
Kevin T. Howell	—	—
Mauricio Gutierrez	—	—
Gerald Luterman	—	—
Robert C. Flexon(1)	3,181	268,210
Clint C. Freeland	—	—

(1)	Mr. Flexon resigned on November 3, 2009. Pursuant to his DSU agreement, 11,360 DSUs converted on May 2, 2010, six months after his date of termination.

Non-qualified deferred compensation reported in the above table was awarded in 2005 in the form of DSUs. No additional deferred compensation awards have been made since 2005. The DSUs reflected above are fully vested and, in general, will be paid in the form of stock six months following the NEO’s termination of employment. While no further non-qualified deferred compensation awards are anticipated, the Committee may choose to revisit this approach in the future.

Severance and Change-in-Control

Mr. Crane, pursuant to his employment agreement, and the other NEOs, pursuant to the CIC Plan are entitled to certain severance payments and benefits in the event of termination of employment under certain circumstances.

In the event Mr. Crane’s employment with the Company is terminated by the Company “without cause,” by Mr. Crane for “good reason” (including a reduction on his base salary) or if the Company notifies Mr. Crane it has elected not to renew his employment agreement after the initial term or any subsequent one-year term, Mr. Crane will be entitled to two times his base salary (without regard for any reduction on base salary); 50 percent of the bonus he would have received upon actual satisfaction of the underlying performance conditions, prorated for the number of days he was employed with the Company in the year of termination; immediate vesting of all restricted stock and stock options; reimbursement for COBRA benefits continuation cost for 18 months; and earned but unpaid base salary, bonuses, deferred compensation, vacation pay, and retirement benefits.

In the event Mr. Crane’s employment with the Company is terminated by the Company “without cause” or by Mr. Crane for “good reason” (including a reduction on his base salary) or if the Company notifies Mr. Crane it has elected not to renew his employment agreement after the initial term or any subsequent one-year term, within 24 months following a change-in-control, in lieu of the above severance benefits, Mr. Crane will be entitled to 2.99 times the sum of his base salary (without regard for any reduction in base salary) plus his annual target bonus for the year of termination. Mr. Crane will also be entitled to a payment equal to the bonus he would have received upon actual satisfaction of the underlying performance conditions, prorated for the number of days he was employed with the Company in the year of termination; immediate vesting of all restricted stock and stock options; reimbursement for COBRA benefits continuation cost for 18 months; and earned but unpaid base salary, bonuses, deferred compensation, vacation pay, and retirement benefits.

In the event Mr. Crane’s employment with the Company is terminated due to his death or disability, Mr. Crane (or his estate) will be entitled to 50 percent of the target annual bonus, prorated for the number of days he was employed with the Company in the year of termination; and earned but unpaid base salary, bonuses, deferred compensation, vacation pay and retirement benefits.

In the event that the payments under Mr. Crane’s employment agreement subject him to an excise tax under Section 4999 of the Code, he will be entitled to a “gross-up payment” so that the net amount received by Mr. Crane after imposition of the excise tax equals the amount he would have received under the employment agreement absent the imposition of the excise tax. In addition, under the employment agreement, the Company has agreed to indemnify Mr. Crane against any claims arising as a result of his position with the Company to the maximum extent permitted by law.

Under each of the Crane employment agreement and the CIC Plan, the applicable executive agrees not to divulge confidential information or, during and for a period of one year after the termination of the employment agreement, compete with, or solicit the customers or employees of the Company.

Under the CIC Plan, the NEOs other than Mr. Crane are entitled to a general severance benefit equal to 1.5 times base salary in the event of involuntary termination without cause payable in a lump sum amount and reimbursement for COBRA benefits continuation cost for a period of 18 months.

The CIC Plan also provides a change-in-control benefit in the event that within 24 months following a change-in-control, NEO employment is either involuntarily terminated by the Company without cause or voluntarily terminated by the executive for good reason. This change-in-control benefit is equal to the executive’s base salary plus annual target incentive times 2.99 (2.00 in the case of Mr. Freeland) payable in a lump sum amount, an amount equal to the NEO’s target bonus for the year of termination, prorated for the number of days during the performance period the NEO was employed by the Company and reimbursement for COBRA benefits continuation cost for a period of 18 months.

In the event of a change-in-control, all equity granted to the NEOs will become fully vested, consistent with market-competitive practices.

In general, under Mr. Crane’s employment agreement and the CIC Plan, a “change-in-control” occurs in the event: (1) any person or entity becoming the direct or indirect beneficial owner of 50% or more of the Company’s voting stock, (2) directors serving on the Board as of a specified date cease to constitute at least a majority of the Board unless such directors are approved by a vote of at least two-thirds (2/3) of the incumbent directors, provided that a person whose assumption of office is in connection with an actual or threatened election contest or actual or threatened solicitation of proxies including by reason of agreement intended to avoid or settle such contest shall not be considered to be an incumbent director, (3) any reorganization, merger, consolidation, sale of all or substantially all of the assets of the Company or other transaction is consummated and the previous stockholders of the Company fail to own at least 50% of the combined voting power of the resulting entity or (4) the stockholders approve a plan or proposal to liquidate or dissolve the Company. An involuntary termination without “cause” means the NEO’s termination by the Company for any reason other than the NEO’s conviction of, or agreement to a plea of nolo contendere to, a felony or other crime involving moral turpitude, willful failure to perform his duties or willful gross neglect or willful gross misconduct. A voluntary termination for “good reason” means the resignation of the NEO in the event of a material reduction in his compensation or benefits, a material diminution in his title, authority, duties or responsibilities or the failure of a successor to the Company to assume the CIC Plan or in the case of Mr. Crane, his employment agreement. In the case of Mr. Crane only, “good reason” also includes any failure by the Company to comply with his employment agreement, his removal from the Board, the failure to elect him to the Board during any regular election as well as a change in reporting structure of the Company requiring Mr. Crane to report to anyone other than the Board. The amount of compensation payable to each NEO in each circumstance is shown in the table below, assuming that termination of employment occurred as of December 31, 2009, and including payments that would have been earned as of such date. The amounts shown below do not include benefits payable under the NRG Pension Plan, the NRG 401(k) plan or DSUs.

			Involuntary Not for
	Involuntary	Voluntary	Cause or Voluntary	Death ($)
	Termination Not	Termination for	for Good Reason following	or
Named Executive Officer	for Cause ($)	Good Reason ($)	a Change-in-Control ($)	Disability ($)

David Crane	8,793,412	8,793,412	14,331,812	5,961,412
Denise M. Wilson	621,600	621,600	3,233,131	1,752,431
Kevin T. Howell	741,600	741,600	4,112,054	1,942,834
Mauricio Gutierrez	621,600	621,600	2,869,537	1,396,706
Robert C. Flexon	N/A	N/A	N/A	N/A
Clint C. Freeland	599,100	599,100	1,874,243	753,997

Director Compensation
Fiscal Year Ended December 31, 2009

	Fees Earned or
Name	Paid in Cash ($)	Stock Awards ($)*		Total ($)

Kirbyjon H. Caldwell	107,386	180,021		287,407	(1)
John F. Chlebowski	90,000	90,017	(2)	180,017
Lawrence S. Coben	100,000	100,004	(3)	200,004
Howard E. Cosgrove	162,500	162,506	(4)	325,006
Stephen L. Cropper	90,000	90,017	(5)	180,017
William E. Hantke	107,500	107,523	(6)	215,023
Paul W. Hobby	100,000	100,004		200,004
Gerald Luterman	99,205	180,029		279,234	(7)
Kathleen A. McGinty	90,000	90,017	(8)	180,017
Anne C. Schaumburg	100,000	100,004	(9)	200,004
Herbert H. Tate	100,000	100,004	(10)	200,004
Thomas H. Weidemeyer	100,000	100,004	(11)	200,004
Walter R. Young	90,000	90,017		180,017

*	The assumptions made in these valuations are discussed in the Company’s 2009 Form 10-K in Item 14 — Consolidated Financial Statements.

(1)	Reflects initial grant upon joining the Board in March 2009 of equity and cash in addition to annual compensation.

(2)	Mr. Chlebowski also is vested in 30,098 DSUs payable upon his termination of service as a Board member.

(3)	Mr. Coben also is vested in 32,933 DSUs payable upon his termination of service as a Board member.

(4)	Mr. Cosgrove also is vested in 58,842 DSUs, 40,040 of which are payable upon his termination of service as a Board member; 11,686 of which are payable in the year following his termination of service as a Board member and 7,116 of which are payable in the second year following his termination of service as a Board member.

(5)	Mr. Cropper also is vested in 22,380 DSUs payable upon his termination of service as a Board member.

(6)	Mr. Hantke also is vested in 4,542 DSUs payable in accordance with the following schedule: (i) 1,012 on March 1, 2010; (ii) 1,168 on June 1, 2010; (iii) 646 on June 2, 2010; (iv) 423 on June 1, 2011; (v) 646 on June 2, 2011; and (vi) 647 on June 2, 2012.

(7)	Reflects initial grant upon joining the Board in April 2009 of equity and cash in addition to annual compensation.

(8)	Ms. McGinty also is vested in 4,604 DSUs payable upon her termination of service as a Board member.

(9)	Ms. Schaumburg also is vested in 14,712 DSUs payable upon her termination of service as a Board member.

(10)	Mr. Tate also is vested in 3,182 DSUs payable upon his termination of service as a Board member.

(11)	Mr. Weidemeyer also is vested in 22,448 DSUs payable upon his termination of service as a Board member.

Non-employee directors other than the Non-Executive Chairman, receive total annual compensation of $180,000 for their service as a Board member. Mr. Cosgrove, as Non-Executive Chairman, receives $325,000 in total annual compensation. Additional annual compensation is provided for certain Committee Chair responsibilities. As Chair of the Audit Committee, Mr. Hantke receives an additional $35,000 per year. The Chairs of Board Committees other than ad hoc committees and the Audit Committee, i.e., Mr. Weidemeyer (Compensation Committee), Mr. Coben (Governance and Nominating Committee), Mr. Hobby (Commercial Operations and Oversight Committee), Mr. Tate (Nuclear Oversight Subcommittee) and Ms. Schaumburg (Finance Committee), receive an additional $20,000 per year. Mr. Crane, as an employee director, does not receive additional separate compensation for his Board service.

Directors receive 50 percent of their total annual compensation in the form of cash and the remaining 50 percent in the form of vested DSUs. In their first year of service, directors receive an additional allocation of 50% of their total annual compensation in the form of vested DSUs and a pro-rata portion of their total annual compensation in cash. Each DSU is equivalent in value to one share of NRG’s Common Stock and represents the right to receive one such share of Common Stock payable at the time elected by the director, or in the event the director does not make an election with respect to payment, when the director ceases to be a member of the Board. Similar to the competitive assessment performed by Frederic W. Cook on behalf of the NEO population, Frederic W. Cook performed a similar review of director compensation. Results of the review were shared with the Committee who made a recommendation to the full Board for final approval. Competitive pay levels are necessary in order for NRG to secure the desired Board-level talent necessary to provide short- and long-term strategic direction to the Company.

On April 29, 2010, the Board approved a policy whereby directors will receive an additional $1,500 per meeting if a director attends more than eight official Board or Committee meetings in a year. The Board did not make any other changes to director compensation for 2010.

Director Stock Ownership Guidelines

Directors are required to retain all stock received as compensation for the duration of their service on the Board, although they may sell shares as necessary to cover tax liability associated with the conversion of DSUs to Common Stock. Exceptions to these requirements may be made by the Board under special circumstances.

AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting process. The Audit Committee’s function is more fully described in its charter, which the Board has adopted. The Audit Committee reviews the charter on an annual basis. The Board annually reviews the New York Stock Exchange listing standards’ definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. The Board has also determined that in 2009 two of the three members of the Audit Committee, Walter R. Young and William E. Hantke, meet the requirements of an “audit committee financial expert.” The Board has further determined that Anne C. Schaumburg meets the “financial literacy” requirements set forth in the listing standards under the New York Stock Exchange.

Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Company’s independent registered public accounting firm for the fiscal year 2009, KPMG LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with Generally Accepted Accounting Principles.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2009, with the Company’s management and has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards Board Standard No. 61, as amended, “Communication with Audit Committees.” In addition, KPMG LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with KPMG LLP their independence. The Audit Committee also reviewed, and discussed with management and KPMG LLP, management’s report and KPMG LLP’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the SEC.

Audit Committee:

William E. Hantke, Chair
Anne C. Schaumburg
Walter R. Young

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit and Nonaudit Fees

The following table presents fees for professional services rendered by KPMG LLP, our principal independent registered public accounting firm, for the years ended December 31, 2009, and December 31, 2008.

	Year Ended December 31
	2009	2008
	(In thousands)

Audit Fees	$8,840	$6,961
Audit-Related Fees	95	234
Tax Fees	1,496	832
All Other Fees	—	—

Total	$10,431	$8,027

Audit Fees

For 2009 and 2008 audit services, KPMG LLP billed us approximately $8,840,000 and $6,961,000, respectively, for the audit of our financial statements, which includes services performed related to the audit of the effectiveness of our internal control over financial reporting and the review of our quarterly financial statements. All of the work was performed by full-time, permanent employees of KPMG LLP.

Audit-Related Fees

Audit-related fees in 2009 consist of attest fees for grant applications while 2008 primarily consist of fees incurred for financing transactions. For 2009 and 2008, audit-related fees billed to us by KPMG LLP totaled approximately $95,000 and $234,000, respectively.

Tax Fees

Tax fees relate to services provided for tax compliance, tax planning, due diligence assistance, and advice on both domestic and international matters. For 2009 and 2008 tax services, KPMG LLP billed us approximately $1,496,000 and $832,000, respectively.

Policy on Audit Committee Pre-approval of Audit and Permissible Nonaudit Services of Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation for, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and permissible nonaudit services provided by the independent registered public accounting firm.

The Audit Committee will annually review and pre-approve services that are expected to be provided by the independent registered public accounting firm. The term of the pre-approval will be 12 months from the date of the pre-approval, unless the Audit Committee approves a shorter time period. The Audit Committee may periodically amend and/or supplement the pre-approved services based on subsequent determinations.

Unless the Audit Committee has pre-approved Audit Services or a specified category of nonaudit services, any engagement to provide such services must be pre-approved by the Audit Committee if it is to be provided by the independent registered public accounting firm. The Audit Committee must also pre-approve any proposed services exceeding the pre-approved budgeted fee levels for a specified type of service.

The Audit Committee has authorized its Chair to pre-approve services in amounts up to $500,000 per engagement. Engagements exceeding $500,000 must be approved by the full Audit Committee. Engagements pre-approved by the Chair are reported to the Audit Committee at its next scheduled meeting.

REQUIREMENTS FOR SUBMISSION OF STOCKHOLDER PROPOSALS
FOR NEXT YEAR’S ANNUAL MEETING

In order for a stockholder proposal to be considered for inclusion in NRG’s Proxy Statement for next year’s Annual Meeting, our Corporate Secretary must receive the proposal no later than the close of business on February 17, 2011, which is the 120th day prior to the first anniversary of the date on which this Proxy Statement was first released to our stockholders in connection with the 2010 Annual Meeting. If we change the date of the 2011 Annual Meeting of Stockholders by more than 30 days from the anniversary of this year’s annual meeting, stockholder proposals must be received a reasonable time before we begin to print and mail the proxy materials for the 2011 Annual Meeting in order to be considered for inclusion in NRG’s Proxy Statement. Proposals must be sent via registered, certified, or express mail (or other means that allows the stockholder to determine when the proposal was received by the Corporate Secretary) to the Corporate Secretary, NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540. Proposals must contain the information required under NRG’s Bylaws, a copy of which is available upon request to our Corporate Secretary, and also must comply with the SEC’s regulations regarding the inclusion of stockholder proposals in Company sponsored proxy materials.

Alternatively, stockholders intending to present a proposal or nominate a director for election at next year’s Annual Meeting without having the proposal or nomination included in the Company’s Proxy Statement must comply with the requirements set forth in the Company’s Bylaws. Our Bylaws require, among other things, that our Corporate Secretary receive the proposal or nomination no earlier than the close of business on the 120th day, and no later than the close of business on the 90th day, prior to the first anniversary of the preceding year’s Annual Meeting, unless the 2011 Annual Meeting is more than 30 days before or more than 70 days after such anniversary date. Accordingly, for NRG’s 2011 Annual Meeting, our Corporate Secretary must receive the proposal or nomination no earlier than March 30, 2011 and no later than the close of business on April 29, 2011, unless the 2011 Annual Meeting is held earlier than June 28, 2011 or later than October 6, 2011, in which case the proposal or nomination should be received no later than the close of business on the later of (i) the 90th day prior to the date of the 2011 Annual Meeting or (ii) the 10th day following the day on which the date of the 2011 Annual Meeting is first publicly announced by the Company. The proposal or nomination must contain the information required by the Bylaws, a copy of which is available upon request to our Corporate Secretary. If the stockholder does not meet the applicable deadlines or comply with the requirements of SEC Rule 14a-4, NRG may exercise discretionary voting authority under proxies we solicit to vote, in accordance with our best judgment, on any such proposal.

APPENDIX A

NRG ENERGY, INC.
AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

(As Amended and Restated on April 29, 2010, subject to stockholder approval)

1.	Purpose.

This plan shall be known as the NRG Energy, Inc. Long-Term Incentive Plan (the “Plan”). The purpose of the Plan shall be to promote the long-term growth and profitability of NRG Energy, Inc., a Delaware corporation (the “Company”), and its Subsidiaries by (i) providing certain directors, officers and employees of, and certain other individuals who perform services for, or to whom an offer of employment has been extended by, the Company and its Subsidiaries with incentives to maximize shareholder value and otherwise contribute to the success of the Company and (ii) enabling the Company to attract, retain and reward the best available persons for positions of responsibility. Grants of Incentive Stock Options or Non-qualified Stock Options, stock appreciation rights (“SARs”), either alone or in tandem with options, restricted stock, restricted stock units, performance awards, deferred stock units or any combination of the foregoing (collectively, the “Awards”) may be made under the Plan. Notwithstanding any provision of the Plan, to the extent that any Award would be subject to Section 409A of the Code, no such Award may be granted if it would fail to comply with the requirements set forth in Section 409A of the Code and any regulations or guidance promulgated thereunder.

2.	Definitions.

a. “Board” means the board of directors of the Company.

b. “Cause”, unless otherwise defined in a Participant’s Grant Agreement or in a Participant’s written employment arrangements with the Company or any of its Subsidiaries in effect on the date of grant (as amended from time to time thereafter), means the occurrence of one or more of the following events:

(i) Conviction of, or agreement to a plea of nolo contendere to, a felony, or any crime or offense lesser than a felony involving the property of the Company or a Subsidiary; or

(ii) Conduct that has caused demonstrable and serious injury to the Company or a Subsidiary, monetary or otherwise; or

(iii) Willful refusal to perform or substantial disregard of duties properly assigned, as determined by the Company; or

(iv) Breach of duty of loyalty to the Company or a Subsidiary or other act of fraud or dishonesty with respect to the Company or a Subsidiary; or

(v) Violation of the Company’s code of conduct.

The definition of Cause set forth in a Participant’s Grant Agreement shall control if such definition is different from the definition of Cause set forth in a Participant’s written employment arrangements with the Company or any of its Subsidiaries.

c. “Change in Control”, unless otherwise defined in a Participant’s Grant Agreement, means the occurrence of one of the following events:

(i) Any “person” (as that term is used in Sections 13 and 14(d)(2) of the Exchange Act or any successors thereto) becomes the “beneficial owner” (as that term is used in Section 13(d) of the Exchange Act or any successor thereto), directly or indirectly, of 50% or more of the Company’s capital stock entitled to vote in the election of directors, excluding any “person” who becomes a “beneficial owner” in connection with a Business Combination (as defined in paragraph (iii) below) which does not constitute a Change in Control under said paragraph (iii); or

(ii) Persons who on the effective date of the plan of reorganization of the Company (the “Commencement Date”) constitute the Board (the “Incumbent Directors”) cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority thereof; provided that, any person becoming a director of the Company subsequent to the Commencement Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least two-thirds (2/3) of the Incumbent Directors; but provided further that, any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or

(iv) The shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

d. “Code” means the Internal Revenue Code of 1986, as amended.

e. “Committee” means the Compensation Committee of the Board or such other committee which shall consist solely of two or more members of the Board, each of whom is (i) an “outside director” within the meaning of Treasury Regulation § 1.162-27(e)(3); (ii) a non-employee director under Rule 16b-3 of the Exchange Act and (iii) an “independent director” under the rules of any national securities exchange on which the Common Stock is listed for trading; provided that, if for any reason the Committee shall not have been appointed by the Board to administer the Plan, all authority and duties of the Committee under the Plan shall be vested in and exercised by the Board, and the term “Committee” shall be deemed to mean the Board for all purposes herein.

f. “Common Stock” means the Common Stock, par value $0.01 per share, of the Company, and any other shares into which such stock may be changed by reason of a recapitalization, reorganization, merger, consolidation or any other change in the corporate structure or capital stock of the Company.

g. “Disability”, unless otherwise defined in a Participant’s Grant Agreement, means a disability that would entitle an eligible Participant to payment of monthly disability payments under any Company long-term disability plan or as otherwise determined by the Committee.

h. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

i. “Fair Market Value” of a share of Common Stock of the Company means, as of the date in question, and except as otherwise provided in any Grant Agreement entered into pursuant to agreements in effect as of the Commencement Date, the officially-quoted closing selling price of the stock (or if no selling price is quoted, the bid price) on the principal securities exchange on which the Common Stock is then listed for trading (including for this purpose the Nasdaq National Market) (the “Market”) for the applicable trading day (or if there no closing price on such day because the Market is not open on such day, the last preceding day on which the Market was open) or, if the Common Stock is not then listed or quoted in the Market, the Fair Market Value shall be the fair value of the Common Stock determined in good faith by the Board and, in the case of an Incentive Stock Option, in accordance with Section 422 of the Code; provided, however, that when shares received upon exercise of an option are immediately sold in the open market, the net sale price received may be used to determine the Fair Market Value of any shares used to pay the exercise price or applicable withholding taxes and to compute the withholding taxes.

j. “Family Member” has the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto.

k. “Grant Agreement” means the written (whether in print or electronic form) agreement that each Participant to whom an Award is made under the Plan is required to enter into with the Company containing the terms and conditions of such grant as are determined by the Committee and consistent with the Plan.

l. “Incentive Stock Option” means an option conforming to the requirements of Section 422 of the Code and any successor thereto.

m. “Non-qualified Stock Option” means any stock option other than an Incentive Stock Option.

n. “Participant” means any director, officer or employee of, or other individual performing services for, or to whom an offer of employment has been extended by, the Company or any Subsidiary who has been selected by the Committee to participate in the Plan (including a Participant located outside the United States).

o. “Retirement”, (i) for any non-director, unless otherwise determined by the Committee, means (A) termination of service as a non-director after at least 10 years of service by such non-director and (B) attaining at least 55 years of age, and (ii) for any director, unless otherwise determined by the Committee, means termination of service as a director after at least five years of Board service by such director.

p. “Subsidiary” means a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentage as may be approved by the Committee, are owned directly or indirectly by the Company.

3.	Administration.

The Plan shall be administered by the Committee. In no event, however, shall the Committee modify the distribution terms in any Award or Grant Agreement that has a feature for the deferral of compensation if such modification would result in taxes, additional interest and/or penalties pursuant to Code Section 409A. Subject to the provisions of the Plan, the Committee shall be authorized to (i) select persons to participate in the Plan, (ii) determine the form and substance of grants made under the Plan to each Participant, and the conditions and restrictions, if any, subject to which such grants will be made, (iii) determine the form and substance of the Grant Agreements reflecting the terms and conditions of each grant made under the Plan, (iv) certify that the conditions and restrictions applicable to any grant have been met, (v) modify the terms of grants made under the Plan, (vi) interpret the Plan and Grant Agreements entered into under the Plan, (vii) determine the duration and purposes for leaves of absence which may be granted to a Participant on an individual basis without constituting a termination of employment or services for purposes of the Plan, (viii) make any adjustments necessary or desirable in connection with grants made under the Plan to eligible Participants located outside the United States, (ix) adopt, amend, or rescind rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Grant Agreement, in the manner and to the extent it shall deem necessary or advisable, including so that the Plan and the operation of the Plan complies with Rule 16b-3 under the Exchange Act, the Code to the extent applicable and other applicable law and make such other determinations for carrying out the Plan as it may deem appropriate, and (x) exercise such powers and perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

Notwithstanding the foregoing, the Committee shall not take any of the following actions without shareholder approval, except as provided in Section 17: (i) reduce the exercise price following the grant of an option or SAR; (ii) exchange an option or SAR which has an exercise price that is greater than the Fair Market Value of a Share for cash or Shares or (iii) cancel an option or SAR in exchange for a replacement option or another Award with a lower exercise price. Decisions of the Committee on all matters relating to the Plan, any Award granted under the Plan and any Grant Agreement shall be in the Committee’s sole discretion and shall be conclusive and binding on the Company, all Participants and all other parties, unless an arbitration or other provision is expressly provided in a Participant’s Grant Agreement. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto. No member of the Committee and no officer of the Company shall be liable for any action taken or omitted to be taken by such member, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for such person’s own willful misconduct or as expressly provided by statute.

The expenses of the Plan shall be borne by the Company. The Plan shall not be required to establish any special or separate fund or make any other segregation of assets to assume the payment of any Award under the Plan, and rights to the payment of such Awards shall be no greater than the rights of the Company’s general creditors.

4.	Shares Available for the Plan.

Subject to adjustments as provided in Section 17, an aggregate of 22,000,000 shares of Common Stock (the “Shares”) may be issued pursuant to the Plan. Such Shares may be in whole or in part authorized and unissued or held by the Company as treasury shares. If any grant under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited as to any Shares, or is tendered or withheld as to any Shares in payment of the exercise price of the grant or the taxes payable with respect to the exercise, then such unpurchased, forfeited, tendered or withheld Shares shall thereafter be available for further grants under the Plan unless, in the case of options granted under the Plan, related SARs are exercised. With respect to SARs that are settled in Common Stock, upon settlement, only the number of shares of Common Stock delivered to a Participant upon the exercise of the SARs shall count against the number of Shares issued under the Plan. Any Award under the Plan settled in cash shall not be counted against the foregoing maximum share limitations. The maximum number of shares with respect to which Incentive Stock Options may be granted shall be 8,000,000. Shares issued under Awards granted in assumption, substitution or exchange for previously granted awards of a company acquired by the Company (“Substitute Awards”) shall not reduce Shares available under Plan. Available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect such acquisition) may be used for Awards under this Plan and shall not reduce the number of Shares available under this Plan, except as required by the rules of any applicable stock exchange.

Without limiting the generality of the foregoing provisions of this Section 4 or the generality of the provisions of Sections 3, 6, 7, 8, 9, 10, or 19 or any other section of this Plan, the Committee may, at any time or from time to time, and on such terms and conditions (that are consistent with and not in contravention of the other provisions of this Plan) as the Committee may determine, enter into Grant Agreements (or take other actions with respect to the Awards) for new Awards containing terms (including, without limitation, exercise prices) more (or less) favorable than the then-outstanding Awards.

5.	Participation.

Participation in the Plan shall be limited to the Participants. Nothing in the Plan or in any Grant Agreement shall confer any right on a Participant to continue in the employ of the Company or any Subsidiary as a director, officer or employee of or in the performance of services for the Company or shall interfere in any way with the right of the Company to terminate the employment or performance of services or to reduce the compensation or responsibilities of a Participant at any time. By accepting any Award under the Plan, each Participant and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

Awards may be granted to such persons and for such number of Shares as the Committee shall determine, subject to the limitations contained herein (such individuals to whom grants are made being sometimes herein called “optionees” or “grantees,” as the case may be). Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such individuals are similarly situated. A grant of any type made hereunder in any one year to an eligible Participant shall neither guarantee nor preclude a further grant of that or any other type to such Participant in that year or subsequent years.

6.	Incentive and Non-qualified Options.

The Committee may from time to time grant to eligible Participants Incentive Stock Options, Non-qualified Stock Options, or any combination thereof; provided that, the Committee may grant Incentive Stock Options only to eligible employees of the Company or its Subsidiaries (as defined for this purpose in Section 424(f) of the Code or any successor thereto). In any one calendar year, the Committee shall not grant to any one Participant options to purchase a number of Shares of Common Stock in excess of 1,000,000 shares of Common Stock. The options granted under the Plan shall be evidenced by a Grant Agreement and shall take such form as the Committee shall determine, subject to the terms and conditions of the Plan.

It is the Company’s intent that Non-qualified Stock Options granted under the Plan not be classified as Incentive Stock Options, that Incentive Stock Options be consistent with and contain or be deemed to contain all provisions required under Section 422 of the Code and any successor thereto, and that any ambiguities in construction be interpreted in order to effectuate such intent. If an Incentive Stock Option granted under the Plan does not qualify as such for any reason, then to the extent of such non-qualification, the stock option represented thereby shall be regarded as a Non-qualified Stock Option duly granted under the Plan; provided that, such stock option otherwise meets the Plan’s requirements for Non-qualified Stock Options.

a. Price. The price per Share deliverable upon the exercise of each option (the “exercise price”) shall be established by the Committee, except that in the case of the grant of any option, the exercise price may not be less than 100% of the Fair Market Value of a share of Common Stock as of the date of grant of the option except for Substitute Awards, which shall have the exercise price as determined by the Committee provided that such exercise price does not cause the Substitute Award to become subject to Code Section 409A and the Committee takes into consideration any third-party voting guidelines. In the case of the grant of any Incentive Stock Option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the exercise price may not be less than 110% of the Fair Market Value of a share of Common Stock as of the date of grant of the option, in each case unless otherwise permitted by Section 422 of the Code or any successor thereto.

b. Payment. Options may be exercised, in whole or in part, upon payment of the exercise price of the Shares to be acquired. Unless otherwise determined by the Committee, payment shall be made (i) in cash (including check, bank draft, money order or wire transfer of immediately available funds), (ii) by delivery of outstanding shares of Common Stock with a Fair Market Value on the date of exercise equal to the aggregate exercise price payable with respect to the options’ exercise, (iii) by means of any cashless exercise procedures approved by the Committee and as may be in effect on the date of exercise, (iv) by withholding shares of Common Stock otherwise deliverable upon exercise of the Option having a Fair Market Value equal to the exercise price or (v) by any combination of the foregoing.

In the event a grantee is permitted to, and elects to pay the exercise price payable with respect to an option pursuant to clause (ii) above, (A) only a whole number of share(s) of Common Stock (and not fractional shares of Common Stock) may be tendered in payment, (B) such grantee must present evidence acceptable to the Company that he or she has owned any such shares of Common Stock tendered in payment of the exercise price (and that such tendered shares of Common Stock have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise or such longer period as determined from time to time by the Committee, and (C) Common Stock must be delivered to the Company. Delivery for this purpose may, at the election of the grantee, be made either by (A) physical delivery of the certificate(s) for all such shares of Common Stock tendered in payment of the exercise price, accompanied by duly executed instruments of transfer in a form acceptable to the Company, (B) direction to the grantee’s broker to transfer, by book entry, such shares of Common Stock from a brokerage account of the grantee to a brokerage account specified by the Company, or (C) the attestation of the grantee’s shares of Common Stock. When payment of the exercise price is made by delivery of Common Stock, the difference, if any, between the aggregate exercise price payable with respect to the option being exercised and the Fair Market Value of the shares of Common Stock tendered in payment (plus any applicable taxes) shall be paid in cash. No grantee may tender shares of Common Stock having a Fair Market Value exceeding the aggregate exercise price payable with respect to the option being exercised (plus any applicable taxes).

c. Terms of Options. The term during which each option may be exercised shall be determined by the Committee, but if required by the Code, no option shall be exercisable in whole or in part more than ten years from the date it is granted, and no Incentive Stock Option granted to an employee who at the time of the grant owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries shall be exercisable more than five years from the date it is granted. All rights to purchase Shares pursuant to an option shall, unless sooner terminated, expire on the date designated by the Committee. The Committee shall determine the date on which each option shall become exercisable and may provide that an option shall become exercisable in installments. The Committee may provide that upon the last day of the term of an Option whose exercise price is less than the fair market value of the underlying Share on such date, such Option may be automatically exercised and the Participant shall receive a number of Shares equal in value to the excess of the fair market value of a Share over the exercise price of such Option, less any applicable withholding taxes. The Shares constituting each installment may be purchased in whole or in part at any time after such installment becomes exercisable, subject to such minimum exercise requirements as may be designated by the Committee. Prior to the exercise of an option and delivery of the Shares represented thereby, the optionee shall have no rights as a shareholder with respect to any Shares covered by such outstanding option (including any dividend or voting rights). If an Option (other than an Incentive Stock Option) expires on a day that the Participant cannot exercise the Option because such an exercise would violate an applicable federal, state, local, or foreign law, the expiration date shall be tolled, at the discretion of the Committee, to the date no later than 30 days after the date the exercise of such Option would no longer violate an applicable Federal, state, local, and foreign laws, to the extent allowed under Code Section 409A.

d. Limitations on Grants. If required by the Code, the aggregate Fair Market Value (determined as of the grant date) of Shares for which an Incentive Stock Option is exercisable for the first time during any calendar year under all equity incentive plans of the Company and its Subsidiaries (as defined in Section 422 of the Code or any successor thereto) may not exceed $100,000.

e.	Termination; Forfeiture.

(i)	Death. Unless otherwise provided in a Participant’s Grant Agreement, if a Participant ceases to be a director, officer or employee of, or to perform other services for, the Company or any Subsidiary due to his or her death, all of the Participant’s Awards shall become fully vested and all of the Participant’s options shall become exercisable and shall remain so for a period of one year from the date of such death, but in no event after the expiration date of the options.

(ii)	Disability. Unless otherwise provided in a Participant’s Grant Agreement, if a Participant ceases to be a director, officer or employee of, or to perform other services for, the Company or any Subsidiary due to Disability, (A) all of the Participant’s options that were exercisable on the date of Disability shall remain exercisable for, and shall otherwise terminate and thereafter be forfeited at the end of, a period of one year after the date of Disability, but in no event after the expiration date of the options, and (B) all of the Participant’s Awards that were not fully vested (or, with respect to the Participant’s options, exercisable) on the date of Disability shall be forfeited immediately upon such Disability; provided, however, that such Awards may become fully vested (and, with respect to the Participant’s options, exercisable) in the discretion of the Committee. Notwithstanding the foregoing, if the Disability giving rise to the termination of employment is not within the meaning of Section 22(e)(3) of the Code or any successor thereto, Incentive Stock Options not exercised by such Participant within 90 days after the date of termination of employment will cease to qualify as Incentive Stock Options and will be treated as Non-qualified Stock Options under the Plan if required to be so treated under the Code.

(iii)	Retirement. Unless otherwise provided in a Participant’s Grant Agreement, if a Participant ceases to be an officer or employee of, or to perform other services for, the Company or any Subsidiary upon the occurrence of his or her Retirement, (A) all of the Participant’s options that were exercisable on the date of Retirement shall remain exercisable for, and shall otherwise terminate and thereafter be forfeited at the end of, a period of two years after the date of Retirement, but in no event after the expiration date of the options, and (B) all of the Participant’s Awards that were not fully vested (or, with respect to the Participant’s options, exercisable) on the date of Retirement shall be forfeited immediately upon such Retirement; provided, however, that such Awards may become fully vested (and, with respect to the Participant’s options, exercisable) in the discretion of the Committee. Notwithstanding the foregoing, Incentive Stock Options not exercised by such Participant within 90 days after Retirement will cease to qualify as Incentive Stock Options and will be treated as Non-qualified Stock Options under the Plan if required to be so treated under the Code.

Unless otherwise provided in a Participant’s Grant Agreement, if a Participant ceases to be a director of the Company or any Subsidiary upon the occurrence of his or her Retirement, all of the Participant’s Awards shall become fully vested and all of the Participant’s options shall become exercisable and shall remain so for a period of two years after the date of Retirement, but in no event after the expiration date of the options.

(iv)	Discharge for Cause. Unless otherwise provided in a Participant’s Grant Agreement, if a Participant ceases to be a director, officer or employee of, or to perform other services for, the Company or a Subsidiary due to Cause, or if a Participant does not become a director, officer or employee of, or does not begin performing other services for, the Company or a Subsidiary for any reason, all of the Participant’s Awards shall be forfeited immediately and all of the Participant’s options shall expire and be forfeited immediately, whether or not then exercisable, upon such cessation or non-commencement.

(v)	Other Termination. If a Participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or a Subsidiary for any reason other than death, Disability, Retirement or Cause (each such termination referred to as an “Other Termination”), (A) all of the Participant’s options that were exercisable on the date of such cessation shall remain exercisable for, and shall otherwise terminate and thereafter be forfeited at the end of, a period of 90 days after the date of such cessation, but in no event after the expiration date of the options, and (B) all of the Participant’s Awards that were not fully vested (or, with respect to the Participant’s options, exercisable) on the date of such cessation shall be forfeited immediately upon such cessation. For the avoidance of doubt, an Other Termination with recall rights shall be considered an Other Termination to which this Section 6.e.(v) applies.

7.	Stock Appreciation Rights.

The Committee shall have the authority to grant SARs under this Plan, either alone or to any optionee in tandem with options (either at the time of grant of the related option or thereafter by amendment to an outstanding option). SARs shall be subject to such terms and conditions as the Committee may specify. In any one calendar year, the Committee shall not grant to any one Participant SARs with respect to a number of Shares of Common Stock in excess of 1,000,000 shares of Common Stock.

The exercise price of an SAR must equal or exceed the Fair Market Value of a share of Common Stock on the date of grant of the SAR except for Substitute Awards, which shall have the exercise price as determined by the Committee provided that such exercise price does not cause the Substitute Award to become subject to Code Section 409A and the Committee takes into consideration any third-party voting guidelines. Prior to the exercise of the SAR and delivery of the Shares represented thereby, the Participant shall have no rights as a shareholder with respect to Shares covered by such outstanding SAR (including any dividend or voting rights).

SARs granted in tandem with options shall be exercisable only when, to the extent and on the conditions that any related option is exercisable. The exercise of an option shall result in an immediate forfeiture of any related SAR to the extent the option is exercised, and the exercise of an SAR shall cause an immediate forfeiture of any related option to the extent the SAR is exercised.

Upon the exercise of an SAR, the Participant shall be entitled to a distribution from the Company in an amount equal to the difference between the Fair Market Value of a share of Common Stock on the date of exercise and the exercise price of the SAR or, in the case of SARs granted in tandem with options, any option to which the SAR is related, multiplied by the number of Shares as to which the SAR is exercised. Such distribution shall be in cash and/or Shares having a Fair Market Value equal to such amount, or any combination thereof as chosen by the Committee.

All SARs will be exercised automatically on the last day prior to the expiration date of the SAR or, in the case of SARs granted in tandem with options, any related option, so long as the Fair Market Value of a share of Common Stock on that date exceeds the exercise price of the SAR or any related option, as applicable. An SAR granted in tandem with options shall expire at the same time as any related option expires and shall be transferable only when, and under the same conditions as, any related option is transferable. Unless otherwise determined by a Participant’s Grant Agreement, each SAR shall be subject to the termination and forfeiture provisions as set forth in Section 6.e.

8.	Restricted Stock; Restricted Stock Units.

The Committee may at any time and from time to time grant Shares of restricted stock or restricted stock units under the Plan to such Participants and in such amounts as it determines. Each restricted stock unit shall be equivalent in value to one share of Common Stock and shall entitle the Participant to receive from the Company at the end of the vesting period (the “Vesting Period”) applicable to such unit the Fair Market Value of one share of Common Stock, unless the Participant has elected at a time that complies with Code Section 409A to defer the receipt of shares of Common Stock.

Each grant of restricted stock units or Shares of restricted stock shall be evidenced by a Grant Agreement which shall specify the applicable restrictions on such units or Shares, the duration of such restrictions, and the time or times at which such restrictions shall lapse with respect to all or a specified number of units or Shares that are part of the grant; provided, however, except for maximum aggregate Awards of restricted stock or restricted stock units of 5% of the aggregate Shares authorized by Section 4, if the vesting condition for any Award, other than an Incentive Stock Option or Non-qualified Stock Option, that is settled in Common Stock (including Awards of restricted stock and restricted stock units)(a “Full Value Award”), relates (x) exclusively to the passage of time and continued employment, such time period shall not be less than 36 months, with thirty-three and one-third percent (33 1/3%) of the Award vesting every 12 months from the date of the Award, subject to Section 6.e. and (y) to the attainment of specified performance goals, such Full Value Award shall vest over a performance period of not less than one (1) year. Except for maximum aggregate Awards of restricted stock or restricted stock units of 5% of the aggregate Shares authorized by Section 4, the Committee shall not waive or modify any vesting condition for a Full Value Award after such vesting condition has been established with respect to such Award.

Except as otherwise provided in any Grant Agreement, the Participant will be required to pay the Company the aggregate par value of any Shares of restricted stock within ten days of the date of grant, unless such Shares of restricted stock are treasury shares. Unless otherwise determined by the Committee, certificates representing Shares of restricted stock granted under the Plan will be held in escrow by the Company on the Participant’s behalf during any period of restriction thereon and will bear an appropriate legend specifying the applicable restrictions thereon, and the Participant will be required to execute a blank stock power therefor.

Restricted stock units may be granted without payment of cash or consideration to the Company. Except as otherwise provided in any Grant Agreement, on the date the restricted stock units become fully vested and nonforfeitable, the Participant shall receive, upon payment by the Participant to the Company of the aggregate par value of the shares of Common Stock underlying each fully vested restricted stock unit, stock certificates evidencing the conversion of restricted stock units into shares of Common Stock.

Except as otherwise provided in any Grant Agreement, with respect to Shares of restricted stock, during such period of restriction the Participant shall have all of the rights of a holder of Common Stock, including but not limited to the rights to receive dividends and to vote, and any stock or other securities received as a distribution with respect to such Participant’s Shares of restricted stock shall be subject to the same restrictions as then in effect for the Shares of restricted stock, provided that any dividends on Shares of restricted stock that vest based upon the satisfaction of any performance conditions shall be accumulated and paid at the time the underlying performance conditions are satisfied. Except as otherwise provided in any Grant Agreement, with respect to the restricted stock units, during such period of restriction the Participant shall not have any rights as a shareholder of the Company; provided that, unless otherwise provided in a Participant’s Grant Agreement, the Participant shall have the right to receive accumulated dividends or distributions with respect to the corresponding number of shares of Common Stock underlying each restricted stock unit at the end of the Vesting Period, unless such restricted stock units are converted into deferred stock units, in which case such accumulated dividends or distributions shall be paid by the Company to the Participant at such time as the deferred stock units are converted into shares of Common Stock.

Unless otherwise provided in a Participant’s Grant Agreement, each unit or Share of restricted stock shall be subject to the termination and forfeiture provisions as set forth in Section 6.e.

9.	Performance Awards.

Performance awards may be granted to Participants at any time and from time to time as determined by the Committee. The Committee shall determine the size and composition of performance awards granted to a Participant and the appropriate period over which performance is to be measured (a “performance cycle”). Performance awards may include (i) specific dollar-value target awards (ii) performance units, the value of each such unit being determined by the Committee at the time of issuance, and/or (iii) performance Shares, the value of each such Share being equal to the Fair Market Value of a share of Common Stock. In any one calendar year, the Committee shall not grant to any one Participant performance awards (i) payable in Common Stock for an amount in excess of 1,000,000 shares of Common Stock, or (ii) for performance awards payable in Other Securities or a combination of Common Stock and Other Securities, with a maximum amount payable thereunder of more than the Fair Market Value of 1,000,000 shares of Common Stock determined either on the date of grant of the award or the date the award is paid, whichever is greater.

The value of each performance award may be fixed or it may be permitted to fluctuate based on a performance factor (e.g., return on equity) selected by the Committee; provided that, payment of any performance award that is intended to qualify as “qualified performance-based compensation” within the meaning of Treasury Regulation § 1.162-27(e) shall be based solely on the satisfaction of pre-established, objective goals determined with reference to one or more of the following performance factors: return on equity; earnings per share; return on gross or net assets; return on gross or net revenue; pre- or after-tax net income; earnings before interest, taxes, depreciation and amortization; operating income; revenue growth; consolidated pre-tax earnings; net or gross revenues; net earnings; earnings before interest and taxes; cash flow; earnings per share; fleet in-market availability; safety criteria; environmental criteria; revenue growth; cash flow from operations; diluted or basic; return on sales; earnings per share from continuing operations, diluted or basic; earnings from continuing operations; net asset turnover; capital expenditures; income before income taxes; gross or operating margin; return on total assets; return on invested capital; return on investment; return on revenue; market share; economic value added; cost of capital; expense reduction levels; stock price; productivity; customer satisfaction; employee satisfaction; and total shareholder return for the applicable Performance Period, all as computed in accordance with Generally Accepted Accounting Principles (if relevant) as in effect from time to time and as applied by the Company in the preparation of its financial statements and subject to such other special rules and conditions as the Compensation Committee may establish at any time ending on or before the 90th day of the applicable Performance Period. These performance factors may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring, productivity initiatives or new business initiatives; non-operating items; acquisition expenses; and effects of divestitures.

The Committee shall establish performance goals and objectives for each performance cycle on the basis of such criteria and objectives as the Committee may select from time to time, including, without limitation, the performance of the Participant, the Company, one or more of its Subsidiaries or divisions or any combination of the foregoing. During any performance cycle, the Committee shall have the authority to adjust the performance goals and objectives for such cycle for such reasons as it deems equitable.

The Committee shall determine the portion of each performance award that is earned by a Participant on the basis of the Company’s performance over the performance cycle in relation to the performance goals for such cycle. The earned portion of a performance award may be paid out in Shares, Other Company Securities or any combination thereof, as the Committee may determine.

A Participant must be a director, officer or employee of, or otherwise perform services for, the Company or its Subsidiaries at the end of the performance cycle in order to be entitled to payment of a performance award issued in respect of such cycle; provided, however, unless otherwise provided in a Participant’s Grant Agreement, each performance award shall be subject to the termination and forfeiture provisions as set forth in Section 6.e.

Unless otherwise provided in a Participant’s Grant Agreement, if there is a Change in Control of the Company, the Committee shall determine the level at which a Participant’s performance awards shall become vested upon such Change in Control.

10.	Deferred Stock Units.

Deferred stock units (A) may be granted to Participants at any time and from time to time as determined by the Committee, and (B) shall be issued to Participants who elected prior to the date the restricted stock units were granted to defer delivery of shares of Common Stock that would otherwise be due by virtue of the lapse or waiver of the vesting requirements of their restricted stock units. All elections with respect to deferred stock units shall be made in accordance with the election and distribution timing rules in Code Section 409A.

Except as otherwise provided in any Grant Agreement, deferred stock units shall be granted without payment of cash or other consideration to the Company but in consideration of services performed for or for the benefit of the Company or any Subsidiary by such Participant. Payment of the value of deferred stock units shall be made by the Company in shares of Common Stock; provided that, the Participant shall receive a number of shares of Common Stock equal to the number of matured or earned deferred stock units. Upon payment in respect of a deferred stock unit, such unit shall be terminated and thereafter forfeited. Payments in respect of deferred stock units shall be made only at the end of the Deferral Period applicable to such units, the duration of which Deferral Period shall be determined by the Committee at the time of grant of such deferred stock units and set forth in the applicable Grant Agreement (or by the Participant in the case of an election to defer the receipt of Common Stock beyond the Vesting Period).

Except as otherwise provided in any Grant Agreement, during such Deferral Period the Participant shall not have any rights as a shareholder of the Company; provided that, unless otherwise provided in a Participant’s Grant Agreement, the Participant shall have the right to receive accumulated dividends or distributions with respect to the corresponding number of shares of Common Stock underlying each deferred stock unit at the end of the Deferral Period when such deferred stock units are converted into shares of Common Stock.

Unless otherwise provided in the Participant’s Grant Agreement or related election form, if a Participant dies while serving as a director, officer or employee of the Company or its Subsidiary prior to the end of the Deferral Period, the Participant shall receive payment in respect to such Participant’s deferred stock units which would have matured or been earned at the end of such Deferral Period as if the applicable Deferral Period had ended as of the date of such Participant’s death.

Unless otherwise provided in a Participant’s Grant Agreement or related election form, if a Participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or its Subsidiaries upon his or her Disability or Retirement prior to the end of the Deferral Period, the Participant shall receive payment in respect of such Participant’s deferred stock units at the end of such Deferral Period.

Unless otherwise provided in the Participant’s Grant Agreement or related election form, at such time as a Participant ceases to be, or in the event a Participant does not become, a director, officer or employee of, or otherwise performing services for, the Company or its subsidiaries for any reason other than Disability, Retirement or death, such Participant shall immediately forfeit any unvested deferred stock units which would have matured or been earned at the end of such Deferral Period.

11.	Grant of Dividend Equivalent Rights.

The Committee may include in a Participant’s Grant Agreement a dividend equivalent right entitling the grantee to receive amounts equal to all or any portion of the dividends that would be paid on the shares of Common Stock covered by such Award if such Shares had been delivered pursuant to such Award. In the event such a provision is included in a Grant Agreement, the Committee shall determine whether such payments shall be made in cash, in shares of Common Stock or in another form, whether they shall be conditioned upon the exercise of the Award to which they relate, the time or times at which they shall be made, and such other terms and conditions as the Committee shall deem appropriate. Any dividend equivalent rights that may be granted on account of Awards that vest based upon the satisfaction of any performance conditions may only be paid if the underlying performance conditions of the Award are satisfied.

12.	Withholding Taxes.

a. Participant Election. Unless otherwise determined by the Committee, a Participant may elect to deliver shares of Common Stock (or have the Company withhold Shares acquired upon exercise of an option or SAR or deliverable upon grant of restricted stock or vesting of restricted stock units or deferred stock units or the receipt of Common Stock, as the case may be) to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with the exercise of an option or SAR or the delivery of restricted stock upon grant or vesting or the receipt of Common Stock, as the case may be. Such election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The fair market value of the shares to be withheld or delivered will be the Fair Market Value as of the date the amount of tax to be withheld is determined. In the event a Participant elects to deliver or have the Company withhold shares of Common Stock pursuant to this Section 12.a., such delivery or withholding must be made subject to the conditions and pursuant to the procedures set forth in Section 6.b. with respect to the delivery or withholding of Common Stock in payment of the exercise price of options.

b. Company Requirement. The Company may require, as a condition to any grant or exercise under the Plan or to the delivery of certificates for Shares issued hereunder, that the grantee make provision for the payment to the Company, either pursuant to Section 12.a. or this Section 12.b., of federal, state or local taxes of any kind required by law to be withheld with respect to any grant, delivery or vesting of Shares. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to a grantee, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or delivery of Shares under the Plan. The Company shall in no event be liable for any taxes whatsoever (including, without limitation, taxes under Code Section 409A) associated with the grant, vesting, exercise, or settlement of any Award granted pursuant to this Plan, other than the Company’s share of any payroll taxes.

13.	Grant Agreement; Vesting.

Each employee to whom an Award is made under the Plan shall enter into a Grant Agreement with the Company that shall contain such provisions, including without limitation vesting requirements, consistent with the provisions of the Plan, as may be approved by the Committee. Unless the Committee determines otherwise and except as otherwise provided in Sections 6, 7, 8, 9, and 10 in connection with a Change of Control or certain occurrences of termination, no Award under this Plan may be exercised, and no restrictions relating thereto may lapse, within six months of the date such Award is made.

14.	Transferability.

No Award granted under the Plan shall be transferable by a Participant other than (a) by will or the laws of descent and distribution, (b) to a Participant’s Family Member by gift or a qualified domestic relations order as defined by the Code or (c) to a charitable organization, but in each case only with Committee approval or as provided in a Grant Agreement. Unless otherwise provided in any Grant Agreement, an option, SAR or performance award may be exercised only by the optionee or grantee thereof; by his or her Family Member if such person has acquired the option, SAR or performance award by gift or qualified domestic relations order; by the executor or administrator of the estate of any of the foregoing or any person to whom the Option is transferred by will or the laws of descent and distribution; or by the guardian or legal representative of any of the foregoing; provided that, Incentive Stock Options may be exercised by any Family Member, guardian or legal representative only if permitted by the Code and any regulations thereunder. All provisions of this Plan shall in any event continue to apply to any Award granted under the Plan and transferred as permitted by this Section 14, and any transferee of any such Award shall be bound by all provisions of this Plan as and to the same extent as the applicable original grantee.

15.	Listing, Registration and Qualification.

If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of Shares subject to any Award is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of Shares thereunder, no such option or SAR may be exercised in whole or in part, no such performance award, restricted stock unit or deferred stock unit may be paid out, and no Shares may be issued, unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee.

16.	Transfer of Employee.

The transfer of an employee from the Company to a Subsidiary, from a Subsidiary to the Company, or from one Subsidiary to another Subsidiary shall not be considered a termination of employment; nor shall it be considered a termination of employment if an employee is placed on military or sick leave or such other leave of absence which is considered by the Committee as continuing intact the employment relationship.

17.	Adjustments.

a. In the event that any reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company affects Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, the Committee shall make such equitable adjustments in any or all of the following in order to prevent such dilution or enlargement of rights: the number and kind of Shares or other property available for issuance under the Plan (including, without limitation, the total number of Shares available for issuance under the Plan pursuant to Section 4), the number and kind of Awards or other property covered by Awards previously made under the Plan, and the exercise price of outstanding options and SARs. Any such adjustment shall be final, conclusive and binding for all purposes of the Plan. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation or in which a Change in Control is to occur, all of the Company’s obligations regarding any Awards that were granted hereunder and that are outstanding on the date of such event shall, on such terms as may be approved by the Committee prior to such event, be assumed by the surviving or continuing corporation or canceled in exchange for property (including cash).

b. Without limitation of the foregoing, in connection with any transaction of the type specified by clause (iii) of the definition of a Change in Control in Section 2.c., the Committee may (i) cancel any or all outstanding options under the Plan in consideration for payment to the holders thereof of an amount equal to the portion of the consideration, if any, that would have been payable to such holders pursuant to such transaction if their options had been fully exercised immediately prior to such transaction, less the aggregate exercise price that would have been payable therefor, or (ii) if the amount that would have been payable to the option holders pursuant to such transaction if their options had been fully exercised immediately prior thereto would be equal to or less than the aggregate exercise price that would have been payable therefor, cancel any or all such options for no consideration or payment of any kind. Payment of any amount payable pursuant to the preceding sentence may be made in cash or, in the event that the consideration to be received in such transaction includes securities or other property, in cash and/or securities or other property in the Committee’s discretion.

c. Change in Control. Unless otherwise provided in a Participant’s Grant Agreement, if there is a Change in Control of the Company, all of the Participant’s Awards shall become fully vested upon such Change in Control (and, with respect to the Participant’s options, exercisable upon such Change in Control and shall remain so until the expiration date of the options), whether or not the Participant is subsequently terminated.

d. Clawback. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, then any Participant who has been paid an Award under this Plan based upon or affected by the restated financial report shall be required, at the discretion of the Board, to reimburse the Company for all or any portion of such Award.

18.	Amendment and Termination of the Plan.

The Board or the Committee, without approval of the shareholders, may amend or terminate the Plan at any time, except that no amendment shall become effective without prior approval of the shareholders of the Company if (i) shareholder approval would be required by applicable law or regulations, including if required by any listing requirement of the principal stock exchange or national market on which the Common Stock is then listed, (ii) such amendment would remove from the Plan a provision which, without giving effect to such amendment, is subject to shareholder approval, or (iii) such amendment would directly or indirectly increase the Share limits set forth in Section 4 of the Plan.

19.	Amendment or Substitution of Awards under the Plan.

The terms of any outstanding Award under the Plan may be amended from time to time by the Committee in any manner that it deems appropriate (including, but not limited to, acceleration of the date of exercise of any Award and/or payments thereunder or of the date of lapse of restrictions on Shares); provided that, except as otherwise provided in Section 17, no such amendment shall adversely affect in a material manner any right of a Participant under the Award without his or her written consent, and provided further that, the Committee shall not reduce the exercise price of any options or SARs awarded under the Plan without approval of the shareholders of the Company. The Committee may, in its discretion, permit holders of Awards under the Plan to surrender outstanding Awards in order to exercise or realize rights under other awards, or in exchange for the grant of new awards, or require holders of Awards to surrender outstanding Awards as a condition precedent to the grant of new awards under the Plan. Notwithstanding the foregoing, the Committee shall not take any of the following actions without shareholder approval, except as provided in Section 17: (i) reduce the exercise price following the grant of an option or SAR; (ii) exchange an option or SAR which has an exercise price that is greater than the Fair Market Value of a Share for cash or Shares or (iii) cancel an option or SAR in exchange for a replacement option or another Award with a lower exercise price. Notwithstanding anything to the contrary in this Plan, in no event shall the Committee amend the distribution terms in any Award or Grant Agreement that has a feature for the deferral of compensation if such amendment would result in taxes, additional interest and/or penalties pursuant to Code Section 409A.

20.	Termination Date

The date of commencement of the Plan shall be [July 28, 2010].

Unless previously terminated upon the adoption of a resolution of the Board terminating the Plan, the Plan shall terminate on the tenth anniversary of the earlier of the date that the Plan is adopted or date the of stockholder approval. No termination of the Plan shall materially and adversely affect any of the rights or obligations of any person, without his or her written consent, under any Award or other incentives theretofore granted under the Plan.

21.	Severability.

Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Plan.

22.	Governing Law.

The Plan shall be governed by the corporate laws of the State of Delaware, without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

* * * *

▼    TO DELIVER YOUR PROXY BY MAIL, PLEASE DETACH PROXY CARD HERE    ▼

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
 The Notice, Proxy Statement and 2009 Annual Report are available at http://www.shareholdermaterial.com/nrgenergy.
The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all the nominees listed, FOR proposal 2 and FOR proposal 3.
Please mark votes as in this example ☒

Proposal 1. Election of Class I Directors		FOR	AGAINST	ABSTAIN
Nominees:	1a.) Kirbyjon H. Caldwell	☐	☐	☐
	1b.) David Crane	☐	☐	☐
	1c.) Stephen L. Cropper	☐	☐	☐
	1d.) Kathleen A. McGinty	☐	☐	☐
	1e.) Thomas H. Weidemeyer	☐	☐	☐

NO PRINT AREA

	FOR	AGAINST	ABSTAIN
Proposal 2. Approval of the NRG Energy, Inc. Amended and Restated Long-Term Incentive Plan	☐	☐	☐

Proposal 3. Ratification of the Appointment of KPMG LLP as NRG’s Independent Registered Public Accounting Firm	☐	☐	☐
Such other business as may properly come before the meeting or any adjournment thereof.
No other matters are currently known to be brought before the meeting. However, proxies are authorized to vote upon such other business as may properly come before the meeting, which was not known a reasonable time before the solicitation of the proxy.
Please sign exactly as name appears below. When joint tenants hold Shares, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date:	, 2010

Signature

Signature (if held jointly)

IMPORTANT! PLEASE MARK, SIGN, DATE, AND MAIL THE PROXY CARD IMMEDIATELY.

▼    PLEASE DETACH PROXY CARD HERE    ▼

NRG ENERGY, INC.
2010 ANNUAL MEETING OF STOCKHOLDERS
JULY 28, 2010

P
     The undersigned stockholder of NRG Energy, Inc., hereby appoints David Crane and Tanuja M. Dehne with full power of substitution, to represent and to vote on behalf of the undersigned all shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders scheduled to be held on July 28, 2010, at 10:00 a.m., at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware, and at any adjournment or adjournments thereof, hereby revoking all proxies heretofore given with respect to such shares upon the matters described in the Notice of Annual Meeting of Stockholders and related Proxy Statement for the Annual Meeting (receipt of which is hereby acknowledged), and upon any other business that may properly come before such Annual Meeting.

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Y
SEE REVERSE SIDE